     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2000.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                GLOBESPAN, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                            3674                           75-2658218
(State or other jurisdiction of     (Primary standard industrial            (I.R.S. Employer
 incorporation or organization)     classification code number)          Identification Number)

                            ------------------------

                                100 SCHULZ DRIVE
                               RED BANK, NJ 07701
                                 (732) 345-7500
   (Address and telephone number of Registrant's principal executive offices)
                         ------------------------------

                               ROBERT J. MCMULLAN
                            CHIEF FINANCIAL OFFICER
                                GLOBESPAN, INC.
                                100 SCHULZ DRIVE
                               RED BANK, NJ 07701
                                 (732) 345-7500
           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

         JONATHAN P. CRAMER, ESQ.                               PAUL K. RISKO, ESQ.
   REBOUL, MACMURRAY, HEWITT, MAYNARD &                           SIDLEY & AUSTIN
                  KRISTOL                                        875 THIRD AVENUE
           45 ROCKEFELLER PLAZA                                 NEW YORK, NY 10022
            NEW YORK, NY 10111                                    (212) 906-2000
              (212) 841-5700

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, check the following box. / / ______________________________

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                              PROPOSED
                                                                         PROPOSED              MAXIMUM
             TITLE OF SECURITIES                    AMOUNT TO        MAXIMUM OFFERING         AGGREGATE            AMOUNT OF
              TO BE REGISTERED                  BE REGISTERED(1)     PRICE PER UNIT(2)     OFFERING PRICE      REGISTRATION FEE
Common Stock ($0.001 par value)..............       9,200,000             $105.66           $972,072,000           $256,628

(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low price of shares as reported on the Nasdaq National Market on June 28, 2000.

    REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION. DATED JULY   , 2000

                                     [LOGO]

                                8,000,000 SHARES

                                  COMMON STOCK

    GlobeSpan, Inc. is offering 1,500,000 shares of its common stock and the selling stockholders are selling an additional 6,500,000 shares. GlobeSpan's common stock is traded on the Nasdaq National Market under the symbol "GSPN." The last reported sale price of the common stock on the Nasdaq National Market on June 29, 2000 was $118.00 per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public Offering Price.......................................   $           $
Underwriting Discounts and Commissions......................   $           $
Proceeds to GlobeSpan.......................................   $           $
Proceeds to the Selling Stockholders........................   $           $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Some of the Selling Stockholders have granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of common stock to cover over-allotments.

                            ------------------------

                               ROBERTSON STEPHENS

               THE DATE OF THIS PROSPECTUS IS             , 2000

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO "GLOBESPAN," "WE," "OUR" AND "US" REFER TO GLOBESPAN, INC.

    UNTIL       , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      2
Risk Factors................................................      7
Special Note Regarding Forward-Looking Statements...........     20
Use of Proceeds.............................................     21
Dividend Policy.............................................     21
Price Range of Common Stock.................................     21
Capitalization..............................................     22
Selected Historical Financial Data..........................     23
Unaudited Pro Forma Condensed Combined Financial
  Information...............................................     25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     33
Business....................................................     41
Management..................................................     56
Certain Transactions........................................     69
Principal and Selling Stockholders..........................     71
Description of Capital Stock................................     73
Shares Eligible for Future Sale.............................     76
Underwriting................................................     80
Legal Matters...............................................     82
Experts.....................................................     82
Where You Can Find Additional Information...................     82
Index to Financial Statements...............................    F-1

                            ------------------------

    Our name and our logo are our trademarks. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

                                  OUR BUSINESS

    GlobeSpan, Inc. is a leading worldwide developer of advanced digital subscriber line, or DSL, integrated circuits (chip sets) which enable high-speed data transmission over the existing network of copper telephone wires known as the local loop. Our products, when deployed at each end of these copper telephone wires, enable data transmission at rates over 100 times faster than today's commonly deployed modem technologies, which transmit data at 56 kilobits per second, or Kbps. We sell our integrated circuits as chip sets to manufacturers of DSL equipment for incorporation into products that are sold to telecommunications service providers and end users. To date, we have shipped more than four million DSL chip sets, representing a significant share of this emerging market, to a broad base of leading communications equipment manufacturers, including Ascom Hasler AG, Cisco Systems, Intel Corporation, Lucent Technologies, LG Information & Communications, NEC Corporation, Nokia Corporation, Paradyne Corporation and Westell Technologies.

    Our products target the rapidly growing market for high-speed transmission applications such as Internet access, telecommuting and networking among branch offices. These transmission applications are expanding to include data, voice and video transmissions over the same copper wire. In order to enable these applications, equipment manufacturers are designing DSL systems around increasingly complex integrated circuits which account for a significant portion of the value-added, proprietary content of such systems. While equipment manufacturers have in-depth systems knowledge, they often lack the core technologies and expertise necessary to develop these integrated circuits internally and are turning to DSL integrated circuit developers that possess the core technologies and expertise required to bring high performance, cost-effective solutions to market.

    Our objective is to maximize the number of products that are designed by new and existing customers to incorporate our chip sets. By maximizing the number of these "design wins," we create an opportunity to sell our chip sets in volume quantities, capitalize on the success of any one of our customers' DSL products and increase the likelihood of additional design wins with our customers. While achieving such a design win is not a binding commitment to purchase our product and does not guarantee an order for large volumes of our products, it is a decision by a customer to use our products in the design process of that customer's products. We are successful in capturing design wins because:

    - We have extensive DSL development experience, including seven years of field experience in implementing DSL technology;

    - We offer a broad suite of DSL chip sets;

    - Our DSL chip sets provide high performance processing power, enabling billions of operations per second;

    - Our DSL chip sets create software flexibility, enabling our customers to enhance or reconfigure their products through multiple software downloads;

    - Our DSL chip sets offer a competitive total system cost;

    - We apply advanced systems-level expertise;

    - We sell comprehensive reference design guides and offer strong technical support to accelerate customers' time to market; and

    - Our DSL chip sets are designed to comply with industry standards.

    We believe these advantages and design attributes position us as the preferred design partner and chip set supplier for DSL equipment manufacturers. Our strategy is to maintain and grow our leading design win position by:

    - Targeting all applications in the DSL market and providing the chip set technologies necessary to enable these applications;

    - Strengthening and broadening our technology competencies to maintain our leading position in the DSL market;

    - Using our advanced systems-level expertise to develop and offer chip sets that can be cost effectively incorporated into complete DSL systems; and

    - Continuing to actively participate in the formulation of critical standards for the high-speed data transmission market.

    We were formed as an independent company in July 1996 as part of the divestiture by Lucent Technologies of AT&T Paradyne Corporation. Prior to the divestiture, our business was operated as the Advanced Transmission Technology Division of AT&T Paradyne Corporation.

                              RECENT DEVELOPMENTS

    ACQUISITIONS. On January 31, 2000, we acquired all of the issued and outstanding shares of Ficon Technology, Inc., or Ficon, a leading provider of communications software which enable service providers to build next generation communications infrastructure. The transaction was accounted for as a purchase. We acquired these shares by paying $5.0 million in cash to Ficon shareholders and granting them the right to receive up to a maximum of 1,959,999 shares of our common stock based upon the continued employment of some former Ficon shareholders and the completion of development milestones mutually agreed to by the parties.

    On February 24, 2000, we acquired technology and the right to hire employees of the Microelectronics Group of PairGain Technologies, Inc., or PairGain, designers of integrated circuits and software for DSL applications. The transaction was accounted for as a purchase. We paid for these assets by issuing PairGain 3,243,591 shares of our common stock and a $90.0 million subordinated redeemable convertible note. PairGain is selling 447,208 of the shares we issued to them in this offering and we are using $91.5 million of the proceeds of this offering to redeem the note, including accrued interest.

    On April 27, 2000, we acquired all the issued and outstanding shares of T.sqware, Inc., or T.sqware, a provider of fully programmable scalable network processors supporting high speed data communications. The transaction will be accounted for as a purchase. We paid for these shares by issuing 2,022,182 shares of our common stock and assuming the outstanding T.sqware options for the equivalent of 177,569 options to purchase our common stock.

    On June 30, 2000, we acquired all the issued and outstanding shares of iCompression, Inc., or iCompression, a supplier of advanced signal processing technology for delivering voice, video and data for the broadband infrastructure in applications such as broadband video conferencing. The transaction will be accounted for as a purchase. We paid for these shares by issuing approximately 3,470,152 shares of our common stock and assuming the outstanding iCompression options for the equivalent of approximately 529,727 options to purchase our common stock.

    STOCK SPLIT. On January 21, 2000, our board of directors approved a 3-for-1 stock split applicable to all issued and outstanding shares of our common stock. This stock split was effected on February 28, 2000 in the form of a stock dividend. Stockholders of record at the close of business on February 15, 2000 received two additional shares of our common stock for each outstanding share of our common stock held by them on that date. We have restated all share, stock option and stock warrant information included in this prospectus to account for this stock split for all periods presented.

    Our principal executive offices are located at 100 Schulz Drive, Red Bank, New Jersey 07701, and our telephone number is (732) 345-7500. Our corporate website is www.globespan.net. The information on our website does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered by GlobeSpan...............       1,500,000 shares

Common stock offered by selling stockholders....       6,500,000 shares

Common stock to be outstanding after this
  offering......................................       70,626,502 shares

Use of proceeds.................................       We intend to use the proceeds from this offering
                                                       to repay the subordinated redeemable convertible
                                                       note issued by us in connection with our
                                                       acquisition of PairGain's Microelectronics Group
                                                       and the balance for general corporate purposes,
                                                       including working capital, sales and marketing
                                                       expenditures, development of new products and
                                                       services, and possible acquisitions. See "Use of
                                                       Proceeds." We will not receive any proceeds from
                                                       the sale of common stock by the selling
                                                       stockholders.

Nasdaq National Market symbol...................       GSPN

    The foregoing information is based upon shares outstanding as of June 30, 2000. Common stock to be outstanding after this offering does not include:

    - up to an aggregate of 900,000 shares of common stock issuable upon the exercise of outstanding warrants; and

    - 14,722,893 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2000.

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                       SUMMARY HISTORICAL FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                          PREDECESSOR COMPANY                           OUR COMPANY
                       --------------------------   ----------------------------------------------------
                                         SEVEN          FIVE
                                        MONTHS         MONTHS                   YEAR ENDED
                        YEAR ENDED       ENDED         ENDED                   DECEMBER 31,
                       DECEMBER 31,    JULY 31,     DECEMBER 31,   -------------------------------------
                           1995          1996           1996          1997         1998          1999
                       ------------   -----------   ------------   ----------   -----------   ----------
STATEMENT OF
  OPERATIONS DATA:
Net revenues.........  $     6,685    $     1,597    $    2,360    $   22,546   $   31,464    $   56,220
Gross profit.........        6,685          1,597         1,864        14,981       21,582        34,222
(Loss) income from
  operations.........          765         (2,419)         (800)        1,051       (7,912)       (6,698)
Interest (expense)
  income, net........           --             --            --            91         (134)        1,133
Net (loss) income....  $       765    $    (2,419)   $     (800)   $      842   $   (7,829)   $   (5,565)
                       ===========    ===========    ==========    ==========   ==========    ==========
(Loss) earnings per
  share:
  Basic..............                                $    (0.02)   $     0.02   $    (0.22)   $    (0.19)
                                                     ==========    ==========   ==========    ==========
  Diluted............                                $    (0.02)   $     0.02   $    (0.22)   $    (0.19)
                                                     ==========    ==========   ==========    ==========
Shares used in
  computing (loss)
  earnings per share:
  Basic..............                                34,312,500    34,546,614   36,254,133    46,612,752
  Diluted............                                34,312,500    38,119,296   36,254,133    46,612,752

                                OUR COMPANY
                       -----------------------------

                       THREE MONTHS ENDED MARCH 31,
                       -----------------------------
                           1999            2000
                       -------------   -------------
STATEMENT OF
  OPERATIONS DATA:
Net revenues.........   $    8,641      $   31,060
Gross profit.........        4,621          19,580
(Loss) income from
  operations.........       (3,687)        (13,643)
Interest (expense)
  income, net........         (182)         (9,256)
Net (loss) income....   $   (3,869)     $  (22,899)
                        ==========      ==========
(Loss) earnings per
  share:
  Basic..............   $    (0.11)     $    (0.39)
                        ==========      ==========
  Diluted............   $    (0.11)     $    (0.39)
                        ==========      ==========
Shares used in
  computing (loss)
  earnings per share:
  Basic..............   36,412,767      58,640,432
  Diluted............   36,412,767      58,640,432

                                                              MARCH 31,
                                                                2000
                                                              ---------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $ 31,466
Working capital.............................................    37,058
Total assets................................................   326,898
Long-term liabilities, less current portion.................    52,697
Accumulated deficit.........................................   (36,251)
Total stockholders' equity..................................   245,206

    The financial data for the year ended December 31, 1995 of our predecessor company represent the financial position of the Advanced Transmission Technology Division of AT&T Paradyne prior to the divestiture in July 1996 and was derived from the unaudited financial statements of our predecessor company.

    See note 11 of notes to the financial statements for an explanation of the method used to compute basic and diluted net (loss) earnings per share data. Earnings per share data is not presented for our predecessor company, since our predecessor company did not have its own capital structure. As a result, this information would not be meaningful.

                        SUMMARY PRO FORMA FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The "Pro Forma" columns under Statement of Operations Data for the year ended December 31, 1999 and for the three months ended March 31, 2000 give effect to the Ficon, T.sqware and iCompression acquisitions as if they had occurred on January 1, 1999 and January 1, 2000, respectively, accounted for as purchase business combinations.

    The "Pro Forma" column under Balance Sheet Data as of March 31, 2000 gives effect to the acquisitions of T.sqware and iCompression as if the acquisitions had occurred on March 31, 2000. The Ficon acquisition was consummated on January 31, 2000 and has been consolidated with GlobeSpan as of March 31, 2000. The "Pro Forma As Adjusted" column under Balance Sheet Data as of March 31, 2000 gives effect to (a) the receipt by us of the net proceeds from the sale of common stock sold by us in this offering at an offering price of $118.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, (b) our acquisition of T.sqware on April 27, 2000, (c) our acquisition of iCompression on June 30, 2000 and (d) the repayment of the $90.0 million note issued to PairGain from a portion of the proceeds from this offering. Also included is the effect of the redemption of the original beneficial conversion feature of this note (resulting in a reduction in total stockholders' equity) recorded for $47.3 million and the gain on the associated redemption of $9.4 million.

                                                                       YEAR ENDED                    THREE MONTHS ENDED
                                                                   DECEMBER 31, 1999                   MARCH 31, 2000
                                                              ----------------------------      ----------------------------
                                                                ACTUAL          PRO FORMA         ACTUAL          PRO FORMA
                                                              -----------      -----------      -----------      -----------
STATEMENT OF OPERATIONS DATA:
Net revenues............................................      $    56,220      $    61,908      $    31,060      $    31,920
Gross profit............................................           34,222           39,792           19,580           20,337
(Loss) from operations..................................           (6,698)        (210,383)         (13,643)         (59,876)
Interest (expense) income, net..........................            1,133            1,273           (9,256)          (9,111)
Net (loss)..............................................      $    (5,565)     $  (209,145)     $   (22,899)     $   (68,987)
                                                              ===========      ===========      ===========      ===========
Loss per share basic and diluted........................      $     (0.19)     $     (4.05)     $     (0.39)     $     (1.07)
                                                              ===========      ===========      ===========      ===========
Shares used in computing loss per share--basic
  and diluted...........................................       46,612,752       52,549,246       58,640,432       64,280,819

                                                                         MARCH 31, 2000
                                                              -------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL    PRO FORMA     AS ADJUSTED
                                                              --------   ----------   -------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $ 31,466    $ 74,739      $152,359
Working capital.............................................    37,058      75,298       152,833
Total assets................................................   326,898     806,740       884,275
Long-term liabilities, less current portion.................    52,697      56,625         4,602
Accumulated deficit.........................................   (36,251)    (86,790)      (77,426)
Total stockholders' equity..................................   245,206     714,539       844,097

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. THE RISKS DESCRIBED BELOW ARE INTENDED TO HIGHLIGHT RISKS THAT ARE SPECIFIC TO US, BUT ARE NOT THE ONLY RISKS THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE GENERALLY AFFECTING THE INDUSTRY IN WHICH WE OPERATE OR RISKS THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OR THE VALUE OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

WE HAVE ONLY BEEN OPERATING AS AN INDEPENDENT COMPANY SINCE AUGUST 1996, AND THIS LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR PROSPECTS

    We have only been operating as an independent company since August 1996, and we only began shipping chip sets in volume in January 1997. We have not had a long history of generating significant net revenues. As a result of our limited operating history, we have limited historical financial data that can be used in evaluating our business and its prospects and in projecting future operating results. You must consider our prospects in light of the risks, expenses and difficulties we might encounter because we are at an early stage of development in a new and rapidly evolving market.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE BECAUSE OF MANY FACTORS, WHICH WOULD CAUSE OUR STOCK PRICE TO FLUCTUATE

    Our net revenues and operating results have varied in the past and may vary in the future from quarter-to-quarter. As a result, we believe that period-to-period comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of any one quarter or series of quarters as an indication of our future performance.

    It is likely that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. Due to our recent acquisitions accounted for as purchases, we will incur substantial non-cash compensation and amortization expenses associated with those and, potentially, future transactions. In such event, the market price of our common stock may decline significantly.

    These variations in our operating results may be caused by factors related to the operation of our business, including:

    - variations in the timing and size of chip set orders from, and shipments to, our existing and new customers;

    - loss of a significant customer, or a significant decrease in purchases by significant customers, such as Cisco Systems or Lucent Technologies;

    - the mix of chip sets shipped with different gross margins, including the impact of volume purchases from our large customers at discounted average selling prices;

    - the availability of foundry capacity and the expense of having our chip sets manufactured by Lucent Microelectronics, a division of Lucent Technologies, or other foundries in the future;

    - the timing and size of expenses, including operating expenses and expenses of developing new products and product enhancements; and

    - our ability to attract and retain key personnel.

    These variations will also be caused by factors related to the development of the DSL market and the competition we face from other DSL chip set suppliers, including:

    - the timing and rate of deployment of DSL services by telecommunications service providers;

    - the timing and rate of deployment of alternative high-speed data transmission technologies, such as cable modems and high-speed wireless data transmission;

    - anticipated decreases in per unit prices as competition among DSL chip set suppliers increases; and

    - the level of market penetration of our chips sets relative to those of our competitors.

    These variations will also be caused by other factors affecting our business, many of which are substantially outside of the control of our management, including:

    - costs associated with future litigation, including litigation relating to the use or ownership of intellectual property;

    - acquisition costs or other non-recurring charges in connection with the acquisition of companies, products or technologies;

    - foreign currency and exchange rate fluctuations which may make our dollar-denominated products more expensive in foreign markets or could expose us to currency rate fluctuation risks if our sales become denominated in foreign currencies; and

    - general global economic conditions which could adversely affect sales to our customers.

WE EXPECT THAT PRICE COMPETITION AMONG DSL CHIP SET SUPPLIERS AND VOLUME PURCHASES BY LARGE CUSTOMERS WILL REDUCE OUR GROSS MARGINS IN THE FUTURE

    We expect that price competition among DSL chip set suppliers and volume purchases of our chip sets at discounted prices will reduce our gross margins in the future. We anticipate that average per unit selling prices of DSL chip sets will continue to decline as product technologies mature. Since we do not manufacture our own products, we may be unable to reduce our manufactured costs in response to declining average per unit selling prices. Many of our competitors are larger with greater resources and therefore may be able to achieve greater economies of scale and would be less vulnerable to price competition.

    Further, we expect that average per unit selling prices of our chip sets will decrease in the future due to volume discounts to our large customers. These declines in average per unit selling prices will generally lead to declines in gross margins for these products.

WE HAVE A HISTORY OF LOSSES, AND WE WILL INCUR SUBSTANTIAL LOSSES IN THE FUTURE

    We incurred net losses attributable to common stockholders of $22.9 million in the three months ended March 31, 2000, $9.0 million and $7.8 million in the years December 31, 1999 and 1998, respectively, and earned net income of $0.8 million in the year December 31, 1997. We will incur substantial net losses for the foreseeable future. Because of substantial operating expenses, we will need to generate significant quarterly revenues to achieve profitability. Our failure to significantly increase our net revenues would result in continuing losses. Even if we do achieve profitability, we may not be able to sustain or increase profitability or cash flow on a quarterly or annual basis.

THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS WOULD RESULT IN A LOSS OF A SIGNIFICANT AMOUNT OF OUR NET REVENUES

    A relatively small number of customers account for a large percentage of our net revenues. Our business will be seriously harmed if we do not generate as much revenue as we expect from these customers, or experience a loss of any of our significant customers, particularly Cisco Systems and Lucent Technologies, or suffer a substantial reduction in orders from such customers. In the three months ended March 31, 2000 and the three years ended December 31, 1999, 1998 and 1997, our customers who individually represented at least five percent of our net revenues accounted for 67.6%, 60.6%, 70.1% and 72.6%, respectively, of our net revenues. In the three months ended March 31, 2000, our top three customers were Cisco Systems, Lucent Technologies and Xavi Technologies, which accounted for 29.5%, 14.6% and 6.1% of net revenues, respectively. In 1999, our top three customers were Cisco Systems, Lucent Technologies and Ascom Hasler AG, which accounted for 41.6%, 7.1% and 6.2% of our net revenues, respectively. In 1998, our top three customers were Cisco Systems, NEC Corporation and Ascom Hasler AG, which accounted for 48.3%, 12.6% and 9.2% of our net revenues, respectively. In 1997, our top three customers were LG Information & Communications, Ascom Hasler AG and Westell Technologies, which accounted for 21.4%, 12.5% and 9.6% of our net revenues, respectively. We do not have purchase contracts with any of our customers that obligate them to continue to purchase our products and these customers could cease purchasing our products at any time. Furthermore, it is possible that DSL equipment manufacturers, such as Cisco Systems, Lucent Technologies and Ascom Hasler AG, may design and develop internally, or acquire, their own chip set technology, rather than continue to purchase chip sets from third parties such as us. We expect that sales of our products to relatively few customers will continue to account for a significant portion of our net revenues for the foreseeable future.

BECAUSE OF OUR LONG PRODUCT DEVELOPMENT PROCESS AND SALES CYCLE, WE MAY INCUR SUBSTANTIAL EXPENSES BEFORE WE EARN ASSOCIATED NET REVENUES AND MAY NOT ULTIMATELY SELL A LARGE VOLUME OF OUR PRODUCTS

    We develop products based on forecasts of demand and incur substantial product development expenditures prior to generating associated net revenues. We sell our products based on individual purchase orders. Our customers are not obligated by long-term contracts to purchase our chip sets. In addition, we do not receive orders for our chip sets during the period that potential customers test and evaluate our chip sets. This test and evaluation period typically lasts from three to six months or longer, and volume production of the DSL equipment manufacturer's product that incorporates our chip sets typically does not begin until this test and evaluation period has been completed. In addition, we do not have a substantial non-cancelable backlog of orders and our customers can generally cancel or reschedule orders upon short notice. As a result, a significant period of time may lapse between our product development and sales efforts and our realization of revenues from volume ordering of our products by our customers, or we may never realize revenues from our efforts. Furthermore, achieving a design win with a customer does not necessarily mean that this customer will order large volumes of our products. A design win is not a binding commitment by a customer to purchase our products. Rather, it is a decision by a customer to use our products in the design process of that customer's products. A customer can choose at any time to discontinue using our products in that customer's designs or product development efforts. If our products are chosen to be incorporated into a customer's products, we may still not realize significant net revenues from that customer if that customer's products are not commercially successful.

OUR ACQUISITIONS MAY BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR DIVERT MANAGEMENT ATTENTION

    We may seek to acquire or invest in additional businesses, products, technologies or engineers. Our acquisition strategy does not require that our acquisitions immediately increase our net revenues; rather, our objective is to seek acquisitions that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. Since January 2000, we have acquired Ficon, the Microelectronics Group of PairGain, T.sqware and iCompression. We plan to pursue further acquisition opportunities in the future.

    Mergers and acquisitions of high-technology companies are inherently risky, and no assurance can be given that our previous or future acquisitions will be successful and will not materially adversely affect our business, operating results or financial condition. Our past and future acquisitions may involve many risks, including:

    - difficulties in managing our growth following acquisitions;

    - difficulties in the integration of the acquired personnel, operations, technologies, products and systems of the acquired companies;

    - uncertainties concerning the intellectual property rights we purport to acquire;

    - unanticipated costs associated with the acquisitions;

    - diversion of management's attention from other business concerns;

    - adverse effects on our existing business relationships with our or our acquired companies' customers;

    - potential difficulties in completing projects associated with purchased in process research and development;

    - risks of entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions; and

    - inability to retain employees of acquired companies.

    Additionally, future acquisitions may require us to use substantial portions of our available cash as all or a portion of the purchase price. Acquisitions may also materially and adversely affect our results of operations because they may require large one-time write-offs, increased debt or contingent liabilities, substantial depreciation or deferred compensation charges or the amortization of expenses related to tangible and intangible assets. For example, in the first quarter of 2000, we incurred a one-time charge of $1.3 million related to in process research and development in connection with prior acquisitions and began to amortize charges from tangible and intangible assets acquired.

    Furthermore, if we issue equity or convertible debt securities in connection with an acquisition, as in the case of our recent acquisitions, the issuance may be dilutive to our existing shareholders. The equity or debt securities that we may issue could have rights, preference or privileges senior to those of holders of our common stock.

    Any of the events described in the foregoing paragraphs could cause the price of our common stock to decline.

    We are currently engaged in various stages of discussions with several parties with respect to acquisitions.

IF LEADING DSL EQUIPMENT MANUFACTURERS DO NOT INCORPORATE OUR CHIP SETS IN SUCCESSFUL PRODUCTS, SALES OF OUR PRODUCTS WILL SIGNIFICANTLY DECLINE

    We rely upon DSL equipment manufacturers, such as Cisco Systems and Lucent Technologies, to design our chip sets into their DSL products. We rely on these products to be successful, and if they are not, we will not sell our chip sets in volume quantities. Accordingly, we must correctly anticipate the price, performance and functionality requirements of these DSL equipment manufacturers. We must also successfully develop products that meet these requirements and make such products available on a timely basis and in sufficient quantities. Further, if there is consolidation in the DSL equipment manufacturing industry, or if a small number of DSL equipment manufacturers otherwise dominate the market for DSL equipment, then our success will depend upon our ability to establish and maintain relationships with these market leaders. If we do not anticipate trends in the DSL market and meet the requirements of DSL equipment manufacturers, or if we do not successfully establish and maintain relationships with leading DSL equipment manufacturers, then our business, financial condition and results of operations will be seriously harmed.

IF OUR CUSTOMERS EXPERIENCE COMPONENT SUPPLY SHORTAGES, OUR NET REVENUES AND OPERATING RESULTS MAY DECLINE

    The semiconductor industry from time to time is affected by limited supplies of certain key components and materials. We rely on our customers, DSL equipment manufacturers, to produce reliable, successful DSL systems by incorporating our chip sets and additional components into their products. In the past there have been industry wide shortages of electronic components, such as capacitors. In some cases, supply shortages of particular components or materials will substantially curtail production of products using these components. We cannot guarantee that we would not lose potential sales from our customers if key components or materials are unavailable to them, and as a result, we are unable to maintain or increase our production levels.

RAPID CHANGES IN THE MARKET FOR DSL CHIP SETS MAY RENDER OUR CHIP SETS OBSOLETE OR UNMARKETABLE

    The market for chip sets for DSL products is characterized by:

    - intense competition;

    - rapid technological change;

    - frequent new product introductions by our competitors;

    - changes in customer demands; and

    - evolving industry standards.

Any of these factors could make our existing or proposed products obsolete or unmarketable. If we fail to successfully introduce new products on a timely and cost-effective basis that meet customer requirements and are compatible with evolving industry standards, then our business, financial condition and results of operations will be seriously harmed.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS TO MANUFACTURE OUR CHIP SETS, AND ANY DISRUPTION IN ANY OF THESE RELATIONSHIPS COULD PREVENT US FROM SELLING OUR PRODUCTS

    We do not own or operate a semiconductor fabrication facility. Historically, Lucent Microelectronics has manufactured substantially all of our chip sets. We depend on Lucent Microelectronics to timely deliver to us sufficient quantities of fully-assembled and tested chip sets on a turnkey basis. We have had a series of manufacturing arrangements with Lucent Microelectronics, the latest of which became effective in March 1999. This agreement, however, does not guarantee that Lucent Microelectronics will adequately fill our orders for current chip sets (either in quantity or timing), or that we will be able to negotiate mutually satisfactory terms for manufacturing our future chip sets. Any disruption in availability of our products would have a serious adverse impact on our business.

    We have been engaged in the process of negotiating and/or exploring prospective supply agreements with other leading chip suppliers. We entered into an agreement with United Microelectronics Corporation, or UMC, to supply some of our chip sets. Our agreement with UMC became effective in December 1999 and provides us with the ability to obtain delivery of specific chip sets in accordance with the terms of that agreement, upon our providing binding forecasts to UMC. Although this agreement provides for a term of five years, with subsequent one year renewals, UMC may cancel the agreement upon 12 months' advance notice to us. While, in such an event, UMC would still be required to fill our orders for commercially reasonable quantities of product during the 12 month notice period, the termination of this agreement by UMC could cause a disruption to our business. In addition, we recently finalized an agreement with Taiwan Semiconductor Manufacturing Co., or TSMC, which also provides for a five-year term, is terminable by the supplier upon 12 months' advance notice to us, and requires TSMC to fill our orders for commercially reasonable quantities of product during the 12-month notice period. We have recently begun using ZiLOG, Inc., an affiliate of Texas Pacific Group, our controlling shareholder, to manufacture chip sets for us on a purchase order basis. We do not have a supply agreement with ZiLOG. We will continue to seek agreements with other chip manufacturers. None of these other prospective agreements, however, would provide us with a guarantee that our orders for chip sets will be adequately filled.

    If we are required for any reason to seek a new manufacturer of our chip sets, a new manufacturer of our chip sets may not be available and in any event, switching to a new manufacturer would require six months or more and would involve significant expense and disruption to our business. From time to time there are shortages in worldwide foundry capacity. Such shortages, if they occur, could make it more difficult for us to find a new manufacturer of our chip sets if our relationship with any of our suppliers is terminated for any reason.

IF WE ARE REQUIRED TO SEEK NEW MANUFACTURERS OF OUR INTEGRATED CIRCUITS, WE WILL BE REQUIRED TO MODIFY OUR PRODUCTS WHICH WILL BE COSTLY

    Our integrated circuits are manufactured by independent providers of semiconductor manufacturing services, known as foundries. These foundries manufacture our integrated circuits using their individual manufacturing process technology. In addition, the foundry may license to us standard circuit modules, known as intellectual property cores, or IP cores. Our DSL chip designs are customized by the foundry for their specific manufacturing processes and IP cores. In order to second source or switch foundry providers, our chip sets would need to be re-designed for the process technology and IP cores of the respective foundry. The re-design of the integrated circuits is costly and time consuming and the requalification of the manufacturing process can take up to six months. Establishing additional sources for manufacturing our products would be expensive and disruptive to our business.

WE MAY BE REQUIRED TO OBTAIN LICENSES ON ADVERSE TERMS TO SELL INDUSTRY STANDARD COMPLIANT CHIP SETS

    We have received correspondence, including a proposed licensing agreement, from Amati Corporation (which was acquired by Texas Instruments) stating that they believe that they own a number of patents that are required to be compliant with the American National Standards Institute, or ANSI, standard specification T1.413. This industry standard is based on the DMT line code. We have introduced products that we believe are compliant with this industry standard, and we may be required to obtain a license to these Amati patents. We are currently evaluating Amati's patents and proposed licensing terms. If these patents are valid and essential to the implementation of products that are compliant with this industry standard, then Amati may be required to offer us a license to use these patents on commercially reasonable, non-discriminatory terms. If these patents are valid, but not essential to the implementation of products that are compliant with this industry standard, and they apply to our products and we do not modify our products so they become non-infringing, then Amati would not be obligated to offer us a license on reasonable terms or at all. If we are not able to agree on license terms and as a result fail to obtain a required license, then we could be sued and potentially be liable for substantial monetary damages or have the sale of our products stopped by an injunction. We could also be subject to similar claims like the Amati claim by third parties in the future.

THIRD-PARTY CLAIMS REGARDING INTELLECTUAL PROPERTY MATTERS COULD CAUSE US OR OUR CUSTOMERS TO STOP SELLING PRODUCTS OR PAY MONETARY DAMAGES

    There is a significant risk that third parties, including current and potential competitors, will claim that our products, or our customers' products, infringe on their intellectual property rights. The owners of such intellectual property rights may bring infringement claims against us. Any such litigation, whether or not determined in our favor or settled by us, would be costly and divert the attention of our management and technical personnel.

    Any inquiries with respect to coverage of our intellectual property could develop into litigation. In the event of an adverse ruling for an intellectual property infringement claim, we could be required to obtain a license or pay substantial damages or have the sale of our products stopped by an injunction. In addition, if a customer of our chip sets cannot acquire a required license on commercially reasonable terms, that customer may choose not to use our chip sets. From time to time we or our customers receive letters from third parties claiming that our or our customers' products infringe those third parties' intellectual property rights.

    We have obligations to indemnify our customers under some circumstances for infringement of third-party intellectual property rights. From time to time we receive letters from customers inquiring as to the scope of these indemnity rights. We evaluate all letters of this nature to determine whether we have an indemnity obligation and take appropriate steps. If any claims from third-parties required us to indemnify customers under our agreements, the costs could be substantial and our business could be harmed.

DESPITE OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY, THIRD PARTIES MAY GAIN ACCESS TO OUR PROPRIETARY TECHNOLOGY AND USE IT TO COMPETE WITH US

    We rely primarily on a combination of patents, copyrights, trademarks, trade secret laws, contractual provisions, licenses and maskwork protection under the Federal Semiconductor Chip Protection Act of 1984 to protect our intellectual property. In particular, we rely on these measures to protect our intellectual property because, as a fabless semiconductor company, we have third parties, including competitors such as Lucent Microelectronics, manufacture our chip sets. Employees, consultants and customers have access to our proprietary and confidential information. Any misuse or misappropriation of this intellectual property could have an adverse impact on our business. We take steps to control access to, and the distribution of, our proprietary information. We cannot guarantee, however, that such safeguards will protect our intellectual property and other valuable competitive information. In the event any employee with access to confidential information leaves our employment, we will evaluate what legal action is appropriate to protect our confidential information.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. For example, in June 1998, we filed suit against three former employees who had recently commenced employment with one of our competitors. The court issued a final judgment in our favor and against the defendants. In addition, the court ordered injunctive and other relief against the defendants. The defendants appealed the judgment and their appeal was dismissed as moot in June 2000.

    In connection with our private placement of Series A preferred stock, which was subsequently converted into common stock, we agreed not to sue Intel Corporation for any violation by it of our patent rights. This agreement terminates if Intel Corporation sues us for any infringement by us of its patent rights or Intel's ownership in us is less than 1% of our outstanding capital stock. This agreement not to sue could enable Intel Corporation to compete more effectively against us.

OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY MAY BE LESS EFFECTIVE IN SOME FOREIGN COUNTRIES WHERE INTELLECTUAL PROPERTY RIGHTS ARE NOT WELL PROTECTED BY LAW OR ENFORCEMENT

    The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and many U.S. companies have encountered substantial infringement problems in these countries, some of which are countries in which we have sold and continue to sell products. There is a risk that our efforts to protect our proprietary rights may not be adequate. For example, our competitors may independently develop similar technology, duplicate our products or design around our patents or our other intellectual property rights. If we fail to adequately protect our intellectual property or if the laws of a foreign jurisdiction do not effectively permit such protection, it would be easier for our competitors to sell competing products.

OUR INDUSTRY IS HIGHLY COMPETITIVE, AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE

    The DSL chip set market is intensely competitive. We expect competition to intensify further as current competitors expand their product offerings and new competitors enter the market. We believe that we must compete on the basis of a variety of factors, including:

    - time to market;

    - functionality;

    - conformity to industry standards;

    - performance;

    - price;

    - breadth of product lines;

    - product migration plans; and

    - technical support.

    We believe our principal competitors include Alcatel; Analog Devices; Centillium Technology Corporation; Conexant Systems; Infineon Technologies; Intel Corporation; Lucent Technologies; MetaLink; Motorola; and Texas Instruments. In addition to these competitors, there have been growing numbers of announcements by other integrated circuit companies that they intend to enter the DSL chip set market.

    Many of our competitors have greater name recognition, their own manufacturing capabilities, significantly greater financial and technical resources, and the sales, marketing and distribution strengths that are normally associated with large multinational companies. These competitors may also have pre-existing relationships with our customers or potential customers. These competitors may compete effectively with us because of the above-listed factors and because they more quickly introduce new technologies, more rapidly or effectively address customer requirements or devote greater resources to the promotion and sale of their products than we do. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so.

OTHER TECHNOLOGIES FOR THE HIGH-SPEED DATA TRANSMISSION MARKET WILL COMPETE EFFECTIVELY WITH DSL SERVICES

    DSL services are competing with a variety of different high-speed data transmission technologies, including cable modems, satellite and other wireless technologies. Many of these technologies will compete effectively with DSL services. All of our chip sets are deployed in networks that use standard copper telephone wires. Copper telephone wires have physical properties that limit the speed and distance over which data can be transmitted. In general, data transmission rates over copper telephone wires are slower over longer distances and faster over shorter distances. If any technology that is competing with DSL technology is more reliable, faster, less expensive, reaches more customers or has other advantages over DSL technology, then the demand for our chip sets and our revenues and gross margins may decrease.

CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS OR THE IMPOSITION OF NEW LAWS OR REGULATIONS BY THE FCC, OTHER FEDERAL OR STATE AGENCIES OR FOREIGN GOVERNMENTS COULD IMPEDE THE SALE OF OUR PRODUCTS OR OTHERWISE HARM OUR BUSINESS.

    The Federal Communications Commission has broad jurisdiction over our target market. Although current FCC regulations and the laws and regulations of other federal or state agencies are not directly applicable to our products, they do apply to much of the equipment into which our products are incorporated. As a result, the effects of regulation on our customers or the industries in which they operate may, in turn, materially and adversely impact our business, financial condition and results of operations. FCC regulatory policies that affect the ability of cable operators or telephone companies to offer certain services or other aspects of their business may impede the sale of our products. We may also be subject to regulation by countries other than the United States. Foreign governments may impose tariffs, duties and other import restrictions on components that we obtain from non-domestic supplies and may impose export restrictions on products that we sell internationally. These tariffs, duties or restrictions could materially and adversely affect our business, financial condition and results of operations. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere could also materially and adversely affect our business.

OUR FUTURE SUCCESS DEPENDS IN PART ON THE CONTINUED SERVICE OF OUR KEY DESIGN, ENGINEERING, SALES, MARKETING AND EXECUTIVE PERSONNEL AND OUR ABILITY TO IDENTIFY, HIRE AND RETAIN ADDITIONAL PERSONNEL

    We depend upon the continuing contributions of our key management, sales, customer support and product development personnel. The loss of such personnel could seriously harm us. Armando Geday, our President and Chief Executive Officer, is our only executive officer subject to an employment agreement; however, we cannot be sure that we can retain Mr. Geday's services. In addition, we have not obtained key-man life insurance on any of our executive officers or key employees. Because DSL technology is specialized and complex, we need to recruit and train qualified technical personnel. However, there are many employers competing to hire qualified technical personnel and we have had difficulty attracting and retaining such personnel. We expect to continue to have difficulty hiring and retaining qualified personnel. Further, our competitors have recruited our employees and may do so in the future. Loss of the services of, or failure to recruit, key design engineers or other technical and management personnel could be significantly detrimental to our product development programs.

SUBSTANTIAL SALES OF OUR CHIP SETS WILL NOT OCCUR UNLESS TELECOMMUNICATIONS SERVICE PROVIDERS INITIATE SUBSTANTIAL DEPLOYMENT OF DSL SERVICES

    The success of our products is dependent upon the decision by telecommunications service providers to deploy DSL technologies and the timing of the deployment. Factors that will impact such deployment include:

    - a prolonged approval process, including laboratory tests, technical trials, marketing trials, initial commercial deployment and full commercial deployment;

    - the development of a viable business model for DSL services, including the capability to market, sell, install and maintain DSL services;

    - cost constraints, such as installation costs and space and power requirements at the telecommunications service provider's central office;

    - varying and uncertain conditions of the local loop, including the size and length of the copper wire, electrical interference and interference with existing voice and data telecommunications services;

    - challenges of interoperability among DSL equipment manufacturers' products;

    - evolving industry standards for DSL technologies; and

    - government regulation.

    Although a number of telecommunications service providers have commenced commercial deployment of DSL services using DSL products that incorporate our chip sets, if these telecommunications service providers do not expand their deployment of DSL services, or if additional telecommunications service providers do not offer DSL services on a timely basis, then our business, financial condition and results of operations will be seriously harmed.

THE RECENT RAPID EXPANSION OF OUR OPERATIONS HAS PLACED A STRAIN ON OUR MANAGEMENT AND PERSONNEL AND OTHER RESOURCES

    From December 31, 1997 to June 30, 2000, we increased from 93 to 571 total employees. This growth and rapid expansion in our operations has placed and will continue to place a significant strain upon our management, operating and financial systems and other resources. To accommodate this expansion of operations, we must continue to implement and improve information systems, procedures and controls and expand, train, motivate and manage our work force. If we do not successfully manage our growth, our business, financial condition and results of operations will be seriously harmed.

SALES TO CUSTOMERS BASED OUTSIDE OF THE UNITED STATES HAVE ACCOUNTED FOR A SIGNIFICANT PORTION OF OUR NET REVENUES, WHICH EXPOSES US TO INHERENT RISKS OF INTERNATIONAL BUSINESS

    We expect that sales to such international customers will continue to account for a significant portion of our net revenues for the foreseeable future. Accordingly, we are subject to risks inherent in our international business activities, including:

    - unexpected changes in regulatory requirements;

    - tariffs and other trade barriers, including current and future import and export restrictions;

    - difficulties in collecting accounts receivables;

    - difficulties in staffing and managing international operations;

    - potentially adverse tax consequences, including restrictions on the repatriation of earnings;

    - the burdens of complying with a wide variety of foreign laws (particularly with respect to intellectual property) and license requirements;

    - the risks related to international political instability and to the recent global economic turbulence and adverse economic circumstances in Asia;

    - difficulties in protecting intellectual property rights in some foreign countries; and

    - limited ability to enforce agreements and other rights in some foreign countries.

    We are subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether quotas, duties, taxes or other changes or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries. Because sales of our products have been denominated to date primarily in United States dollars, increases in the value of the United States dollar could increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to United States dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in our results of operations. Some of our customer purchase orders and agreements are governed by foreign laws, which may differ significantly from United States laws. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect damages, if awarded.

IF WE DELIVER PRODUCTS WITH DEFECTS, OUR REPUTATION WILL BE HARMED, AND THE SALES AND MARKET ACCEPTANCE OF OUR PRODUCTS WILL DECREASE

    Our products are complex and have contained errors, defects and bugs when introduced or as new versions are released. If we deliver products with errors, defects or bugs or that have reliability, quality or compatibility problems, our reputation and the market acceptance and sales of our products could be harmed, which could adversely affect our ability to retain existing customers or attract new customers. Further, if our products contain errors, defects and bugs, then we may be required to expend significant capital and resources to alleviate these problems. Further, these defects or problems could interrupt or delay sales to our customers. If any of these problems are not found until we have commenced commercial production, we may be required to incur additional development costs and product repair or replacement costs. Defects could also lead to liability as a result of product liability lawsuits against us or against our customers. We have agreed to indemnify our customers in some circumstances against liability from defects in our products. A successful product liability claim could seriously harm our business, financial condition and results of operations. In addition, these problems may divert our technical and other resources from other development efforts.

WE WILL CONTINUE TO BE CONTROLLED BY A PRINCIPAL STOCKHOLDER, WHICH MAY HAVE THE EFFECT OF PREVENTING OR DELAYING A CHANGE OF CONTROL OF OUR COMPANY, AND THE INTERESTS OF THE PRINCIPAL STOCKHOLDER MAY NOT ALWAYS COINCIDE WITH THOSE OF OUR STOCKHOLDERS

    Our executive officers and directors and their affiliates will own, in the aggregate, approximately 30.8% of our outstanding common stock after giving effect to the sale of shares in this offering.

    Entities affiliated with Texas Pacific Group will own approximately 25.7% of GlobeSpan after giving effect to their sale of shares in this offering and will be able to exercise control over us subject to the fiduciary duties of its representatives on the board of directors under Delaware law. The interests of Texas Pacific Group may not always coincide with our interests or the interests of other stockholders. Texas Pacific Group, through its representatives on our board of directors, could cause us to enter into transactions or agreements which we would not otherwise consider absent Texas Pacific Group's influence.

    Our current board of directors consists of Ms. Connor and Messrs. Coulter, Deb, Epley, Faggin, Geday, Geeslin, Marren and Stanton. Our board of directors has also created an Executive Committee consisting of Messrs. Coulter, Epley and Geday. Of the current members of the board of directors and the Executive Committee, Messrs. Epley, Geeslin and Stanton are also currently directors of, and have direct or indirect equity interests in, Paradyne Corporation, which is a customer of ours. Accordingly, our continuing supplier relationship with Paradyne Corporation, and any other potential business dealings between Paradyne Corporation and us, could create conflicts of interest for the GlobeSpan directors.

    We have waived in our amended and restated certificate of incorporation the application to us of section 203 of the Delaware General Corporation Law.
Section 203 of the Delaware General Corporation Law is a statute that generally prohibits an "interested stockholder" from engaging in a "business combination" with a corporation for three years following the time this person became an interested stockholder. An "interested stockholder" is defined generally as a person owning 15% or more of a corporation's voting stock or an affiliate or associate of that person. A "business combination" is defined to include a variety of transactions, including mergers and sales of 10% or more of a corporation's assets. A business combination with an interested stockholder is allowed, however, if the business combination is approved by at least 66 2/3% of the shares held by the corporation's disinterested stockholders. By waiving
Section 203, it will be easier for us to enter into transactions with our significant stockholders, including Texas Pacific Group, without giving our disinterested stockholders the opportunity to approve the transaction.

WE HAVE ANTITAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY

    Some of the provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing our acquisition. For example, we have authorized but unissued shares of preferred stock which could be used to fend off a takeover attempt, our stockholders may not take actions by written consent, our stockholders are limited in their ability to make proposals at stockholder meetings and our directors may be removed only for cause and upon the affirmative vote of at least 80% of our outstanding voting shares.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL WHICH MIGHT NOT BE AVAILABLE OR WHICH, IF AVAILABLE, WOULD BE ON TERMS ADVERSE TO OUR STOCKHOLDERS

    We expect the net proceeds from this offering and our current cash and cash equivalents will meet our working capital and capital expenditure needs for at least one year. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. We may also require additional capital for the acquisition of businesses, products and technologies that are complementary to ours. Further, if we issue equity securities, the ownership percentage of our stockholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, operating results and financial condition.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE, WHICH MIGHT MAKE IT DIFFICULT FOR OUR STOCKHOLDERS TO SELL THEIR SHARES

    The market price of our common stock has fluctuated significantly in response to some of the following factors and will likely continue to fluctuate significantly in response to the following factors, some of which are beyond our control:

    - variations in our quarterly operating results;

    - changes in financial estimates of our net revenues and operating results by securities analysts;

    - changes in market valuations of integrated circuit companies;

    - announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - loss or decrease in sales to a major customer or failure to complete significant transactions;

    - loss or reduction in manufacturing capacity from Lucent Microelectronics or our other suppliers;

    - additions or departures of key personnel;

    - future sales of our common stock;

    - stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock;

    - commencement of or involvement in litigation; and

    - announcements by us or our competitors of key design wins and product introductions.

WE COULD BE SUBJECT TO CLASS ACTION LITIGATION DUE TO STOCK PRICE VOLATILITY, WHICH, IF IT OCCURS, WILL DISTRACT MANAGEMENT AND RESULT IN SUBSTANTIAL COSTS, AND COULD RESULT IN JUDGMENTS AGAINST US

    In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could cause serious harm to our business, financial condition and results of operations.

EXISTING STOCKHOLDERS MAY SELL THEIR COMMON STOCK WHICH MAY REDUCE OUR STOCK
PRICE

    The market price of our common stock could drop as a result of sales of a large number of shares of common stock in the market after the offering, or the price could remain lower because of the belief that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

    Upon the closing of this offering, we will have 70,626,502 shares of common stock outstanding. All of these shares are freely tradeable without restriction, with the following exceptions:

    - 21,120,996 shares which are owned by certain of our officers, directors and affiliates and may be resold publicly at any time subject to the volume and other restrictions under Rule 144 of the Securities Act of 1933, and

    - 6,676,219 shares which were issued in our acquisitions may be resold under Rule 144 beginning on January 28, 2001.

    In connection with this offering our executive officers and directors and some of our other stockholders have agreed with respect to 33,941,803 of our shares not to sell or otherwise dispose of their shares of common stock. Most of the shares that will be available for sale after the 90th day after the date of this prospectus or afterwards will be subject to volume limitations because they are held by our affiliates. We cannot assure you that these lock-up restrictions will not be removed prior to 90 days after the offering without prior notice by the underwriters.

    In addition, as of June 30, 2000, there were outstanding options to purchase 14,722,893 shares of our common stock and warrants to purchase 900,000 shares of our common stock. All shares of common stock underlying our option plans are registered and, upon exercise, are freely tradeable subject to volume trading limitations under Rule 144. These options entitle the holders to purchase shares of common stock at prices per share that are less than the current market price per share of our common stock. The holders of these options will usually exercise them at a time when the market price of our common stock is greater than the exercise price of the options. The exercise of options and subsequent sale of common stock could reduce the market price for our common stock and result in dilution to our then stockholders.

    Upon completion of this offering, the holders of an aggregate of 28,171,898 shares of our common stock, assuming the exercise of our outstanding warrants, will have registration rights, including the right to require us to register their shares and the right to include their shares in public offerings we undertake in the future.

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS, AND HOW WE INVEST THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN

    We are effecting the primary portion of this offering at this time because we believe that favorable market conditions currently exist for the offering of stock of companies within our industry. As of the date of this prospectus, we have no specific plans to use our net proceeds from the sale of shares by us in this offering other than for repayment of the subordinated redeemable convertible note issued by us in connection with our acquisition of PairGain's Microelectronics Group, working capital, sales and marketing expenditures, development of new products and possible acquisitions and plan to invest the net proceeds in short-term, investment-grade, interest-bearing securities. Accordingly, our management will retain broad discretion to allocate a substantial portion of the net proceeds from the primary portion of this offering to uses that the stockholders may not deem desirable, and there can be no assurance that these proceeds can or will yield a significant return.

WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS

    We currently intend to retain all future earnings to fund the development and growth of our business and, therefore, we do not anticipate paying any dividends.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    All statements, trend analyses and other information contained in this prospectus regarding markets for our products and trends in net revenues, gross margin and anticipated expense levels, and any statement that contains the words "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, including those risks identified in "Risk Factors" and elsewhere in this prospectus and our actual results of operations may differ significantly from those contained in the forward-looking statements because of such risks. The cautionary statements made in this prospectus apply to all forward-looking statements wherever they appear in this prospectus.

                                USE OF PROCEEDS

    We estimate that our net proceeds from the sale by us of 1,500,000 shares of common stock in this offering at an estimated offering price of $118.00 per share, will be approximately $167.6 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

    We intend to repay a $90.0 million principal amount subordinated redeemable convertible note issued to PairGain in connection with our acquisition of PairGain's Microelectronics Group in February 2000, plus accrued but unpaid interest estimated to be $1.5 million. This note bears interest at a rate of 5.0% per year and matures on February 24, 2007.

    After the payment of this outstanding indebtedness, our remaining net proceeds from this offering will be approximately $76.1 million. We intend to use these remaining proceeds primarily for general corporate purposes, including working capital, sales and marketing expenditures, development of new products and services and possible acquisitions. Although we may use a portion of the net proceeds to acquire technology or businesses that are complementary to our business, we have no current plans in this regard. Pending such uses, we plan to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never paid any dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

    Our common stock is traded on the Nasdaq National Market System under the symbol "GSPN". The following table sets forth, for the periods indicated, the high and low bid prices per share for our common stock as reported by the Nasdaq National Market, as adjusted for our 3-for-1 stock split on February 28, 2000.

                                                               PRICE RANGE OF
                                                                COMMON STOCK
                                                             -------------------
1999 Fiscal Year (ended December 31, 1999)                     HIGH       LOW
------------------------------------------                   --------   --------
Second Quarter (from June 26, 1999)........................  $ 14.38     $ 8.79
Third Quarter..............................................    39.42      14.33
Fourth Quarter.............................................    30.96      16.33

2000 Fiscal year (ended December 31, 2000)                     HIGH       LOW
------------------------------------------                   --------   --------
First Quarter..............................................  $167.00     $23.58
Second Quarter (through June 29, 2000).....................   119.75      42.00

    As of June 29, 2000, there were approximately 2,000 holders of record of our common stock. The last reported sales price of our common stock on June 29, 2000 was $118.00 per share.

                                 CAPITALIZATION

    The following table sets forth our cash, cash equivalents and short-term investments and our capitalization as of March 31, 2000:

    - on an actual basis;

    - on a pro forma basis to give effect to our acquisition of T.sqware on April 27, 2000 and our acquisition of iCompression on June 30, 2000; and

    - on a pro forma as adjusted basis to reflect the sale of the shares of common stock offered by us at an assumed offering price of $118.00 and the application of the net proceeds we will receive from the sale of shares by us in this offering, and the repayment of the $90,000,000 note issued to PairGain from a portion of the proceeds from this offering. Also included is the effect of the redemption of the original beneficial conversion feature of this note (resulting in a reduction in total stockholders' equity) recorded for $47,341,000 and the gain on the associated redemption of $9,364,000.

                                                                            MARCH 31, 2000
                                                           -------------------------------------------------
                                                                                                 PRO FORMA
                                                            ACTUAL           PRO FORMA          AS ADJUSTED
                                                           ---------         ----------         ------------
                                                                              (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Cash, cash equivalents and short-term
  investments.....................................         $ 31,466           $ 74,739             $152,359
                                                           ========           ========             ========
Subordinated redeemable convertible note
  payable.........................................         $ 52,023           $ 52,023             $     --
Long-term portion of capital lease obligations,
  less current portion............................              674              1,705                1,705
Other long-term debt..............................               --              2,897                2,897
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000
  shares authorized; no shares issued or
  outstanding, actual, pro forma and pro forma as
  adjusted........................................               --                 --                   --
Common stock, $0.001 par value, 400,000,000 shares
  authorized; 63,472,407 shares issued and
  outstanding, actual; 68,964,741 shares issued
  and outstanding, pro forma; 70,464,741 issued
  and outstanding, pro forma as adjusted..........               63                 69                   70
Stock purchase warrant............................                1                  1                    1
Additional paid-in capital........................          366,752            886,618            1,006,811
Notes receivable from stock sales.................           (7,169)            (7,169)              (7,169)
Deferred stock compensation.......................          (78,185)           (78,185)             (78,185)
Accumulated other comprehensive loss..............               (5)                (5)                  (5)
Accumulated deficit...............................          (36,251)           (86,790)             (77,426)
                                                           --------           --------             --------
  Total stockholders' equity......................          245,206            714,539              844,097
                                                           --------           --------             --------
  Total capitalization............................         $297,903           $771,164             $848,699
                                                           ========           ========             ========

------------------------

    The outstanding share information excludes the following:

    - 11,630,908 shares of common stock issuable on exercise of outstanding options as of March 31, 2000 with a weighted average exercise price of $26.00 per share;

    - 1,445,765 shares of common stock reserved for grant and issuance under our equity and incentive plans as of March 31, 2000; and

    - 900,000 shares of common stock issuable upon the exercise of outstanding warrants with a weighted avergage exercise price of $6.88 per share.

    This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following selected historical financial data as of December 31, 1998 and 1999, and for the seven months ended July 31, 1996, the five months ended December 31, 1996 and the years ended December 31, 1997, 1998 and 1999, were derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants. The selected historical financial data for each of the three month periods ended March 31, 1999 and 2000 were derived from our unaudited financial statements. The selected historical financial data for the years ended December 31, 1995 of our predecessor company represent the financial position of the Advanced Transmission Technology Division of AT&T Paradyne prior to the divestiture in July 1996 and was derived from the unaudited financial statements of our predecessor company. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the notes thereto, included elsewhere in this prospectus.

                                                   PREDECESSOR
                                                     COMPANY                                    OUR COMPANY
                                            --------------------------     ------------------------------------------------------
                                                              SEVEN            FIVE
                                                YEAR          MONTHS          MONTHS                     YEAR ENDED
                                               ENDED          ENDED           ENDED                     DECEMBER 31,
                                            DECEMBER 31,     JULY 31,      DECEMBER 31,    --------------------------------------
                                                1995           1996            1996           1997          1998          1999
                                            ------------    ----------     ------------    ----------    ----------    ----------
                                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues............................     $    6,685     $    1,597      $    2,360     $   22,546    $   31,464    $   56,220
Cost of sales...........................             --             --             496          7,565         9,882        20,879
Cost of sales related to termination
  charge................................             --             --              --             --            --         1,119
                                             ----------     ----------      ----------     ----------    ----------    ----------
Gross profit............................          6,685          1,597           1,864         14,981        21,582        34,222
Operating expenses
  Research and development, (exclusive
    of non-cash compensation expense of
    $1,879 for the three months ended
    March 31, 2000).....................          3,725          2,524           1,616          8,358        18,694        26,531
  Selling, general and administrative
    (exclusive of non-cash compensation
    expense of $1,569 for the three
    months ended March 31, 2000)........          2,195          1,492             644          4,572        10,217        14,389
  Amortization of intangible assets.....             --             --             404          1,000           583            --
  Non-cash compensation.................             --             --              --             --            --            --
  In process research and development...             --             --              --             --            --            --
                                             ----------     ----------      ----------     ----------    ----------    ----------
  Total operating expenses..............          5,920          4,016           2,664         13,930        29,494        40,920
                                             ----------     ----------      ----------     ----------    ----------    ----------
(Loss) income from operations...........            765         (2,419)           (800)         1,051        (7,912)       (6,698)
Interest income.........................             --             --              --             91            55         1,581
Interest expense........................             --             --              --             --          (189)         (448)
Interest expense, non-cash..............             --             --              --             --            --            --
                                             ----------     ----------      ----------     ----------    ----------    ----------
(Loss) income before income taxes.......            765         (2,419)           (800)         1,142        (8,046)       (5,565)
Provision (benefit) for income taxes....             --             --              --            300          (217)           --
                                             ----------     ----------      ----------     ----------    ----------    ----------


                                               OUR COMPANY
                                          ----------------------

                                            THREE MONTHS ENDED
                                                MARCH 31,
                                          ----------------------
                                             1999        2000
                                          ----------  ----------
                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues............................  $    8,641  $   31,060
Cost of sales...........................       2,901      11,480
Cost of sales related to termination
  charge................................       1,119          --
                                          ----------  ----------
Gross profit............................       4,621      19,580
Operating expenses
  Research and development, (exclusive
    of non-cash compensation expense of
    $1,879 for the three months ended
    March 31, 2000).....................       5,380      10,880
  Selling, general and administrative
    (exclusive of non-cash compensation
    expense of $1,569 for the three
    months ended March 31, 2000)........       2,928       6,242
  Amortization of intangible assets.....          --      11,310
  Non-cash compensation.................          --       3,448
  In process research and development...          --       1,343
                                          ----------  ----------
  Total operating expenses..............       8,308      33,223
                                          ----------  ----------
(Loss) income from operations...........      (3,687)    (13,643)
Interest income.........................          --         606
Interest expense........................        (182)       (498)
Interest expense, non-cash..............          --      (9,364)
                                          ----------  ----------
(Loss) income before income taxes.......      (3,869)    (22,899)
Provision (benefit) for income taxes....          --          --
                                          ----------  ----------

                                               PREDECESSOR
                                                 COMPANY                                      OUR COMPANY
                                       ---------------------------     ---------------------------------------------------------
                                                          SEVEN            FIVE
                                           YEAR          MONTHS           MONTHS                      YEAR ENDED
                                          ENDED           ENDED           ENDED                      DECEMBER 31,
                                       DECEMBER 31,     JULY 31,       DECEMBER 31,    -----------------------------------------
                                           1995           1996             1996           1997           1998           1999
                                       ------------    -----------     ------------    -----------    -----------    -----------
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net (loss) income..................            765          (2,419)           (800)            842         (7,829)        (5,565)
Preferred stock deemed dividend and
  accretion........................             --              --              --              --             --         (3,466)
                                        ----------     -----------     -----------     -----------    -----------    -----------
Net (loss) income attributable to
  common stockholders..............     $      765     $    (2,419)    $      (800)    $       842    $    (7,829)   $    (9,031)
                                        ==========     ===========     ===========     ===========    ===========    ===========
Other comprehensive loss:
Unrealized loss on marketable
  securities.......................             --              --              --              --             --            (22)
                                        ----------     -----------     -----------     -----------    -----------    -----------
Comprehensive (loss) income
  applicable to common
  stockholders.....................     $      765     $    (2,419)    $      (800)    $       842    $    (7,829)   $    (9,053)
                                        ==========     ===========     ===========     ===========    ===========    ===========
(Loss) earnings per share:
  Basic............................                                    $     (0.02)    $      0.02    $     (0.22)   $     (0.19)
                                                                       ===========     ===========    ===========    ===========
  Diluted..........................                                    $     (0.02)    $      0.02    $     (0.22)   $     (0.19)
                                                                       ===========     ===========    ===========    ===========
Shares used in computing (loss)
  earnings per share:
  Basic............................                                     34,312,500      34,546,614     36,254,133     46,612,752
  Diluted..........................                                     34,312,500      38,119,296     36,254,133     46,612,752


                                           OUR COMPANY
                                     ------------------------

                                        THREE MONTHS ENDED
                                            MARCH 31,
                                     ------------------------
                                        1999         2000
                                     -----------  -----------
                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net (loss) income..................       (3,869)     (22,899)
Preferred stock deemed dividend and
  accretion........................           --           --
                                     -----------  -----------
Net (loss) income attributable to
  common stockholders..............  $    (3,869) $   (22,899)
                                     ===========  ===========
Other comprehensive loss:
Unrealized loss on marketable
  securities.......................           --           17
                                     -----------  -----------
Comprehensive (loss) income
  applicable to common
  stockholders.....................  $    (3,869) $   (22,882)
                                     ===========  ===========
(Loss) earnings per share:
  Basic............................  $     (0.11) $     (0.39)
                                     ===========  ===========
  Diluted..........................  $     (0.11) $     (0.39)
                                     ===========  ===========
Shares used in computing (loss)
  earnings per share:
  Basic............................   36,412,767   58,640,432
  Diluted..........................   36,412,767   58,640,432

                                                                       DECEMBER 31,
                                                              ------------------------------   MARCH 31,
                                                                1997       1998       1999       2000
                                                              --------   --------   --------   ---------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $   875    $    12    $ 36,668   $ 31,466
Working capital (deficit)...................................    2,423     (2,655)     44,616     37,058
Total assets................................................   10,215     13,430      70,991    326,898
Long-term liabilities, less current portion.................       --      5,506         443     52,697
Retained earnings (accumulated deficit).....................       42     (7,787)    (13,352)   (36,251)
Total stockholders' equity (deficit)........................    6,448     (1,293)     55,433    245,206

    See note 11 of notes to the financial statements for an explanation of the method used to calculate earnings per share. Earnings per share data is not presented for our predecessor company, since our predecessor company did not have its own capital structure. As a result, this information would not be meaningful.

                                GLOBESPAN, INC.
                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

    The accompanying unaudited pro forma condensed combined Statement of Operations (the "Pro Forma Statement of Operations") for the year ended
December 31, 1999 and the three months ended March 31, 2000 gives effect to the Ficon Technology, Inc. (Ficon), T.sqware, Inc. (T.sqware) and iCompression, Inc. (iCompression) acquisitions as if they had occurred on January 1, 1999 and January 1, 2000, respectively, accounted for as a purchase business combination. The Pro Forma Statement of Operations is based on historical results of operations of GlobeSpan, Inc. (GlobeSpan), Ficon, T.sqware and iCompression for the year ended December 31, 1999 and for the three months ended March 31, 2000.

    The Unaudited Pro Forma Condensed Combined Balance Sheet (the "Pro Forma Balance Sheet") gives effect to the acquisition of T.sqware and iCompression as if the acquisition had occurred on March 31, 2000. The Ficon acquisition was consummated on January 31, 2000 and has been consolidated with GlobeSpan as of March 31, 2000. On February 24, 2000, GlobeSpan acquired certain technology and employees of Microelectronics Group of PairGain Technologies, Inc. (PairGain). As a result, the intangible assets acquired from PairGain are included in the Pro Forma Balance Sheet of GlobeSpan at March 31, 2000. The T.sqware acquisition closed on April 27, 2000. The iCompression acquisition closed on June 30, 2000. The Pro Forma Statement of Operations and Pro Forma Balance Sheet and accompanying notes (the "Pro Forma Financial Information") should be read in conjunction with and are qualified by the historical financial statements of GlobeSpan, Ficon, T.sqware and iCompression notes thereto.

    The Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of GlobeSpan after the acquisitions or of the financial position or results of operations of GlobeSpan that would have actually occurred had the acquisitions been effected on January 1, 1999 or January 1, 2000. It is GlobeSpan's current intention to incorporate the acquired companies' technologies into its on-going product offerings.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                                                                       MARCH 31, 2000
                                                              ----------------------------------------------------------------
                                                              GLOBESPAN   T.SQWARE   ICOMPRESSION   ADJUSTMENTS      PRO FORMA
                                                              ---------   --------   ------------   -----------      ---------
                                                                                       (IN THOUSANDS)
Assets
Current assets
  Cash and cash equivalents.................................  $ 27,107    $16,419      $18,781       $     (3)a      $ 62,304
  Short-term investments....................................     4,359      8,076           --                         12,435
  Accounts receivable, net..................................    15,407        186          120                         15,713
  Account receivable from affiliates........................     1,155         --           --                          1,155
  Inventories...............................................    16,662         --           --                         16,662
  Prepaid expenses and other current assets.................     1,363        816          341                          2,520
  Note receivable from officer,
      short-term............................................        --         85           --                             85
                                                              --------    -------      -------       --------        --------
      Total current assets..................................    66,053     25,582       19,242             (3)        110,874
Property and equipment, net.................................     7,506      1,698        1,658                         10,862
Note receivable from officer,
    long-term...............................................        --         65           --                             65
Restricted cash.............................................        --        220           --                            220
Intangible assets, net......................................   248,148         --           --        116,026 a       679,324
                                                                                                      313,180 b
                                                                                                          860 a
                                                                                                        1,110 b
Other assets................................................     5,191        147           57                          5,395
                                                              --------    -------      -------       --------        --------
Total assets................................................  $326,898    $27,712      $20,957       $431,173        $806,740
                                                              ========    =======      =======       ========        ========

Liabilities and Stockholders' Equity
Current liabilities
  Borrowings under line of credit...........................  $    200    $    --      $    --                       $    200
  Accounts payable..........................................     6,242        576          568                          7,386
  Accounts payable to affiliates............................        82         --           --                             82
  Accrued expenses and other liabilities....................    10,318      1,683          223            860 a        14,194
                                                                                                        1,110 b
  Payroll and benefit related liabilities...................    10,884         --           --                         10,884
  Current portion of long-term debt.........................        --         --          198                            198
  Current portion of capital lease obligations and equipment
    notes payable...........................................     1,269        563          800                          2,632
                                                              --------    -------      -------       --------        --------
      Total current liabilities.............................    28,995      2,822        1,789          1,970          35,576
Subordinated redeemable convertible note payable............    52,023                                                 52,023
Deferred revenues...........................................        --         --           --                             --
Long-term debt..............................................        --        239        2,658                          2,897
Capital lease obligations, less current portion and
  equipment notes payable...................................       674      1,031           --                          1,705
                                                              --------    -------      -------       --------        --------
      Total liabilities.....................................    81,692      4,092        4,447          1,970          92,201
                                                              --------    -------      -------       --------        --------
Commitments and contingencies
Stockholders' Equity
                                                                                                      (23,620)a
                                                                                                      (16,510)b
                                                                                                      (14,189)a
                                                                                                      (36,350)b
                                                                                                      153,832 a
                                                                                                      366,040 b
                                                              --------    -------      -------       --------        --------
      Total stockholders' equity............................   245,206     23,620       16,510        429,203         714,539
                                                              --------    -------      -------       --------        --------
Total liabilities and stockholders' equity..................  $326,898    $27,712      $20,957       $431,173        $806,740
                                                              ========    =======      =======       ========        ========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                                         FOR THE YEAR ENDED DECEMBER 31, 1999
                                                     ----------------------------------------------------------------------------
                                                      GLOBESPAN     FICON     T.SQWARE   ICOMPRESSION   ADJUSTMENTS    PRO FORMA
                                                     -----------   --------   --------   ------------   -----------   -----------
                                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net revenues.......................................  $    56,220    $4,719    $    636     $   333      $             $    61,908
Cost of sales......................................       20,879        --          --         118                         20,997
Cost of sales related to termination charge........        1,119        --          --          --                          1,119
                                                     -----------    ------    --------     -------      ----------    -----------
Gross profit.......................................       34,222     4,719         636         215              --         39,792
Operating expenses
  Research and development.........................       26,531     4,079       6,803       5,691             674 d       43,778
  Selling, general and
    administrative.................................       14,389       556       5,926       2,208             126 d       33,038
                                                                                                             9,833 e
  Non-cash compensation............................           --        --         241       1,001                          1,242
  Amortization of intangibles......................           --        --          --          --          29,007 a      172,117
                                                                                                            78,295 b
                                                                                                             3,645 c
                                                                                                               215 a
                                                                                                               278 b
                                                                                                            60,677 f
                                                     -----------    ------    --------     -------      ----------    -----------
    Total operating expenses.......................       40,920     4,635      12,970       8,900         182,750        250,175
                                                     -----------    ------    --------     -------      ----------    -----------
(Loss) from operations.............................       (6,698)       84     (12,334)     (8,685)       (182,750)      (210,383)
Interest income....................................        1,581        --         280         108                          1,969
Interest expense...................................         (448)       (4)       (240)         (4)                          (696)
                                                     -----------    ------    --------     -------      ----------    -----------
(Loss) income before taxes.........................       (5,565)       80     (12,294)     (8,581)       (182,750)      (209,110)
Provision (benefit) for income taxes...............           --        34          --           1                             35
                                                     -----------    ------    --------     -------      ----------    -----------
Net (loss) income..................................       (5,565)       46     (12,294)     (8,582)       (182,750)      (209,145)
Preferred stock deemed dividend and accretion......       (3,466)       --          --          --                         (3,466)
                                                     -----------    ------    --------     -------      ----------    -----------
Net loss attributed to common stockholders.........  $    (9,031)   $   46    $(12,294)    $(8,582)     $ (182,750)   $  (212,611)
                                                     ===========    ======    ========     =======      ==========    ===========
Loss per share basic and diluted...................  $     (0.19)                                                     $     (4.05)
                                                     ===========                                                      ===========
Shares used in computing net loss per share--basic
  and diluted......................................   46,612,752                                           444,160 i   52,549,246
                                                                                                         2,022,182 g
                                                                                                         3,470,152 h

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                                      FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                                    -----------------------------------------------------------------------------
                                                     GLOBESPAN      FICON     T.SQWARE   ICOMPRESSION   ADJUSTMENTS    PRO FORMA
                                                    ------------   --------   --------   ------------   -----------   -----------
                                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net revenues......................................  $     31,060    $  60     $   505      $   295      $             $    31,920
Cost of sales.....................................        11,480       --          --          103                         11,583
                                                    ------------    -----     -------      -------      ----------    -----------
Gross profit......................................        19,580       60         505          192              --         20,337
Operating expenses
  Research and development........................        10,880      532       1,599        2,259                         15,270
  Selling, general and administrative.............         6,242       68       2,669          691             819 e       10,489
  Non-cash compensation expense...................         3,448       --         168          820                          4,436
  Amortization of intangible assets...............        11,310       --          --           --           7,252 a       48,675
                                                                                                            19,574 b
                                                                                                                54 a
                                                                                                                69 b
                                                                                                               304 c
                                                                                                            10,112 f
  In process research and development.............         1,343       --          --           --                          1,343
                                                    ------------    -----     -------      -------      ----------    -----------
    Total operating expenses......................        33,223      600       4,436        3,770          38,184         80,213
                                                    ------------    -----     -------      -------      ----------    -----------
(Loss) from operations............................       (13,643)    (540)     (3,931)      (3,578)        (38,184)       (59,876)
Interest income...................................           606       --         289          147                          1,042
Interest expense, other...........................          (498)      --        (291)          --                           (789)
Interest expense, non-cash........................        (9,364)      --          --           --                         (9,364)
                                                    ------------    -----     -------      -------      ----------    -----------
(Loss) income before taxes........................       (22,899)    (540)     (3,933)      (3,431)        (38,184)       (68,987)
Provision (benefit) for income taxes..............            --       --          --           --                             --
                                                    ------------    -----     -------      -------      ----------    -----------
Net (loss)........................................  $    (22,899)   $(540)    $(3,933)     $(3,431)     $  (38,184)   $   (68,987)
                                                    ============    =====     =======      =======      ==========    ===========
Loss per share basic and diluted..................  $      (0.39)                                                     $     (1.07)
                                                    ============                                                      ===========
Shares used in computing net loss per share--basic
  and diluted.....................................    58,640,432                                         2,022,182 g   64,280,819
                                                                                                         3,470,152 h
                                                                                                           148,053 i

1. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    (a) The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of T.sqware at March 31, 2000, and is for illustrative pro forma purposes only. Actual fair values will be based on financial information as of the acquisition date. Assuming the transaction had occurred on March 31, 2000, the preliminary allocation would have been as follows:

Assets acquired
  Cash....................................................  $ 16,419
  Short-term investments..................................     8,076
  Accounts receivable.....................................       186
  Prepaids and other assets...............................     1,333
  Property and equipment..................................     1,698
  Goodwill and intangibles................................   116,026
                                                            --------
                                                             143,738
In-process technology.....................................    14,189
Liabilities assumed.......................................    (4,092)
                                                            --------
  Purchase price..........................................  $153,835
                                                            ========

------------------------

       (1) The purchase price consists of 2,022,182 shares of common stock exchanged and employee stock options valued at $153,832 based upon GlobeSpan's stock price a few days before and after companies reached agreement and the proposed transaction was announced and $3 in cash. The pro forma balance sheet of T.sqware reflects the assumed conversion of the redeemable convertible preferred stock to common stock. Included in adjustment (a), in accordance with purchase business acquisition accounting, the total pro forma stockholders' equity of T.sqware of $23,620 has been eliminated on consolidation.

        This allocation is preliminary and may be subject to change upon the completion of an independent third party valuation of the fair value of T.sqware's acquired assets and liabilities as of the acquisition date as well as the potential identification of certain intangible assets.

       - The pro forma adjustments relating to the acquisition of T.sqware reflect twelve months of amortization expense for the year ended December 31, 1999 and three months for the period ended March 31, 2000, assuming the transaction had occurred on January 1, 1999 and January 1, 2000, respectively. The preliminary value of the goodwill and intangible assets at January 1, 1999 and January 1, 2000 would have been approximately $116,026. Goodwill and other intangible assets will be amortized over four years, which is the average of the expected estimated period of benefit of three to five years. Such amounts approximate $29,007 and $7,252 for the year ended December 31, 1999 and the three month period ended March 31, 2000, respectively;

       - For purposes of the pro forma financial information, the estimated amount of the in-process technology is $14,189, which is based upon a preliminary analysis. Because such in-process technology is not expected to reach the stage of technological feasibility by the anticipated acquisition date and is expected to have no alternative future use, this amount shall be immediately written-off by GlobeSpan and has been reflected in the pro forma balance sheet as a charge to stockholders' equity; and

          If GlobeSpan is unable to write-off any of the in-process technology and, accordingly, the dollar amount of the purchase price allocated to in-process technology was determined to be zero, the effect would result in (i) a $14,189 increase in both goodwill and other intangible assets and stockholder's equity presented in the unaudited pro forma condensed combined balance sheet as of March 31, 2000; and
           (ii) $3,547 and $887 of incremental goodwill and other intangible amortization for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. This results in $0.07 and $0.01 per share increase in the net loss attributable to common stockholders and net loss per common share presented in the unaudited pro forma condensed consolidated combined statement of operations for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. As a result, the annual amortization of goodwill and other intangible assets would increase from $29,007 per year to $32,554 per year based upon an amortization period of four years, which is the average of the expected estimated period of benefit of three to five years;

       - In connection with the acquisition of T.sqware, GlobeSpan has estimated acquisition expenses of $860, reflected as an adjustment to goodwill and will be amortized over four years, which is the average of the estimated period of benefit of three to five years or $215 for the year ended December 31, 1999 and $54 for the three months ended March 31, 2000; and

       - The pro forma adjustment reconciles the historical balance sheet of T.sqware at March 31, 2000 to the allocated purchase price of T.sqware of $153,835, assuming the transaction had occurred on March 31, 2000.

    (b) The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of iCompression at March 31, 2000, and is for illustrative pro forma purposes only. Actual fair values will be based on financial information as of the acquisition date. Assuming the transaction had occurred on March 31, 2000, the preliminary allocation would have been as follows:

Assets acquired
  Cash....................................................  $ 18,781
  Accounts receivable.....................................       120
  Prepaids and other assets...............................       398
  Property and equipment..................................     1,658
  Goodwill and intangibles................................   313,180
                                                            --------
                                                             334,137

In-process technology.....................................    36,350
Liabilities assumed.......................................    (4,447)
                                                            --------
  Purchase price..........................................  $366,040
                                                            ========

------------------------

       (1) The purchase price consists of 3,470,152 shares of common stock exchanged and stock options valued at $366,040 based upon GlobeSpan's stock price a few days before and after companies reached agreement and the proposed transaction was announced. Also included in adjustment (b), in accordance with purchase business acquisition accounting, the total stockholders equity of iCompression, after the conversion of the redeemable preferred stock to equity, of $16,510, has been eliminated for pro forma presentation.

        This allocation is preliminary and may be subject to change upon the completion of an independent third party valuation of the fair value of iCompression's acquired assets and liabilities as of the acquisition date as well as the potential identification of certain intangible assets.

       - The pro forma adjustments relating to the acquisition of iCompression reflect twelve months of amortization expense for the year ended December 31, 1999 and three months for the period ended March 31, 2000, assuming the transaction had occurred on January 1, 1999 and January 1, 2000, respectively. The preliminary value of the goodwill and intangible assets at January 1, 1999 and January 1, 2000 would have been approximately $313,180. Goodwill and other intangible assets will be amortized over four years, which is the average of the expected estimated period of benefit of three to five years. Such amounts approximate $78,295 and $19,574 for the year ended
           December 31, 1999 and the three month period ended March 31, 2000, respectively;

       - For purposes of the pro forma financial information, the estimated amount of the in-process technology is $36,350, which is based upon a preliminary analysis. Because such in-process technology is not expected to reach the stage of technological feasibility by the anticipated acquisition date and is expected to have no alternative future use, this amount shall be immediately written-off by GlobeSpan and has been reflected in the pro forma balance sheet as a charge to stockholders' equity; and

           If GlobeSpan is unable to write-off any of the in-process technology and, accordingly, the dollar amount of the purchase price allocated to in-process technology was determined to be zero, the effect would result in (i) an $36,350 increase in both goodwill and other intangible assets and stockholder's equity presented in the unaudited pro forma condensed combined balance sheet as of March 31, 2000; and
           (ii) $9,088 and $2,272 of incremental goodwill and other intangible amortization for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. This results in or $0.17 and $0.04 per share increase in the net loss attributable to common stockholders and net loss per common share presented in the unaudited pro forma condensed consolidated combined statement of operations for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. As a result, the annual amortization of goodwill and other intangible assets would increase from $78,295 per year to $87,383 per year based upon an amortization period of four years, which is the average of the expected estimated period of benefit of three to five years;

       - In connection with the acquisition of iCompression, GlobeSpan has estimated acquisition expenses of $1,110, reflected as an adjustment to goodwill and will be amortized over four years, which is the average of the estimated period of benefit of three to five years or approximately $278 for the year ended December 31, 1999 and $69 for the three months ended March 31, 2000; and

       - The pro forma adjustment reconciles the historical balance sheet of iCompression at March 31, 2000 to the allocated purchase price of iCompression of $366,040 assuming the transaction had occurred on March 31, 2000.

    (c) The following represents the allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of Ficon at December 31, 1999. Assuming the transaction had occurred on December 31, 1999, the preliminary allocation would have been as follows:

Assets acquired
  Cash.....................................................  $   899
  Accounts receivable......................................      787
  Prepaids and other current assets........................      136
  Property and equipment...................................      241
  Goodwill and intangibles.................................   10,025
                                                             -------
                                                              12,088

In-process technology......................................    1,350
Liabilities assumed........................................   (1,388)
                                                             -------
    Purchase price.........................................  $12,050(1)
                                                             =======

------------------------

       (1) The purchase price consists of 186,240 shares of common stock valued at $7,050 based upon GlobeSpan's stock price a few days before and after companies reached agreement and the proposed transaction was announced and $5,000 in cash. Also included in this adjustment, in accordance with purchase business acquisition accounting, the total stockholders equity of Ficon, of $675, has been eliminated for pro forma presentation.

       The pro forma adjustments reflect twelve months of amortization expense for the year ended December 31, 1999 relating to the Ficon acquisition assuming the transaction had occurred on January 1, 1999. The preliminary value of the goodwill and intangible assets at January 1, 1999 would have been approximately $10,070. Goodwill and other intangible assets will be amortized over the expected estimated period of benefit ranging from two to four years. Such amount would approximate $3,645 per year or $304 per month.

    (d) Included in the Pro Forma Financial Information for the three months ended March 31, 2000, is the operating results of Ficon for the month of January 2000. In addition, in connection with the Ficon merger agreement, Ficon paid its employees a bonus in amounts not to exceed $60 for any employee or $800 in the aggregate, allocated between research and development and selling, general and administrative expenses, based on Ficon's historical allocation of employee salaries.

    (e) In connection with the acquisition of Ficon by GlobeSpan, 773,760 shares of restricted common stock were issued to Ficon employees and its principal shareholder, contingent upon continued employment with the merged companies. GlobeSpan will record deferred compensation of approximately $29,522 to be amortized as compensation expense over the vesting period in accordance with EITF 95-8, "Accounting for Contingent Consideration Paid to Shareholders of an Acquired Enterprise in a Purchase Business Combination," generally three years, or $9,833 per year or $819 per month. Such compensation expense has been included as a pro forma adjustment.

       In addition, up to an additional 999,999 shares of common stock ("Contingent Shares") may be issuable six months after GlobeSpan has validated release 3 of the Ficon software (the "Milestone Date"). In the event that the Milestone Date is achieved more than 12 months after the closing date, then the number of Contingent Shares to be issued is reduced, as provided in the merger agreement. The Contingent Shares will be released to the named Ficon employees and principal shareholder over a period of 42 months, upon completion of certain development activities as provided in the merger agreement. No amounts have been included in these pro forma financial statements related to the Contingent Shares.

    (f) In connection with the PairGain assets acquisition, GlobeSpan
       (1) exchanged 3,243,591 shares of its common stock valued at $152,706, based upon GlobeSpan's stock price a few days before and after the companies reached agreement and the proposed transaction was announced and (2) issued a $90,000 subordinated redeemable convertible note.

       The pro forma adjustments reflect twelve months of amortization expense for the year ended December 31, 1999 and approximately two months of amortization for three months ended March 31, 2000, assuming the transaction had occurred on January 1, 1999 and January 1, 2000, respectively. The preliminary value of intangible assets acquired from PairGain at January 1, 1999 and 2000 would have been approximately $242,706, amortized over four years, which is the average of the expected estimated period of benefit of three to five years. Such amount approximates $60,677 per year or $10,112 for two months through February 24, 2000, the date of acquisition.

    (g) The pro forma basic and diluted net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding, reflecting an additional 2,022,182 shares of GlobeSpan's common stock issued in connection with its acquisition of T.sqware and is assumed to be outstanding for the entire period.

    (h) The pro forma basic and diluted net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding, reflecting an additional 3,470,152 shares of GlobeSpan's common stock issued in connection with its acquisition of iCompression and is assumed to be outstanding for the entire period.

    (i) The pro forma basic and diluted net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding, reflecting an additional 444,160 and 148,053 shares of GlobeSpan's common stock at December 31, 1999 and March 31, 2000, respectively, consisting of 186,240 shares issued in connection with its acquisition of Ficon and is assumed to be outstanding for the entire period ended December 31, 1999 and for one month in the period end March 31, 2000; and 257,920 (equivalent to one year's vesting) shares earned in connection with the continued employment of certain Ficon employees and its principal shareholder, assumed to be outstanding for the entire period ended December 31, 1999 and for one month in the period ended March 31, 2000.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS OF GLOBESPAN AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. OUR DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS OUR PLANS, OBJECTIVES AND INTENTIONS. GLOBESPAN'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW

    GlobeSpan, Inc. is a leading worldwide developer of advanced digital subscriber line (DSL) integrated circuits which enable high-speed data transmission over the existing network of copper telephone wires known as the local loop. We sell our integrated circuits as chip sets to manufacturers of DSL equipment for incorporation into products which are sold to telecommunications service providers and end users. Our products target the rapidly growing market for high-speed data transmission applications such as Internet access, telecommuting and networking between branch offices. We currently outsource the manufacturing of our integrated circuits, which enables us to concentrate our resources on the design, development and marketing of our chip set solutions. To date, we have shipped more than four million DSL chip sets to a broad base of leading communications equipment manufacturers.

    We were formed as an independent company in July 1996 as part of the divestiture of AT&T Paradyne Corporation by Lucent Technologies. Prior to the divestiture, our business was operated as the Advanced Transmission Technology Division of AT&T Paradyne Corporation. This division was primarily engaged in the development of high-speed DSL solutions. We refer to this division as our predecessor company, although it was not operated as a separate entity.

    Substantially all of our net revenues are derived from the sale of DSL chip sets. We also sell reference design guides, which are technical specifications relating to the design of systems based on our chip sets that enable our customers to develop products that incorporate our chip sets. In our last fiscal year, the sale of reference design guides accounted for 0.4% of our net revenues. We recognize revenues at the time we ship our DSL products. We typically sell our products with a 60 day warranty. Product returns to date have not been significant. Prior to 2000, we generated substantially all of our revenues from our DSL products that use the CAP line code. In 1998, we introduced, and currently ship, a number of chip sets incorporating additional features and other line code technologies, including 2B1Q, DMT and PAM. These new product introductions have substantially expanded our DSL product offerings, reducing the contribution to net revenues of our CAP based chip sets. Further, we introduced asymmetric and symmetric DSL multi-mode chip sets each interoperable with all line codes, and which makes it difficult to determine the importance to the actual line code utilized by the service provider. We have invested extensively in research and development projects and personnel and have expanded our sales, marketing, general and administrative capabilities. This investment has led to significant hiring which began in early 1997. Our overall headcount increased from 93 employees at December 31, 1997 to 571 employees at June 30, 2000.

    To supplement and expand our core competencies, technologies, capabilities and resources, we have actively pursued strategic acquisitions of complementary DSL resources and companies. To this result, we acquired Ficon on January 31, 2000, a leading provider of communications software solutions in the areas of IP, ATM and Voice over Packet, which enable service providers to build next generation communications infrastructure. On February 24, 2000, we acquired technology and the right to hire employees of the Microelectronics Group of PairGain, designers of integrated circuits and software for DSL applications. On April 27, 2000, we acquired T.sqware, a leading developer of high performance communications solutions. These solutions consist of network processors which incorporate T.sqware's scalable multiprocessor architecture, and multi-protocol high performance software. To achieve scalability, one or more T.sqware network processor cores may be embedded in systems on a chip, or SOCs, to address communications applications ranging from DS3 to OC-12 data rates and scalable to OC-48 data rates. In addition, we benefit from T.sqware's sophisticated VLSI design capabilities which consist of experienced chip designers and design tools. On June 30, 2000, we acquired iCompression, a developer of high performance signal processor architectures and associated signal processing algorithms for compression of data, voice and video for the broadband infrastructure in applications such as broadband video conferencing.

    As a result of these acquisitions, we have acquired both technologies and resources to incorporate added features and functions into our DSL chip sets for our customers. In order to accomplish this integration, we will continue to make significant investments in research and development.

    Historically, a significant portion of our net revenues in any quarter or annual period has been derived from sales to relatively few customers, and we expect this trend to continue. For the three months ended March 31, 2000 and the three years ended December 31, 1999, 1998 and 1997, our customers who individually represented at least five percent of our net revenues accounted for 67.6%, 60.6%, 70.1% and 72.6%, respectively, of our net revenues. For the three months ended March 31, 2000, our top two customers were Cisco Systems and Lucent Technologies, which accounted for 29.5% and 14.6% of our net revenues, respectively. In 1999, our top three customers were Cisco Systems, Lucent Technologies and Ascom Hasler AG, which accounted for 41.6%, 7.1% and 6.2% of our net revenues, respectively. In 1998, our top three customers were Cisco Systems, NEC Corporation and Ascom Hasler AG, which accounted for 48.3%, 12.6% and 9.2% of our net revenues, respectively. In 1997, our top three customers were LG Information & Communications, Ascom Hasler AG and Westell Technologies, which accounted for 21.4%, 12.5% and 9.6% of our net revenues, respectively. We do not have purchase contracts with any of our customers that obligate them to continue to purchase our products, and they could cease purchasing products from us at any time. Because fluctuations in orders from our major customers could cause our net revenues to fluctuate significantly in any given quarter or annual period, we do not believe that period-to-period comparisons of our financial results are necessarily meaningful and should not be relied upon as an indication of future performance.

    Members of the group comprising our largest customers change frequently due to our lack of long term contracts with our customers, the timing of our customers' product implementations, demand cycles in the sales of our customers' products and our long sales cycle. In particular, the amount of revenues we derive from our customers depends upon their success in selling DSL equipment to telecommunications service providers for use in DSL service deployments. Our largest customers in any particular period have varied with the timing of DSL deployments and the identity of the telecommunications service provider initiating the deployment. Further, since we are a worldwide supplier, our net revenues and customers may be influenced by local economic conditions that influence our customers' level of business with us. Our long sales cycle is another factor in the frequent change of our principal customers. In general, our customers will evaluate our products for three to six months prior to incorporating our products into their products and beginning volume production. As a result, our principal customers will vary depending on their stage in the sales cycle.

    Historically, a significant portion of our net revenues has been derived from customers outside of North America, and we expect this trend to continue. For the three months ended March 31, 2000, approximately 46.5% of our net revenues were derived from customers outside of North America, of which 4.6% were derived from customers based in Europe, 27.0% were derived from customers based in Asia, and 15.0% were derived from customers based in other international markets. In 1999, approximately 47.1% of our net revenues were derived from customers outside of North America, of which 9.1% were derived from customers based in Europe, 23.2% were derived from customers based in Asia and 14.8% were derived from customers based in other international markets. In 1998, approximately 32.6% of our net revenues were derived from customers outside of North America, of which 11.8% were derived from customers based in Europe, 9.4% were derived from customers based in Asia and 11.4% were derived from customers based in other international markets. In 1997, approximately 49.2% of our net revenues were derived from customers outside of North America, of which 17.5% were derived from customers based in Europe, 30.9% were derived from customers based in Asia and 0.8% were derived from customers based in other international markets. All of our net revenues have been denominated in United States dollars.

    Competition and technological change in the rapidly evolving DSL market has and may continue to influence our quarterly and annual net revenues and results of operations. Average selling prices of our chip sets and associated gross margins tend to be higher at the time we introduce new products and decline over time due to competitive pressures. We expect this pattern to continue with existing and future products. Further, our gross margins are impacted by our customer concentration and product mix. For example, purchases from our major customers are generally at lower average selling prices and some of our products, such as discrete components, are generally lower margin products.

    Our product development and marketing strategy is focused on generating design wins with DSL equipment manufacturers. The sales cycle for design wins includes detailed testing and evaluation of our products, followed by a product development cycle. Due to these cycles, which may be up to 12 months or longer, and because the end-user market for DSL services is an emerging market, we invest significantly in research and development and marketing in advance of generating substantial revenues related to these investments. Additionally, the rate and timing of customer orders may vary significantly from month-to-month. Our backlog has fluctuated from quarter-to-quarter and has not been predictive of quarterly results. Accordingly, if sales of our products do not occur when we expect and we are unable to predict or adjust our estimates on a timely basis, our expenses and inventory levels may increase as a percentage of net revenues and total assets, respectively.

    Our net losses have resulted from our significant investment in research and development, in building sales and marketing and general and administrative infrastructure and from the effects of purchase accounting for our acquisitions. These expenses have exceeded our gross profits. We expect to continue to invest significantly in this infrastructure in advance of realizing revenues associated with such expenses.

    Each of the acquisitions we have made in 2000 (including the acquisition of iCompression which we expect to complete in the second quarter of 2000) will be accounted for as a purchase. Under purchase accounting, we will record the market value of our shares of common stock issued in connection with the purchases and the amount of direct transaction costs as the cost of acquiring the companies. That cost will be allocated to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as in process research and development, acquired technology, acquired trademarks and trade names and acquired workforce, based on their respective fair values. We will allocate the excess of the purchase cost over the fair value of the net assets to intangible assets. We estimate that the purchase of Ficon, T.sqware, iCompression and the intangible assets of PairGain will result in annual amortization and other non-cash acquisition related charges of approximately $130.0 million to $250.0 million using two to five year useful lives. As a result, purchase accounting treatment of our recent acquisitions will result in a net loss for the foreseeable future, which could have a material adverse effect on the market value of our stock. We will continue to seek out other acquisition opportunities. Accordingly, we expect to incur substantial operating losses for the foreseeable future.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, statement of operations data as a percentage of net revenues. Our results of operations are reported as a single business segment.

                                                                                                   THREE MONTHS
                                                                                                      ENDED
                                                            YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                       ---------------------------------      ----------------------
                                                         1997       1998          1999          1999          2000
                                                       --------   --------      --------      --------      --------
STATEMENT OF OPERATIONS DATA:
Net revenues.........................................   100.0%     100.0%        100.0%         100.0%        100.0%
Cost of sales........................................    33.6       31.4          37.1           33.6          37.0
Cost of sales related to termination charge..........      --         --           2.0           12.9            --
                                                        -----      -----         -----         ------        ------
Gross profit.........................................    66.4       68.6          60.9           53.5          63.0
                                                        -----      -----         -----         ------        ------
Operating expenses:
  Research and development...........................    37.1       59.4          47.2           62.3          35.0
  Selling, general and administrative................    20.3       32.5          25.6           33.9          20.1
  Amortization and other.............................     4.4        1.9            --             --          36.4
Non-cash compensation................................      --         --            --             --          11.1
In process research and development..................      --         --            --             --           4.3
    Total operating expenses.........................    61.8       93.8          72.8           96.2         107.0
                                                        -----      -----         -----         ------        ------
(Loss) income from operations........................     4.7      (25.1)        (11.9)         (42.7)        (43.9)
Interest income......................................     0.4        0.2           2.8             --           2.0
Interest expense.....................................      --       (0.6)         (0.8)          (2.1)         (1.6)
Interest expense, non-cash...........................      --         --            --             --         (30.1)
                                                        -----      -----         -----         ------        ------
(Loss) income before income taxes....................     5.1      (25.6)         (9.9)         (44.8)        (73.7)
Provision (benefit) for income taxes.................     1.3       (0.7)           --             --            --
                                                        -----      -----         -----         ------        ------
Net (loss) income....................................     3.8%     (24.9)%        (9.9)%        (44.8)%       (73.7)%
                                                        =====      =====         =====         ======        ======

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

    NET REVENUES. Our net revenues from product sales are recognized upon shipment of DSL chip sets and reference design guides. Our net revenues were $31.1 million and $8.6 million in the three months ended March 31, 2000 and 1999, respectively. This amount represents an increase of 259.4%. This increase in net revenues was primarily due to the increases in unit volume shipments to existing customers, expansion of our customer base and the introduction of new products. Net revenues from international customers represented 46.5% and 42.3% of our net revenues in the three months ended March 31, 2000 and 1999, respectively. Net revenues from international customers increased as a percentage of net revenues as a result of the use of outside manufacturers located in the Asian Pacific rim and Mexico by our domestic customers. We expect that net revenues generated from international customers will continue to account for a significant percentage of our net revenues.

    COST OF SALES AND GROSS PROFIT. Cost of sales consists of costs of having our chip sets manufactured by our suppliers. Gross profits represents net revenues less cost of sales. Our gross profit was $19.6 million and $4.6 million in the three months ended March 31, 2000 and 1999, respectively. This amount represents an increase of 323.7%. Our gross margin was 63.0% and 53.5% in the three months ended March 31, 2000 and 1999, respectively. The increase in gross margin was due to a one-time termination charge related to the termination of a royalty agreement with Paradyne Corporation in the three months ended March 31, 1999. Without this termination charge, our gross margins would have decreased from 66.4% to 63.0%. This decrease was related to lower average selling prices due to increased unit volumes shipped. The increase in gross profit dollars was the result of higher net revenues. We expect that gross margin may decrease in the future due to a number of factors, including pressures on average selling prices, and product and customer mix.

    RESEARCH AND DEVELOPMENT. Research and development expenditures are primarily comprised of salaries and related expenses of employees engaged in research, design and development activities. It also includes related supplies, license fees for acquired technologies used in research and development, equipment expenses and depreciation and amortization. Our research and development expenses were $10.9 million and $5.4 million in the three months ended March 31, 2000 and 1999, respectively. This amount represents an increase of 102.2%. Research and development expense represented 35.0% and 62.3% of net revenues for the three months ended March 31, 2000 and 1999, respectively. The increase in dollars is the result of the inclusion of our two acquisitions completed during the three months ended March 31, 2000, and from an increase in development efforts in advance of anticipated revenues from such efforts. In addition, we added new personnel and related support from the acquisitions and new hiring and incurred higher amounts of non-recurring engineering expenses related to new products. The decrease in research and development expense as a percentage of revenue was due to higher net revenues. Our research and development expense may increase due to planned increases in personnel, prototyping costs and depreciation resulting from increased capital investment.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense is primarily comprised of salaries and related costs for sales, general and administrative personnel as well as general non-personnel related expenses. Our selling, general and administrative expense was $6.2 million and $2.9 million in the three months which ended March 31, 2000 and 1999 respectively. This amount represents an increase of 113.2%. Selling, general and administrative expense represented 20.1% and 33.9% of net revenues for the three months ended March 31, 2000 and 1999, respectively. The increase in dollars resulted from the increase in sales, marketing and administrative personnel and related expenses, increased commissions and administrative costs. The decrease in the percentage of selling, general and administrative expense was due to higher net revenues. Our selling, general and administrative expense may increase due to higher commissions and administrative costs.

    AMORTIZATION OF INTANGIBLE ASSETS. Amortization expense is related to intangible assets we acquired from our acquisitions. During the three months ended March 31, 2000, we completed two acquisitions which we accounted for as purchases. The increase in the dollar amount and percentage is the result of our amortizing the intangible assets acquired.

    NON-CASH COMPENSATION. During the three months ended March 31, 2000, we exchanged our common stock with employee principals of Ficon which was considered compensation and granted some employees stock options at less than fair market value. The deferred stock compensation recorded is being amortized over the respective vesting periods of three and four years. The increase in the dollar amount and percentage is the result of our amortizing the deferred compensation.

    IN PROCESS RESEARCH AND DEVELOPMENT.  During the three months ended
March 31, 2000, we completed the acquisition of Ficon which had a development project not yet complete. The increase in dollars and percentage is the result of expensing the IPR&D acquired.

    INTEREST (EXPENSE) INCOME, NET. Interest income for the three months ended March 31, 2000 was $0.6 million. Interest expense for the three months ended March 31, 1999 was $0.2 million. The increased interest income resulted from investment of excess of cash balances.

    INTEREST (EXPENSE) NON-CASH. As part of the purchase price for the Microelectronics Group of PairGain, we issued a subordinated redeemable convertible note with a beneficial conversion feature measured by the price of our common stock at closing of the acquisition and the conversion price as defined. We are amortizing the difference between the price of our common stock at the closing of the acquisition and the conversion price of approximately $47.3 million over our call period through August 2000. The increase in dollar amount and percentage is the result of the amortization.

RESULTS OF OPERATIONS IN THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

    NET REVENUES. Our net revenues were $56.2 million, $31.5 million, and $22.5 million in the years ended December 31, 1999, 1998 and 1997, respectively. These amounts represent increases of 78.7% from 1998 to 1999, and 39.6% from 1997 to 1998. The increase in revenues was primarily due to the increases in unit volume shipments to existing customers, the expansion of our customer base and the introduction of new products. Net revenues from customers outside of North America represented 47.1%, 32.6% and 49.2% of our net revenues in the years ended December 31, 1999, 1998 and 1997, respectively. Net revenues from customers outside of North America increased as a percentage of net revenues from 1998 to 1999 primarily due to a shift in manufacture of product by domestic customers to offshore facilities. Net revenues from customers outside of North America decreased as a percentage of net revenues from 1997 to 1998 as a result of reduced shipments to existing customers in Asia due to an economic downturn in a number of countries in this region. We expect that revenues generated from customers outside of North America will continue to account for a significant percentage of our net revenues.

    COST OF SALES AND GROSS PROFIT.  Our gross profit was $34.2 million,
$21.6 million and $15.0 million in the years ended December 31, 1999, 1998 and 1997, respectively. These amounts represent an increase of 58.6% from 1998 to 1999, and 44.1% from 1997 to 1998. Our gross margin was 60.9%, 68.6% and 66.4%
in the years ended December 31, 1999, 1998 and 1997, respectively. The decrease in gross margin from 1998 to 1999 was due to a number of factors, including pressures on average selling prices and customer and product mix. The increase in gross margin from 1997 to 1998 resulted from an expanded customer base and lower supplier costs based on greater volumes purchased. The increase in gross profit dollars was the result of higher unit sales. In consideration for modifying pricing terms for the sale of our products under cooperative development agreements with Paradyne Corporation, we agreed to pay a license fee to Paradyne Corporation on products sold to all customers up to an aggregate amount of $1.5 million. As of March 1999, we had incurred and paid approximately $300,000 to Paradyne Corporation under this arrangement. In connection with terminating the cooperative development agreements and entering into a new Supply Agreement effective December 1998 with Paradyne Corporation, we agreed to pay Paradyne Corporation the remaining $1.2 million which was expensed in the first quarter of 1999 as a cost of sales and paid during 1999.

    RESEARCH AND DEVELOPMENT. Our research and development expenditures were $26.5 million, $18.7 million and $8.4 million, in the years ended December 31, 1999, 1998 and 1997, respectively. These amounts represent increases of 41.9% from 1998 to 1999 and 124% from 1997 to 1998. Research and development expenditures represented 47.2%, 59.4% and 37.1% of net revenues in the years ended December 31, 1999, 1998 and 1997, respectively. The decrease as a percentage of revenues was due to the increased revenue. The increase in dollars and as a percentage of net revenues in 1998 resulted from a significant increase in development efforts in advance of anticipated revenues from such efforts. In particular, we added a significant number of new personnel and related support.

    SELLING, GENERAL AND ADMINISTRATIVE. Our selling, general and administrative expense was $14.4 million, $10.2 million and $4.6 million in the years ended December 31, 1999, 1998 and 1997, respectively. These amounts represent increases of 40.8% from 1998 to 1999, and 123% from 1997 to 1998. Selling, general and administrative expense represented 25.6%, 32.5% and 20.3% of net revenues in the years ended December 31, 1999, 1998 and 1997, respectively. The increase in dollars in 1999 and 1998, and as a percentage of net revenues in 1998, resulted from the addition of sales, marketing, management and administrative personnel and related expenses, including increased commissions, and general business costs.

    AMORTIZATION OF INTANGIBLE ASSETS. Amortization was provided on a straight-line basis commencing in August 1996 through July 1998. Our expense for amortization of core technology was $0.0 million, $0.6 million and $1.0 million in the years ended December 31, 1999, 1998 and 1997, respectively. These amounts represent a decrease of 41.7% from 1997 to 1998.

    INTEREST (EXPENSE) INCOME, NET. Interest (expense) income, net is comprised of interest expense from bank borrowings and other debt, net of interest earned on invested cash, and other non-operating expenses. Interest income increased by $1.5 million for the year ended December 31, 1999 due to higher levels of invested cash.

    INCOME TAXES. We use the liability method of accounting for income taxes prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (see note 10 of Notes to Financial Statements). Our effective tax rate for the year ended December 31, 1997 was 26.3%, which differed from the federal statutory rate primarily due to the utilization of the net operating loss carryforwards generated in 1996 and a reduction of the valuation allowance recorded against deferred tax assets. Since we generated a loss in 1998, a benefit was recorded reflecting a loss carry-back for taxes paid in 1997.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations from initial contributions of capital, borrowings on our lines of credit, the sale of Series A preferred stock and the sale of common stock through our initial public offering on June 23, 1999. As of March 31, 2000, we had working capital of approximately $37.0 million and $27.1 million in cash and cash equivalents.

    Net cash provided by pro forma operating activities was $1.2 million in the three months ended March 31, 2000. Net cash provided by operation activities was $1.9 million in the three months ended March 31, 1999. The decrease in 2000 from 1999 was primarily due to timing of accrued expenses and other current liabilities.

    Net cash used in pro forma investing activities was $0.5 million in the three months ended March 31, 2000, related to costs associated with the acquisitions of Ficon and the Microelectonics Group of PairGain and the acquisition of capital equipment, partially offset by the sale/maturity of short term investments. Net cash used in investing activities for the three months ended March 31, 1999 was $0.1 million and related primarily to capital expenditures.

    Cash provided by financing activities was $1.7 million in the three months ended March 31, 2000, and was provided by the net proceeds of issuance of common stock and repayment of employee notes receivable. Cash used in financing activities was $1.7 million in the three months ended March 31, 1999, and was primarily related to the repayment of borrowings under a line of credit.

    We expect our capital expenditures to increase from $1.2 million in 1999 to more than $5.0 million in 2000 to support further expansion of operations. We expect our expenditures for research and development to increase in 2000 as the result of the addition of new engineers through direct hiring and our recent acquisitions. These expenditures will be funded through our anticipated increase in net revenues and resulting gross profits, our cash balances and the increase in capital bases balances, as well as net proceeds resulting from this offering.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, or SAB 101, as amended in June 2000, which summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We will adopt SAB 101 in the fourth quarter of 2000 and believe that adoption will not have a significant effect on our consolidated results of operations or financial position.

    In June 1998, FASB issued FAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. FAS No. 133 is effective for all fiscal quarters or fiscal years beginning after June 15, 2000, as amended by FAS No. 137, "Accounting for Derivative and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," issued in June 1999. We do not expect the adoption of this statement to have a significant impact on our consolidated results of operations or financial position.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit. As of March 31, 2000, all of our investments were in money market funds, certificates of deposits or high quality commercial paper.

                                    BUSINESS

GENERAL

    We are a leading worldwide developer of advanced DSL chip sets, which enable high-speed data transmission over the existing network of copper telephone wires known as the local loop. Our products, when deployed at each end of these copper telephone wires, enable data transmission at rates over 100 times faster than today's commonly deployed modem technologies, which transmit data at 56 Kbps.

    Our products target the rapidly growing market for high-speed transmission applications such as Internet access, telecommuting and networking among branch offices. These transmission applications are expanding to include data, voice and video transmissions over the same copper wire. In order to enable these applications, equipment manufacturers are designing DSL systems around increasingly complex integrated circuits which account for a significant portion of the value added, proprietary content of such systems. While equipment manufacturers have in-depth system knowledge, they often lack the core technology and expertise necessary to develop these integrated circuits internally and are turning to DSL integrated circuit developers that possess the core technologies and expertise required to bring high performance, cost effective solutions to market.

INDUSTRY OVERVIEW

THE LOCAL LOOP HAS BECOME THE BOTTLENECK TO HIGH-SPEED DATA ACCESS

    Vast amounts of data are carried over the Internet and private communications networks. International Data Corporation estimates that the number of Internet users worldwide was approximately 144 million in 1998 and will reach approximately 602 million in 2003. As the number of end users accessing these networks grows and their use of data-intensive applications increases, the volume of data transmitted over these networks will also continue to grow.

    In order to accommodate increasingly high volumes of data, telecommunications service providers have invested significant resources to upgrade central office switching centers and the interconnecting infrastructure, known as the backbone. While these capacity constraints continue to be addressed through the use of high-speed digital and fiber-optic equipment, the network of twisted pair copper telephone wires that connects end users to central office switching centers, known as the local loop, remains a bottleneck that limits high-speed data transmission.

  [Graphic depicting the local loop bottleneck, including the following text:

The local loop bottleneck. The barrier to high-speed data transmission is the local loop. Commonly used analog modems connect a customer's PC to the network service provider but the data transmission rate is limited to 56 Kbps. Once the data reaches the service provider's "broadband' network, the transmission capacity ranges from millions of bits per second to over 600 million bits per second between points within the network using fiber optic and microwave transmission systems.]

    According to the International Telecommunications Union, more than 700 million copper telephone wires have been installed worldwide primarily by local telecommunications service providers. This local loop infrastructure was originally designed for lower-speed voice traffic rather than higher-speed data transmission. As a result, access to the Internet and private communications networks using standard dial-up connections over the local loop has typically been limited to data transmission rates of only 28.8 Kbps to 56 Kbps, often requiring several minutes to several hours to download large data-intensive files. This bottleneck has frustrated end users and limited the capability of service providers to deliver high-speed applications such as efficient Internet access, telecommuting and networking between branch offices.

NEW COMPETITION TO PROVIDE HIGH-SPEED DATA ACCESS

    Until recently, traditional regional telephone companies were the almost exclusive operators of the local loop. To address the demand for high-speed data transmission, these service providers primarily offered high-speed data transmission at transmission rates of up to 128 Kbps and 1.5 Mbps, depending on the technology used to transmit the data. These services have generally achieved limited success due to complexity and the high cost of deployment.

    The Telecommunications Act of 1996 has enabled new entrants, such as competitive local exchange carriers, to offer high-speed data transmission services. These new carriers, as well as the traditional regional telephone companies, are accelerating deployment of high-speed DSL services over the local loop. DSL equipment, when deployed at each end of a copper telephone wire, enables data transmission speeds of 128 Kbps to 52 Mbps, depending on the length and condition of the copper telephone wire. In addition, other telecommunications service providers, including cable, wireless and direct broadcast satellite companies, are providing high-speed data transmission services outside of the existing telephone network. Cable services are deployed over the cable television infrastructure at transmission rates of up to 40 Mbps. Cable is expected to compete effectively with other high-speed data transmission technologies, particularly in the residential market, because it enables fast data transmission speeds at comparatively low cost and leverages an existing infrastructure of coaxial cable. Wireless and direct broadcast satellite systems transmit digital data without terrestrial lines at speeds of more than 1 Mbps. Many of these services are at an early stage of development, but they are expected to provide cost-effective high-speed data transmission. In addition, some telecommunications service providers are delivering high-speed data transmission services to large businesses in major metropolitan areas over local installed fiber networks. Although local fiber networks have not generally been cost effective to deploy for small business and residential end users, fiber networks will compete effectively in the market for high-speed data transmission services, particularly for large business end users. As the volume of data traffic increases, high-speed data transmission services have become a key competitive service offering for these providers.

DSL TECHNOLOGY ENABLES HIGH-SPEED DATA TRANSMISSION OVER COPPER TELEPHONE WIRE

    DSL technology was developed to address the local loop bottleneck. DSL implementations have several important advantages over other high speed technologies, including:

        DEDICATED BANDWIDTH. DSL is a point-to-point technology that connects the end user to the service provider's central office over a copper telephone wire. Because DSL connections are dedicated, DSL does not suffer from service degradation as other subscribers are added to the system, and, in addition, allows a higher level of security. Some alternative high-speed data transmission solutions, such as cable, are shared systems which may suffer degradation and increase the risk of security breaches as additional users are added.

        LOW COST. Because DSL uses the existing local loop connection, it can be significantly less expensive to deploy to businesses and homes than other high-speed data transmission technologies. In addition, recent advances in technology development and industry standardization can make widespread deployment of DSL increasingly economical to both service providers and end users.

        BROAD COVERAGE. Since virtually all businesses and homes in the United States have installed copper telephone wire connections, DSL technologies can be made immediately available to a large percentage of potential end users.

DSL technology uses sophisticated digital signal processing technologies to achieve high-speed data transmission over copper telephone wires. DSL technology addresses different high-speed data transmission service requirements resulting in several configuration options. Symmetric transmission technologies, such as high bit rate DSL, or HDSL, symmetric DSL, or SDSL, and multi-rate symmetric DSL, or MSDSL, provide equal data transmission rates between the central office and the end user. These configurations are therefore most ideally suited for applications such as telecommuting and networking between branch offices, which require equal data transmission rates in both directions. Asymmetric transmission technologies, such as asymmetric DSL, or ADSL, and rate-adaptive asymmetric DSL, or RADSL, provide greater downstream transmission rates towards the end user than upstream from the end user. Applications most efficiently served by asymmetric technologies include Internet access where data traffic flows primarily downstream.

    To date the traditional telecommunications service providers, such as the regional telephone companies, have accelerated their investments primarily in ADSL technologies because ADSL appeared most appropriate for residential subscribers. The new competitive exchange carriers, in contrast, have focused on providing competitively priced, high-speed data transmission services to business customers. These new carriers have focused on providing services based on symmetric DSL transmission technologies, such as SDSL and MSDSL.

    In a typical deployment of DSL services, DSL equipment is connected to a personal computer in a residence or to a router in a business where multiple personal computers may be connected. The end user is connected to the telecommunications service providers' central office over a copper telephone wire that is terminated at the central office by either a stand-alone DSL network interface unit or by a digital subscriber line access multiplexer, or DSLAM, terminating up to hundreds of connections to many users. Accordingly, a local loop of one copper telephone wire pair which connects the end user to the service provider's central office will require DSL equipment on both ends of the wire pair.

    Prior to 2000, most large volume DSL service deployments used carrierless amplitude phase modulation, or CAP, and two bits per quadrant, or 2B1Q, line codes. DSL products utilize different coding techniques to transmit data reliably over copper telephone wires. These coding techniques, or line codes, include 2B1Q, CAP, discrete multitone modulation, or DMT, and pulse amplitude modulation, or PAM. 2B1Q, CAP and PAM are used for symmetric applications. CAP and DMT are used for asymmetric applications.

THE DEMANDS OF DSL SERVICE PROVIDERS

    DSL services are in the initial phases of worldwide deployment. To present a compelling alternative to other data transmission services, DSL services must:

    - reach a large potential end user base;

    - provide low equipment, installation and maintenance costs;

    - be tested and proven through field deployment; and

    - possess value-added functionality for the high-speed transmission of voice, data and video.

    We believe that telecommunications service providers are electing to commence DSL service deployment based primarily on these factors. These service providers may also be commencing deployment of DSL services in response to competition from other service providers, such as cable companies, that are also using high-speed data transmission services to compete for traditional voice communications.

THE OPPORTUNITY FOR DEVELOPERS OF DSL INTEGRATED CIRCUITS

    DSL equipment manufacturers are striving to meet the requirements of telecommunications service providers by designing high performance DSL products. In order to minimize time-to-market, development and product costs, DSL equipment manufacturers use increasingly complex integrated circuits which account for a large portion of the value-added proprietary content of such products. However, DSL equipment manufacturers often lack the core technology expertise in signal processing, signal conversion and communications algorithms that is required to develop these integrated circuits. In addition, these solutions must overcome real-world impairments of the local loop, such as line noise, which could otherwise degrade data transmission performance. As a result of these factors, DSL equipment manufacturers are turning to a new breed of integrated circuit developers that possess the core technology and expertise required to develop DSL chip sets. A DSL chip set is needed in equipment on each end of the copper telephone wire pair for every end user. Successful solutions must offer field-proven technology, high performance, high levels of system integration, low power consumption, flexibility to enhance features and performance, rapid time-to-market and competitive total system cost.

THE GLOBESPAN SOLUTION

    We are a leading worldwide developer of DSL integrated circuits which enable high-speed data transmission over the local loop. We sell our integrated circuits to manufacturers of DSL equipment for incorporation into products which are sold to telecommunications service providers and end users. We believe we provide our customers with significant value created by our leading DSL integrated circuit chip sets, our heritage in the DSL market, our understanding of DSL equipment manufacturers, service provider and end user needs, and our strong sales and support organizations. Key elements of our solution include:

    BROAD BREADTH OF CAPABILITIES. We have significantly increased our capabilities in terms of overall employees to more than 571, of which 485 are involved in product development and customer support, as of June 30, 2000, and their core competencies and capabilities to support a growing customer base and market deployments.

    LONG HISTORY OF DSL EXPERIENCE. We have leveraged seven years of field experience in implementing DSL technology to successfully bring proven DSL chip set solutions to market. Our core engineering team includes several individuals who were early developers of DSL technology at AT&T Bell Labs in 1988.

    BROAD SUITE OF DSL CHIP SETS. We offer a broad suite of DSL solutions, including ADSL, RADSL, HDSL, HDSL2, SDSL and MSDSL chip sets which use the 2B1Q, CAP, DMT and PAM line codes, including multi-mode asymmetric and symmetric platforms.

    COMPLETE SYSTEM-ON-A-CHIP. Our SOC solutions provide significant density, power and cost advantages by integrating the functionality of multiple discrete components, such as memory, microprocessors or framers, onto a single chip. Our recent acquisitions provide us with additional core competencies and design and product development resources to add greater functionality to our existing chip sets and introduce new chip set products targeted to capture more of the integrated circuit functions used in DSL systems.

    HIGH PERFORMANCE. Our chip sets are capable of performing billions of operations per second. We believe the high performance capability of our chip sets enables us to deliver one of the industry's longest reach per data transmission rate which allows telecommunications service providers to offer services to a larger customer base.

    SOFTWARE FLEXIBILITY. Our chip sets are highly programmable. Our customers are able to enhance or reconfigure their products through downloads of our software rather than through costly replacement or modification of their installed DSL system products. This flexibility enables telecommunications service providers to optimize performance and keep pace with changing industry requirements, including features and standards compliance. It also allowed us to deliver multi-mode chip sets.

    COMPETITIVE TOTAL SYSTEM COST. Our high levels of integration lead to low power consumption and density advantages, thereby maximizing the number of transceivers that can be incorporated into a DSL central office system. Higher system density enables telecommunications service providers to connect a larger number of end users with their central office equipment thereby reducing total cost per end user.

    ADVANCED SYSTEMS-LEVEL EXPERTISE. Our systems-level expertise enables us to offer chip sets which can be cost effectively incorporated into complete DSL systems and which contribute to optimizing the performance of these systems in the local loop environment. As a result we provide comprehensive step-by-step DSL reference design guides that enable our customers to rapidly bring robust DSL systems to market.

    STRONG TECHNICAL SUPPORT. We provide superior technical support throughout the design and test process to minimize our customers' cost and time to deploy. We also provide comprehensive field support to ensure that our customers' products perform optimally in real world environments.

    STANDARDS COMPLIANCE. We actively participate in the formulation of DSL standards which enables us to monitor industry trends and refine our product development efforts to bring standards-compliant solutions to market.

    We believe these attributes, as well as our growing strength of capabilities, position us as the preferred design partner and supplier of integrated circuits for DSL systems.

STRATEGY

    Our objective is to be the leading provider of integrated circuits for DSL systems. To achieve this objective, we are pursuing the following strategies:

    EXPAND OUR RESOURCES AND CAPABILITIES. Our strategy is to significantly grow our position as one of the largest organizations dedicated to DSL and to build upon and expand our core competencies and capabilities to support our growing customer base and accelerating pace of DSL deployment.

    MAXIMIZE DESIGN WIN MARKET SHARE. Our strategy is to maximize the number of design wins with both new and existing customers. A design win represents a customer's initial commitment to develop a product incorporating our chip sets. We believe design wins are strategically important because once a customer has designed our chip sets into its product, that customer is more likely to continue to choose our solutions for additional products. Furthermore, achieving the broadest number of design wins creates an opportunity to capitalize on the success of any one of our customers' DSL products. We maximize our ability to compete for design wins by using our extensive sales representative organization to access the greatest number of customers and further penetrate our existing customer base.

    TARGET ALL APPLICATIONS WITHIN THE DSL MARKET. Our strategy is to provide the necessary technologies to enable all applications within the DSL market. We are currently shipping chip sets based upon ADSL, RADSL, HDSL, HDSL2, SDSL and MSDSL technologies which use 2B1Q, CAP, DMT and PAM line codes. Our chip sets are used in both central office and customer locations to enable high speed data applications such as Internet access, telecommuting and networking among branch offices. We will continue to monitor industry trends and refine our product development efforts to target emerging DSL applications and have introduced multi-mode asymmetric and symmetric chip sets that interoperate with all applicable line codes.

    STRENGTHEN AND BROADEN TECHNOLOGY LEADERSHIP. Our strategy is to continue to build upon our strong technology core competencies to maintain our position as a technology leader in the DSL market. We are currently investing substantial development resources in system-level knowledge, communications algorithms, signal processing and signal conversion. Specifically, we are devoting resources to extend reach by enhancing our high performance algorithms and to increase system integration by embedding more system functions on a single integrated circuit. We invest significant resources in research and development and product support and will continue to work closely with our customers to develop new and enhanced solutions that address next-generation DSL market opportunities.

    LEVERAGE ADVANCED SYSTEMS-LEVEL EXPERTISE. Our strategy is to leverage our advanced systems-level expertise to develop and market chip sets that can be cost effectively and rapidly incorporated into complete DSL systems manufactured by our customers. This strategy is intended to enable our customers to optimize time-to-market, performance and system cost. By working closely with our customers throughout the design and deployment process, we gain valuable insights and are often able to anticipate their needs and incorporate value-added functionality onto our chip sets. We gain additional insights by continually testing our solutions against real-world models of DSL networks to verify their performance in harsh and unpredictable deployment environments. We have built a state-of-the-art system test facility which we use to validate the performance of our chip sets and which we make readily available to our customers to test their DSL systems. We plan to continue to expand and improve this capability. Furthermore, we will continue to provide comprehensive reference design guides that enable our customers to apply our systems-level expertise to their products.

    DRIVE INDUSTRY STANDARDS. We actively participate in the formulation of critical standards for high-speed data transmission markets. We believe such participation accelerates and expands the development of markets for our products and provides valuable insights and relationships which assist us in directing our product development efforts to target emerging market opportunities.

TECHNOLOGY CORE COMPETENCY

    Our key competitive advantage is founded in our technology expertise encompassing the entire DSL design process from the development of custom integrated circuits to their integration into a system solution. To address the technology challenges of DSL transmission, we have developed and will continue to build upon our primary technology core competencies, including systems-level knowledge, communications algorithms, digital signal processing and signal conversion.

    SYSTEMS-LEVEL KNOWLEDGE. Our systems-level knowledge has been developed through years of field installation experience and working relationships with over 100 equipment manufacturer customers. As a result, we have an advantage in understanding the harsh and varying conditions of the local loop. This environment is characterized by various impairments that impact DSL operations and make reliable high-speed data transmission difficult to achieve. These factors include bridge taps, cross-talk from adjacent wires in the same wire bundle, signal attenuation and impulse noise spikes, among others. To minimize the effects of these impairments, we will continue to incorporate our understanding of these factors into our DSL chip set designs. We have also leveraged our systems-level expertise to create a state-of-the-art system test facility to validate the performance and operation of new DSL designs. We have invested significant resources in automating our test facility to maximize the efficiency and repeatability of our tests. We will continue to make our test facility readily available to our customers to verify the performance of their DSL products.

    COMMUNICATIONS ALGORITHMS. A key component of our continued success is the expertise that we have developed in the areas of communications theory and algorithms. Communications algorithms are the processes and techniques used to transform a digital data stream into a specially-conditioned analog signal suitable for transmission across copper telephone wires. At the receiving end of the copper telephone wire, our algorithms process the analog signal and transform this data into a digital form without introducing data errors. We invest significant resources to maintain our technology leadership in the development of communications system algorithms in the areas of start-up training, coding for forward error correction, line codes, echo cancellation, adaptive equalizers, digital filter design and transmission line analysis. Our broad theoretical knowledge base, coupled with our extensive DSL field experience, has enabled our technology team to generate comprehensive DSL system models utilizing computer-aided design tools. These models are used to design our complex algorithms and to determine performance and architectural requirements for our digital communications processor and analog front end chips. Ultimately, the knowledge gained from these simulations, combined with the advantages of our programmable platform, enables us to optimize algorithm designs for specific DSL applications across a broad range of local loop conditions. In addition, we develop communications algorithms used specifically for data compression and coding and decoding critical to the transmission of voice and video over DSL lines.

    DIGITAL SIGNAL PROCESSING. Digital signal processing, as it relates to DSL applications, is a means of encoding digital data for transmission over bandwidth limited media, such as copper telephone wires, and recovering the encoded data at the receiving end. This process requires very high-speed, high-precision silicon engines to meet the performance specifications of telecommunications service providers. We are a leader in the design of high-performance, low-power, silicon-efficient, digital communications processors which optimize digital signal processing for DSL applications. Our digital communications processor is based on a proprietary architecture that incorporates concurrent multi-tasking, multi-processor digital signal processing engines. Our digital communications processor architecture provides system design flexibility without the inherent power and costs normally associated with conventional, general purpose digital signal processors. The performance and flexibility of our digital communications processor enables our customers to implement multiple DSL configurations using different line codes through a simple software download.

    ATM AND IP PROTOCOL. ATM and IP protocol are being used to build the next generation of communication infrastructure, including Voice over Packet. Our software solutions are used to build a packet-based converged switching and routing network with guaranteed quality of service for voice, data and multimedia applications and represent critical components of broadband access systems and network edge devices.

    SIGNAL CONVERSION. Signal conversion is a component of our solution that transforms digital signals into analog signals that are suitable for transmission over copper telephone wires. Our analog front end includes a custom integrated circuit that performs the signal conversion function, as well as a combination of discrete components such as resistors, capacitors, linear amplifiers and transformers. Our analog front end provides several programmable analog functions critical to achieving high-speed and long-reach performance. Our analog front end is capable of operating over a wide array of signal amplitudes and frequency ranges associated with different line codes.

PRODUCTS

    We offer a broad suite of DSL chip set solutions. A typical product offering includes a chip set, consisting of a digital communications processor and an analog front end, a DSL reference design guide and software.

    Our DSL chip sets are software programmable, enabling a broad range of data transmission rates, performance enhancements, feature upgrades and compliance with industry standards. We have been producing high volumes of our current chip sets for over two years and have shipped more than four million chip sets. Our comprehensive step-by-step DSL reference design guides include schematics, bills of materials, circuit board layouts, application interface programs and debug guides. Our DSL reference design guides enable equipment manufacturers to bring robust systems to market quickly and cost-effectively.

    Our chip sets and reference design guides are optimized for specific DSL applications, resulting in a variety of configuration options. Our products offer alternative packaging and bus interface options, and standards-based line codes.

    HDSL. High bit rate digital subscriber line, or HDSL, is a cost-effective alternative to traditional repeatered T1 and E1 data services for business applications. HDSL provides symmetric transmission over two pairs of copper telephone wires at data transmission rates of T1 (1.544 Mbps)/ E1 (2.048

Mbps). We currently offer HDSL chip sets using CAP or 2B1Q line codes which incorporate a single or dual channel digital communications processor and an analog front end. Our HDSL product is the first chip set capable of implementing both line codes recommended by the ANSI Technical Report TR28 draft 2 and the International Telecommunications Union standard G.991.

    HDSL2. HDSL2 is a next generation HDSL configuration that provides symmetric transmission over one pair of copper telephone wires rather than two pairs, resulting in a more network-efficient and cost-effective solution. We currently offer HDSL2 chip sets using the PAM line code which incorporate a single channel digital communications processor and an analog front end. Our HDSL2 chip set is designed to meet the HDSL2 standard T1.418-2000 defined in the United States by the ANSI.

    SDSL. Symmetric digital subscriber line, or SDSL, is a cost-effective alternative to traditional repeatered T1 and E1 data services for business applications. SDSL provides symmetric transmission over one pair of copper telephone wires and provides T1/E1 data rates. We currently offer SDSL chip sets using the CAP line code which incorporate a single or dual channel digital communications processor and an analog front end. Our SDSL chip set is designed to meet the International Telecommunications Union G.991.1 standard.

    MSDSL. Multi-rate symmetric digital subscriber line, or MSDSL, is used to provide cost-effective symmetric transmission over one pair of copper telephone wires at data transmission rates ranging from 144 Kbps to 2.3 Mbps depending upon the available data transmission rates of the relevant service provider. We currently offer MSDSL chip sets using the CAP or 2B1Q line codes which incorporate a single or dual channel digital communications processor and an analog front end.

    ADSL AND RADSL. Asymmetric digital subscriber line, or ADSL, and rate adaptive asymmetric digital subscriber line, or RADSL, are used to provide cost effective, high-speed local loop access for Internet and other applications where data flows downstream to the end user faster than it does upstream from the end user. ADSL provides asymmetric transmission over one pair of copper telephone wires with downstream data transmission rates ranging from 32 Kbps to
8.0 Mbps and upstream data transmission rates ranging from 32 Kbps to 1.1 Mbps. ADSL allows the telephone line to be used simultaneously for voice and data transmission. We currently offer ADSL chip sets which incorporate an analog front-end and a dual channel digital communications processor chip using the CAP line code or a single channel and quad channel digital communications processor chip using the DMT line code, or a single channel and quad channel digital communications processor using both CAP and DMT line codes. Our ADSL chip sets are designed to meet the ANSI standard specification T1.413 for the 8 Mbps DMT line code configuration and the International Telecommunications Union standard
G.992.1 for 8Mbps DMT line code configuration (commonly called G.dmt) and
G.992.2 for the 1.5 Mbps DMT line code configuration (commonly called G.lite). Our DMT line configuration is also standard compliant for ADSL over ISDN, or Integrated Services Digital Network, for use in Europe and for use in Japan.

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
    The following table summarizes our DSL product families, their key functions, data transmission rates and introduction dates.

PRODUCT                                                                             DATA                     INTRO.
FAMILY                                  FUNCTION                             TRANSMISSION RATES               DATE
-------                 -----------------------------------------  ---------------------------------------  --------
G7263.................  High density Quad ADSL G.lite CO chipset.  Downstream--64 Kbps to 1.536 Mbps          4Q99
                                                                   Upstream--32 Kpbs to 512 Kbps
G7266.................  High density Quad ADSL DMT CO chipset.     Downstream--32 Kbps to 8.192 Mbps          4Q99
                                                                   Upstream--32 Kbps to 1.024 Mbps
G7271.................  High density Quad ADSL Multimode (with     DMT Downstream--32 Kbps to 8.192 Mbps      4Q99
                        CAP) CO chipset.                           DMT Upstream--32Kbps to 1.024 Mbps CAP
                                                                   Downstream--256 Kbps to 7.168 Mbps CAP
                                                                   Upstream--90.6 Kbps to 1.088 Mbps
G7066-RT..............  Low power, high density DMT Quad ADSL                                                 4Q99
                        optimized for Digital Loop Carrier and
                        Multiple Dwelling Unit.
G7066-RT..............  Low power, high density G.lite Quad ADSL                                              4Q99
                        optimized for Digital Loop Carrier and
                        Multiple Dwelling Unit.
G2237.................  Common Dual channel high density platform  T1 (1.544 Mbps and up to 4.6 Mbps)         2Q99
                        for HDSL2, SDSL 2B1Q and high speed
                        symmetric 4.6 Mbps.
G70xx.................  USB bus powered ADSL Reference Design                                                 3Q99
G2237.................  Common Dual channel high density platform  T1 (1.544 Mbps and up to 4.6 Mbps)         2Q99
                        for HDSL2, SDSL 2B1Q and high speed
                        symmetric 4.6 Mbps.
G2237.................  Common Dual channel high density platform                                             2Q99
                        for HDSL2, SDSL, 2B1Q, high speed
                        symmetric 4.6 Mbps, and IDSL.
G2237.................  Common single channel high density         T1 (1.544 Mbps and up to 2.32 Mbps)        4Q99
                        platform for HDSL2 and SDSL 2B1Q
                        symmetric.
G2216.................  High density SDSL 2B1Q with integrated     Up to 2.32.Mbps                            3Q99
                        ATM and serial interface.
G2237.................  Dual channel HDSL2 with HDLC               T1 (1.544 Mbps)                            2Q99
                        functionality.
G2237.................  Dual channel HDSL2 with integrated ATM     T1 (1.544 Mbps)                            2Q99
                        Interface for symmetric transmission over
                        one wire pair.
GS9070................  ASIC chip used to connect our G2710,       Not Applicable                             1Q99
                        G7060 or G7061 chip sets to PCI bus and
                        V.90 voice band modems for PC
                        applications.
G7070.................  Multi-mode RADSL single channel chip set   Downstream--90 Kbps to 8.0 Mbps            4Q98
                        for asymmetric transmission over one wire  Upstream--45 Kbps to 1.1 Mbps pair using DMT or CAP line code. Includes
                        integrated framer.
G7060.................  RADSL single channel chip set for          Downstream--90 Kbps to 8.0 Mbps            4Q98
                        asymmetric transmission over one wire      Upstream--45 Kbps to 1.1 Mbps
                        pair using DMT line code. Includes
                        integrated framer.
G7061.................  RADSL (G.lite) single channel chip set     Downstream--90 Kbps to 1.5 Mbps            4Q98
                        for asymmetric transmission over one wire  Upstream--45 Kbps to 540 Kbps pair using DMT line code. Includes
                        integrated framer.
G2237.................  HDSL2 single channel chip set for          T1 (1.544 Mbps)/E1 (2.048 Mbps)            4Q98
                        symmetric transmission over one wire pair
                        using PAM line code. Includes integrated
                        framer.

PRODUCT                                                                             DATA                     INTRO.
FAMILY                                  FUNCTION                             TRANSMISSION RATES               DATE
-------                 -----------------------------------------  ---------------------------------------  --------
G2232.................  SDSL single or dual channel chip set for   T1 (1.544 Mbps)/E1 (2.048 Mbps)            4Q98
                        symmetric transmission over one wire pair
                        using CAP line code. Includes integrated
                        framer.
G2216.................  MSDSL single or dual channel chip set for  144 Kbps to 1.1 Mbps                       4Q98
                        symmetric transmission over one wire pair
                        using 2B1Q line code. Includes integrated
                        framer and analog front end.
G2214.................  MSDSL single or dual channel chip set for  144 Kbps to 2.3 Mbps                       4Q98
                        symmetric transmission over one wire pair
                        using CAP line code. Includes integrated
                        framer.
G2710.................  RADSL single or dual channel chip set for  Downstream--90 Kbps to 7.2 Mbps            3Q98
                        asymmetric transmission over one wire      Upstream--45 Kbps to 1.1 Mbps
                        pair using CAP line code. Includes
                        integrated framer.
G2213.................  HDSL dual channel chip set for symmetric   T1 (1.544 Mbps)/E1 (2.048 Mbps)            3Q98
                        transmission over two wire pairs using
                        CAP line code. Includes integrated
                        framer.
G2212.................  HDSL dual channel chip set for symmetric   T1 (1.544 Mbps)/E1 (2.048 Mbps)            3Q98
                        transmission over two wire pairs using
                        2B1Q line code. Includes integrated
                        framer and analog front end.
MDT-x6-01.............  MSDSL single channel chip set for          144 Kbps to 1.1 Mbps                       3Q98
                        symmetric transmission over one wire pair
                        using 2B1Q line code.
HDT-12-0x.............  HDSL single channel chip set for           T1 (1.544 Mbps)/E1 (2.048 Mbps)            4Q97
                        symmetric transmission over two wire
                        pairs using 2B1Q line code.
MDT-x4-01.............  MSDSL single channel chip set for          144 Kbps to 2.3 Mbps                       2Q97
                        symmetric transmission over one wire pair
                        using CAP line code.
SDT-32-03.............  SDSL single channel chip set for           T1 (1.544 Mbps)/E1 (2.048 Mbps)            1Q97
                        symmetric transmission over one wire pair
                        using CAP line code.
HDT-13-0x.............  HDSL single channel chip set for           T1 (1.544 Mbps)/E1 (2.048 Mbps)            2Q96
                        symmetric transmission over two wire
                        pairs using CAP line code.
RDT-x0-01.............  RADSL single channel chip set for          Downstream--90 Kbps to 7.2 Mbps            2Q96
                        asymmetric transmission over one wire      Upstream--45 Kbps to 1.1 Mbps
                        pair using CAP line code.

SALES, MARKETING AND TECHNICAL SUPPORT

    Our strategy is to expand the breadth of our customer base by using our extensive worldwide sales representative organization, comprised of exclusive relationships with approximately 34 firms with over 150 professionals. In addition our sales, marketing and technical support professionals total 75 employees. Our strategy has enabled us to spread our sales efforts across a much larger base of customers than would otherwise be possible using only a direct sales model. Furthermore, it has been our experience that once we successfully penetrate a new account, we become better positioned to secure additional design wins.

    Providing comprehensive DSL reference design guides to our customers is integral to our sales strategy. Our design materials are intended to enable our customers to effectively incorporate our chip sets into their DSL systems and to achieve a faster time-to-market. This reduces the necessary level of customer support and allows for a greater allocation of our sales effort to target future design wins.

    We provide superior technical support throughout the design and test process to accelerate our customers' time-to-market. We also provide comprehensive field support to ensure that our customers' products perform optimally in real world deployment environments.

CUSTOMERS

    We sell our products worldwide to approximately 100 companies that manufacture data communications products. Customers from which we recognized at least $2.0 million in net revenues in 1999 include Ascom Hasler AG, Cisco Systems, Intel Corporation, Lucent Technologies, Inc., NEC Corporation, and Paradyne Corporation. Our chip sets are incorporated by our customers into the following products:

    - digital subscriber line access multiplexers, or DSLAMs, which are used to terminate up to hundreds of lines in a central office and aggregate them onto high-speed lines for transmission to the communications backbone;

    - DSL network interface units, which are customer premises products that enable high-speed data transmission over the local loop;

    - DSL-compatible routers, which are used to connect one or more personal computers to the local loop;

    - personal computer DSL network interface cards, which are used to connect a personal computer directly to the local loop; and

    - DSL Universal Serial Bus, or USB, standalone network interface cards, which are used to connect a PC to the local loop.

    Our customers market their products to public and private telecommunications service providers. These service providers include traditional telephone companies, competitive local exchange carriers, Internet service providers, businesses and government entities.

    We depend on a relatively small number of customers for a large percentage of our net revenues. In the three months ended March 31, 2000 and the three years ended December 31, 1999, 1998 and 1997, our customers who individually represented at least five percent of our net revenues accounted for 67.6%, 60.6%, 70.1% and 72.6%, respectively, of our net revenues. In the three months ended March 31, 2000, our top two customers were Cisco Systems and Lucent Technologies, which accounted for 29.5% and 14.6% of our net revenues, respectively. In 1999, our top three customers were Cisco Systems, Lucent Technologies and Ascom Hasler AG, which accounted for 41.6%, 7.1% and 6.2% of our net revenues, respectively. In 1998, our top three customers were Cisco Systems, NEC Corporation and Ascom Hasler AG, which accounted for 48.3%, 12.6% and 9.2% of our net revenues, respectively. In 1997, our top three customers were LG Information & Communications, Ascom Hasler AG and Westell Technologies, which accounted for 21.4%, 12.5% and 9.6% of our net revenues, respectively. We do not have purchase contracts with any of our customers that obligate them to continue to purchase our products and these customers could cease purchasing our products at any time.

PRODUCT DEVELOPMENT AND SUPPORT

    Our core engineering team, including several individuals who were early developers of DSL technology at AT&T Bell Labs, has substantial expertise in DSL technology. Since our founding in August 1996, we have invested significant resources to expand our product development and support group. As of June 30, 2000, approximately 485 employees are engaged in product development and support. These engineers are involved in advancing our technology core competencies and our product development activities. Recently, we have been devoting a significant portion of our research and development expenditures to products incorporating new features and line codes, such as 2B1Q, DMT and PAM.

    We believe that we must continually enhance the performance and flexibility of our current products, and successfully introduce new products to maintain our leadership position. In 2000, our research and development expenditures will increase due to planned increases in personnel, material costs and depreciation resulting from higher capital expenditures. Our research and development expenditures in the three months ended March 31, 2000 and the three years ended December 31, 1999, 1998 and 1997 were $10.9 million, $26.5 million,
$18.7 million and $8.4 million, respectively.

MANUFACTURING

    Our manufacturing objective is to produce reliable, high quality integrated circuits at competitive prices and to achieve on-time delivery of our products to our customers. We outsource the manufacturing of our integrated circuits which enables us to concentrate our resources on the design, development and marketing of our products where we believe we have greater competitive advantages, and to eliminate the high cost of owning and operating a semiconductor wafer fabrication facility.

    Our long-term strategy is to qualify new foundries to provide additional manufacturing capacity and to access diverse manufacturing technologies. We have secured and intend to continue to secure multiple sources of wafer fabrication, assembly and test to reduce our dependence on any single source. There can be no assurance that we will be able to successfully qualify and implement any additional arrangements.

    We do not own or operate a semiconductor fabrication facility. Presently, we depend primarily on Lucent Microelectronics to timely deliver to us sufficient quantities of fully-assembled and tested chip sets on a turnkey basis. We have had a series of manufacturing arrangements with Lucent Microelectronics, the latest of which became effective in March 1999. Under this agreement, Lucent Microelectronics will fill our orders for our current chip sets in accordance with agreed-upon quantity, price, lead-time and other terms. The agreement also contains procedures for establishing Lucent Microelectronics as a manufacturer of future chip sets for us. This agreement, however, does not guarantee that Lucent Microelectronics will adequately fill our orders for current chip sets (either in quantity or timing), or that we will be able to negotiate mutually satisfactory terms for manufacturing our future chip sets. Further, Lucent Microelectronics has the right to discontinue the supply of any chip set upon 12 months' notice (as long as Lucent Microelectronics fills our orders for commercially reasonable quantities of that chip set during the notice period). In addition, Lucent Microelectronics' ability to manufacture our chip sets is limited by its available capacity, and under some circumstances Lucent Microelectronics may allocate its available capacity to its other customers. Any disruption in availability of our products would have a serious adverse impact on our business. If we are required for any reason to seek a new manufacturer of the chip sets presently manufactured by Lucent Microelectronics, such a new manufacturer may not be available and in any event switching to a new manufacturer would require six months or more and would involve significant expense and disruption to our business.

    In order to enhance our ability to obtain sufficient quantities of chip sets to meet our growing product needs, we have been engaged in the process of negotiating and/or exploring prospective supply agreements with other leading chip suppliers. In this regard, we entered into an agreement with UMC to supply some of our chip sets. The UMC agreement, which became effective in December 1999, provides us with the ability to obtain delivery of specified chip sets, in accordance with the agreement's terms, upon our providing of binding forecasts to UMC. Although the UMC agreement provides for a term of five years, with subsequent one year renewals, the supplier may cancel the agreement upon 12 months' advance notice to us. While, in such an event, UMC would still be required to fill our orders for commercially reasonable quantities of product during the twelve month notice period, the termination of this agreement by UMC could cause a disruption to our business. We recently finalized an agreement with TSMC which also provides for a five-year term and is terminable by the supplier upon 12 months' advance notice to us. TSMC will still fill our orders for commercially reasonable quantities of product during the 12-month notice period. Finally, we have recently begun using ZiLOG as a chip supplier. To further supply us with greater chip supply capacity, we will continue to seek agreements with other chip manufactures.

COMPETITION

    The DSL chip set market is intensely competitive. We expect competition to intensify further as current competitors expand their product offerings and new competitors enter the market. We believe that we must compete on the basis of a variety of factors, including time to market, functionality, conformity to industry standards, performance, price, breadth of product lines, product migration plans, and technical support.

    We believe our principal competitors include:

    - for ADSL products based on the ANSI standard T1.413, Alcatel, Analog Devices Inc., Infineon Technologies, Intel Corporation, Motorola and Texas Instruments, among others;

    - for G.lite products based on the International Telecommunications Union standard G.992.2, Alcatel, Analog Devices Inc., Centillium Technology Corporation, Integrated Telecom Express, Lucent Technologies and Texas Instruments, among others; and

    - for HDSL, SDSL, MSDSL and HDSL2 products, Conexant Systems, Intel Corporation and MetaLink, among others.

    In addition to these competitors, there have been growing numbers of announcements by other integrated circuit companies that they intend to enter the DSL chip set market.

    Many of our competitors have greater name recognition, their own manufacturing capabilities, significantly greater financial and technical resources, and the sales, marketing and distribution strengths that are normally associated with large multinational companies. These competitors may also have pre-existing relationships with our customers or potential customers. These competitors may compete effectively with us because in addition to the above-listed factors, they more quickly introduce new technologies, more rapidly or effectively address customer requirements or devote greater resources to the promotion and sale of their products than we do. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so.

    As the DSL market matures, the industry may become subject to increasing price competition driven by the lowest cost providers of chip sets. We anticipate that average per unit selling prices of DSL chip sets will continue to decline as product technologies mature. If we are unable to reduce our costs sufficiently to offset declines in the average per unit selling prices or are unable to introduce new higher performance products with higher average per unit selling prices, our operating results will be seriously harmed. Since we do not manufacture our own products, we may be unable to negotiate volume discounts with our foundries in order to reduce the costs of manufacturing our chip sets in response to declining average per unit selling prices. Many of our competitors are larger with greater resources and therefore may be able to achieve greater economies of scale and would be less vulnerable to price competition. Our inability to achieve manufacturing efficiencies would have an adverse impact on our operating results.

INTELLECTUAL PROPERTY

    Our success depends significantly upon our ability to protect our intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. In the past, competitors have recruited our employees who have had access to our proprietary technologies, processes and operations. Our competitors' recruiting efforts, which we expect will continue, expose us to the risk that such employees will misappropriate our intellectual property. For example, in June 2000, Thomas Sennhauser, our chief operating officer, left us to join a competitor. In addition, in June 1998, we filed suit against three former employees who had commenced employment with one of our competitors. Our lawsuit alleged misappropriation of trade secrets. The court issued a final judgment and against the defendants. In addition, the court ordered injunctive and other relief against the defendants. The defendants appealed the judgment and in June 2000, the Appellate Division dismissed this appeal as moot.

    We rely in part on patents to protect our intellectual property. As of December 31, 1999, we had 35 patents in the United States and 15 patents in other countries. These patents principally cover various aspects of systems and features relating to telecommunications technologies and telecommunications products, including aspects specifically pertaining to particular DSL algorithms and DSL communications systems. These patents have expiration dates ranging from 2009 to 2017. In addition, as of December 31, 1999, we had 65 utility patent applications and 33 provisional applications pending in the United States Patent and Trademark Office. We also had 53 patent applications pending in various countries other than the United States. These patents may never be issued. Even if these patents are issued, taken together with our existing patents, they may not provide sufficiently broad protection to protect our proprietary rights, or they may prove to be unenforceable. To protect our proprietary rights, we also rely on a combination of copyrights, trademarks, trade secret laws, contractual provisions, licenses and maskwork protection under the Federal Semiconductor Chip Protection Act of 1984. We also typically enter into confidentiality agreements with our employees, consultants and customers and seek to control access to, and distribution of, our other proprietary information.

    The laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and many U.S. companies have encountered substantial infringement problems in such countries, some of which are countries in which we have sold and continue to sell products. There is also a risk that our means of protecting our proprietary rights may not be adequate. For example, our competitors may independently develop similar technology, duplicate our products or design around our patents or our other intellectual property rights. If we fail to adequately protect our intellectual property, it would be easier for our competitors to sell competing products.

    Another company, Singapore Telecommunications Limited, or Singapore Telecom, also has prior rights to the GlobeSpan mark in one or more countries outside the United States, in connection with services involving the transmission and broadcast of satellite communications. Singapore Telecom's rights in the GlobeSpan mark may limit our ability to use or market under the GlobeSpan name in some territorial regions outside the United States.

EMPLOYEES

    As of June 30, 2000, we had 571 full-time employees, including 485 employees engaged in product development and support, and 86 engaged in general and administrative activities. Our employees are not represented by any collective bargaining agreements, and we have never experienced a work stoppage. We believe our employee relations are good.

PROPERTIES

    Our facility in Red Bank, New Jersey, comprises our headquarters, administration, sales and marketing and research and development departments. We believe we have adequate space, and any additional space required will be available to us on commercially reasonable terms. We have the leases set forth in the following table:

                                                                  SIZE             LEASE
LOCATION                                                      (SQUARE FEET)   EXPIRATION DATE
--------                                                      -------------   ---------------
Red Bank, NJ
  Headquarters/office.......................................     50,000           4/30/02
  Office....................................................     50,000          11/30/01
Middletown, NJ
  Office....................................................     78,120           3/31/03
Boston, MA
  Office....................................................      6,400           6/30/03
Paris, France
  Office....................................................     12,000           8/30/02
Santa Cara, CA
  Office....................................................      4,754           7/31/03
Irvine, CA
  Office....................................................     31,720           9/30/05
New Dehli, India
  Office....................................................      7,000           6/30/02
Tustin, CA
  Office....................................................     12,274           8/24/00

    We have executed a fifteen year lease for 200,000 square feet in a newly constructed building in Old Bridge, New Jersey. This lease will commence upon completion of the building, which is anticipated in November 2001.

LEGAL PROCEEDINGS

    In June 1998, we filed suit against Hanan Herzberg, Selvaraj Seetharaman and Xiao-Feng Qi in the Superior Court of New Jersey seeking compensatory damages, costs and attorneys' fees and injunctive relief based on allegations of misappropriation of trade secrets. In April 1998, the defendants terminated their employment with our company and subsequently began employment with Level One Communications, a competitor in the DSL industry. No counterclaim has been asserted against us. On June 16, 1999, the Superior Court of New Jersey issued a final judgment in our favor and against the defendants, ordering injunctive and other relief against the defendants. The defendants appealed the judgment to the Appellate Division of New Jersey. On June 16, 2000, the Appellate Division dismissed defendants' appeal as moot.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    Our executive officers, key employees and directors of, and their ages as of June 30, 2000, are as follows:

NAME                                         AGE                             POSITION
----                                     -----------   -----------------------------------------------------
Armando Geday(1).......................           38   President, Chief Executive Officer and Director

Robert McMullan........................           46   Chief Financial Officer, Vice President and Treasurer

Nicholas Aretakis......................           38   Vice President, Worldwide Sales

Daniel Amrany..........................           48   Chief Technology Officer

Vivek Bansal...........................           31   Executive Vice President

Niall Bartlett.........................           39   Vice President, Corporate Development

Michel Desbard.........................           52   Vice President

Cesar Douady...........................           37   Vice President

Alain Fanet............................           40   Vice President

Clete Gardenhour.......................           61   Vice President, Business Development

Richard Gottuso........................           40   General Counsel and Secretary

Angelo Stephano........................           38   Vice President, Worldwide Marketing

Barbara Connor(2)......................           50   Director

James Coulter(1)(3)....................           40   Director

Dipanjan Deb(1)(2).....................           30   Director

Thomas Epley(1)(3).....................           59   Director

Federico Faggin(3).....................           58   Director

Keith Geeslin(2).......................           47   Director

John Marren............................           37   Director

David Stanton(3).......................           37   Director

------------------------

(1) Member of Executive Committee

(2) Member of Audit Committee

(3) Member of Compensation Committee

    ARMANDO GEDAY has served as our President and Chief Executive Officer since April 1997 and as a director of GlobeSpan since April 1997. From June 1986 to March 1997, Mr. Geday was Vice President and General Manager of the Multimedia Communications Division of Rockwell Semiconductor Systems, a developer and manufacturer of semiconductor systems. Prior to June 1986, Mr. Geday held several other marketing and general management positions at Rockwell. Prior to Rockwell, Mr. Geday was product marketing manager at Harris Semiconductor.
Mr. Geday received a B.S. in Electrical Engineering from the Florida Institute of Technology.

    ROBERT MCMULLAN has served as our Chief Financial Officer, Vice President and Treasurer since July 1998. Mr. McMullan also served as our Secretary from February 1999 to February 2000. From November 1990 to March 1998, Mr. McMullan was employed by The BISYS Group, Inc., an outsourcer to the financial services industry, where he served as Executive Vice President and Chief Financial Officer. Mr. McMullan received a B.A. in Business Administration from St. Michael's College.

    NICHOLAS ARETAKIS has served as our Vice President, Worldwide Sales since May 1998. From July 1994 to April 1998, Mr. Aretakis served as Vice President of Marketing and Sales at ESS Technology, Inc., a developer of audio, digital video and modem/fax communication semiconductors and software products for the personal computing industry. Prior to joining ESS Technology Inc., Mr. Aretakis held senior sales and marketing positions at SEEQ Technology, Inc., a developer of LAN and memory semiconductors and software, and Microchip Technology, a manufacturer of RISC-based microcontrollers and specialized memory products.
Mr. Aretakis received a B.A. in Mathematics from Hobart College and a B.S. in Electrical Engineering from Columbia University.

    DANIEL AMRANY has served as our Chief Technology Officer since
October 1998. From August 1996 to October 1998, Mr. Amrany was director of VLSI development for GlobeSpan. In January 1985, Mr. Amrany founded Amra-Tech, a VLSI consulting firm, which developed the VLSI devices for AT&T Bell Labs' voice band modems and DSL products. Mr. Amrany served as Vice President of Amra-Tech from January 1985 to August 1996. Prior to 1985, Mr. Amrany worked at Perkin-Elmer, a developer and manufacturer of life science products, ITT Industries, a designer and manufacturer of electronics products, and Intel Corporation, a developer and manufacturer of semiconductor systems. Mr. Amrany holds more than ten patents in various telecom, digital TV, and semiconductor disciplines and received a B.S. in Electrical Engineering from Tel Aviv University.

    VIVEK BANSAL has served as our Executive Vice President since January 2000. From March 1996 to December 1999, Mr. Bansal was President and CEO of Ficon Technology, Inc., a developer of IP and ATM-based software solutions for the broadband access market. Prior to Ficon, Mr. Bansal was with NEC USA where he contributed to the development of access switches and systems. Mr. Bansal received a M.S. in Computer Science from Kansas State University and a B.S. in Computer Science from M.S. University, India.

    NIALL BARTLETT has served as our Vice President, Corporate Development since October 1999. From November 1995 to September 1999, Mr. Bartlett served as Vice President of Marketing and Vice President of the Technology Labs at NeoMagic Corporation, a developer of semiconductors and software products for mobile applications. Prior to joining NeoMagic, Mr. Bartlett held a number of engineering and marketing positions during a seven year tenure at International Business Machines Corporation. Mr. Bartlett received a B.S. in Electronic Engineering from Southampton University, England.

    MICHEL DESBARD has served as our Vice President since April 2000.
Mr. Desbard was a co-founder of T.sqware and served as its Chairman and Chief Executive Officer from February 1997 to April 2000. From 1991 to 1997,
Mr. Desbard served as the President and Chief Executive Officer of Matra MHS, a French subsidiary of the Temic Group. Prior to assuming that position, Mr. Desbard served as the Financial Controller and Chief Financial Officer at Matra. Prior to Matra, Mr. Desbard was the Director of Finance and a financial auditor at Thomson Semiconductor. Mr. Desbard received a B.S. in Finance from Paris University.

    CESAR DOUADY has served as our Vice President since April 2000. Mr. Douady was a co-founder of T.sqware and served as its Chief Technology Officer from February 1997 to April 2000. From 1995 to 1997, Mr. Douady was a System Architect Engineer at Gipsy. Mr. Douady is a co-inventor of several patents in Bus technology and received a Ph.D. in Electrical Engineering from Orsay University.

    ALAIN FANET has served as our Vice President since April 2000. Dr. Fanet was a co-founder of T.sqware and served as its President and Chief Operating Officer from February 1997 to April 2000. From 1991 to 1997, Dr. Fanet served as the Director of the Network Division at Matra. Prior to Matra, Dr. Fanet served as the Director of the X Terminal Division at Gipsy, a French start-up, for three years. Dr. Fanet received a Ph.D. in Computer Science from Ecole National Superiere des Telecommunications (Paris).

    CLETE GARDENHOUR has served as our Vice President, Business Development since May 1998. From August 1996 to August 1998, Mr. Gardenhour was Executive Director of Worldwide Sales for GlobeSpan. From January 1992 to August 1996, Mr. Gardenhour was responsible for technology planning and business development of DSL technology at AT&T Paradyne Corporation, a developer and manufacturer of telecommunications products, and served as Senior Vice President and General Manager of AT&T Paradyne Corporation's Modem and Network Management business. Mr. Gardenhour received a B.S. in Electrical Engineering from the Georgia Institute of Technology and a Masters degree in Management of Technology from the University of Miami.

    RICHARD GOTTUSO has served as our General Counsel since December 1999 and as our Secretary since February 2000. From November 1993 to December 1999,
Mr. Gottuso was General Counsel of Wheelock, Inc., a developer and manufacturer of electronic life-safety and security devices. Prior to Wheelock, Mr. Gottuso was employed as in-house counsel by Armco, Inc. and engaged in private practice with the law firm of Shanley & Fisher. Mr. Gottuso received a B.A. from Syracuse University and a J.D. from the Emory University School of Law.

    ANGELO STEPHANO has served as our Vice President, Marketing since
August 1998. From June 1996 to August 1998, Mr. Stephano was the Director of Marketing for Rockwell Semiconductor Systems' Multimedia Communications Division. From June 1994 to June 1996, Mr. Stephano was the Manager of Marketing for the same division of Rockwell International. Mr. Stephano received a B.S. in Electrical Engineering from Syracuse University.

    BARBARA CONNOR has served as a director of GlobeSpan since May 1999. Since 1973, Ms. Connor has held various positions in Bell Atlantic Corporation, a telecommunications company, including Treasurer and Controller. Since 1995, Ms. Connor has served as President of Bell Atlantic Federal Systems, where she oversees Bell Atlantic's sales and servicing activities to the Federal Government in the continental United States, Puerto Rico and Europe. Ms. Connor received a B.A. in economics from Immaculata College, an M.A. in economics and statistics from the University of Notre Dame and an M.B.A. in finance from Rider University.

    JAMES COULTER has served as a director of GlobeSpan since May 1998.
Mr. Coulter has served as a managing partner of Texas Pacific Group, an investment firm, since 1992. Mr. Coulter currently serves as a director of America West Holdings Corp., Beringer Wine Estates Holdings, Inc., Oxford Health Plans Inc., and several privately held companies. Mr. Coulter received a B.A. in Business from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

    DIPANJAN DEB has served as a director of GlobeSpan since March 1999.
Mr. Deb has been a partner of Francisco Partners, an investment firm, since August 1999. From November 1998 until August 1999, Mr. Deb was employed by Texas Pacific Group, an investment firm, where he was responsible for technology-related investments. From August 1991 to June 1994, Mr. Deb was employed at Robertson Stephens, an investment bank. Mr. Deb rejoined Robertson Stephens in June 1996 and served as their Director of Semiconductor Banking until October 1998. Prior to rejoining Robertson Stephens in 1996, Mr. Deb worked as a management consultant at McKinsey & Company, a consulting firm.
Mr. Deb received a B.S. in Electrical Engineering from the University of California at Berkeley and an M.B.A. from the Stanford Graduate School of Business.

    THOMAS EPLEY has served as a director of GlobeSpan since August 1996 and as Chairman of the Board from August 1996 to March 1999. Mr. Epley has also served as President of Paradyne Credit Corporation, a related party of GlobeSpan, since August 1996. Mr. Epley was the CEO and President of GlobeSpan from August 1996 to April 1997 and the President and CEO of Paradyne Corporation, a developer and manufacturer of telecommunications products and a related party of GlobeSpan, from August 1996 to April 1997. From May 1991 to April 1996, Mr. Epley was the CEO of Technicolor, an entertainment media company. Mr. Epley currently serves as Chairman of Paradyne Corporation and as Chairman of MEM Solutions, a microelectrical and mechanical systems company. Mr. Epley received a B.S. in Mechanical Engineering from the University of Cincinnati and an M.B.A. from Northwestern University.

    FEDERICO FAGGIN has served as a director of GlobeSpan since May 1999.
Mr. Faggin is the Chairman of the board of directors and a director of Synaptics, Inc., a computer peripheral and software company he founded in 1986. Mr. Faggin currently serves as a director of Integrated Device
Technologies, Inc., a semiconductor company, and several privately held companies. Mr. Faggin received a "Dottore in Fisica" degree from the University of Padua, Italy, and holds an honorary doctor degree in Computer Science from the University of Milan, Italy.

    KEITH GEESLIN has served as a director of GlobeSpan since August 1996. Mr. Geeslin is a General Partner of The Sprout Group, a venture capital firm, where he has been employed since July 1984. In addition, he is a general or limited partner of a series of investment funds associated with The Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Donaldson, Lufkin & Jenrette. Mr. Geeslin is a director of SDL, Inc., Rhythms NetConnections Inc., and several privately held companies, including Paradyne Corporation, a related party to GlobeSpan. Mr. Geeslin received a B.S.E.E. degree from Stanford University, an M.A. degree in Philosophy, Politics and Economics from Oxford and an M.S. degree in Engineering and Economic Systems from Stanford University.

    JOHN MARREN has served as a director of GlobeSpan since June 2000. Since April 2000, Mr. Marren has served as a partner of Texas Pacific Group, an investment firm. From 1996 until 2000, Mr. Marren served as a managing director and the co-head of Technology Investment Banking for Morgan Stanley Dean Witter. From 1992 until 1996, Mr. Marren was a managing director and semiconductor research analyst for Alex. Brown & Sons. Mr. Marren received a B.S. in Electrical Engineering from the University of California at Santa Barbara.

    DAVID STANTON has served as a director of GlobeSpan since June 1996.
Mr. Stanton has been a partner of Francisco Partners, an investment firm, since August 1999. From 1994 until August 1999, Mr. Stanton was a partner of Texas Pacific Group, an investment firm. Prior to joining Texas Pacific Group,
Mr. Stanton was a venture capitalist with Trinity Ventures, where he specialized in information technology, software and telecommunications investing.
Mr. Stanton currently serves as a director of Denbury Resources, Inc., Paradyne Corporation, a related party of GlobeSpan, SCG Holding Corporation, which does business as ON Semiconductor, and several private companies. Mr. Stanton received a B.S. in Chemical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

BOARD OF DIRECTORS AND COMMITTEES

    Our board of directors consists of nine directors, each holding office until the next annual meeting of stockholders.

    The only standing committees of our board of directors are the Executive Committee, the Audit Committee and the Compensation Committee.

    EXECUTIVE COMMITTEE. Our board of directors has created an Executive Committee consisting of Messrs. Coulter, Deb, Epley and Geday. The Executive Committee is authorized to act with respect to all matters arising before the board, except for matters which require stockholder approval or where prohibited by Delaware law, including a merger or sale of GlobeSpan.

    COMPENSATION COMMITTEE. The Compensation Committee of our board of directors reviews and makes recommendations to the board regarding all forms of compensation provided to our executive officers and directors and the executive officers and directors of our subsidiaries, including stock compensation and loans. In addition, the Compensation Committee reviews and makes recommendations on stock compensation arrangements for all of our employees. As part of the foregoing, the Compensation Committee also administers the 1999 Equity Incentive Plan and Employee Stock Purchase Plan. The current members of the Compensation Committee are Messrs. Coulter, Epley, Faggin and Stanton.

    AUDIT COMMITTEE. The Audit Committee of our board of directors reviews and monitors our corporate financial reporting and our internal and external audits, including, among other things, our internal audit and control functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The Audit Committee also consults with our management and independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the Audit Committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with our independent auditors. The current members of the Audit Committee are Ms. Connor and Messrs. Deb and Geeslin.

COMPENSATION OF DIRECTORS

    Our directors who are not employees receive $1,500 for participation in meetings of our board of directors. Our non-employee directors who also serve on either the Compensation or the Audit Committees receive $750 for participation in the committee meetings. We also reimburse our directors for out-of-pocket expenses incurred by them in their capacity as a director.

    In addition, our 1999 Director Stock Plan grants to each non-employee director an option to purchase 30,000 shares of common stock on the date on which he or she is initially elected or appointed to our board; and another option to purchase 15,000 shares of common stock at each of the first two annual stockholders' meetings in the calendar years following the year in which he or she initially became a board member. However, a new director will not receive an option to purchase 5,000 shares of common stock if he or she resigns at that annual stockholders' meeting. At each annual stockholders' meeting following the annual meeting during which each non-employee director received the second option to purchase 15,000 shares of common stock, our 1999 Director Stock Plan grants to each continuing director an option to purchase 7,500 shares of common stock. Stock options granted pursuant to the 1999 Director Stock Plan become vested and exercisable upon the director's completion of 12 months of service during which he or she attended at least 75% of our board meetings. Each subsequent option will be fully vested at grant. Ms. Connor and Messrs. Coulter, Deb, Fagin, Geeslin, Marren and Stanton are non-employee directors.

    On January 20, 2000, the directors Deb and Stanton were each granted an option to purchase 15,000 shares of common stock under the 1999 Director Stock Plan. These grants which were approved by the Compensation Committee upon the recommendation of our board of directors, were given in recognition of the fact that the original grants under the Directors Stock Plan in the names of directors Deb and Stanton were assigned to their then-employer Texas-Pacific Group and, therefore, such grants were appropriate to encourage these individuals to remain as directors of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Epley is a current director of our company, was Chairman of our board of directors from August 1996 to March 1999 and was our CEO and President from August 1996 to April 1997. Mr. Epley is also a director of Paradyne Corporation, is Chairman of its board of directors, is a member of its compensation committee and was its CEO and President from August 1996 to April 1997.

EXECUTIVE COMPENSATION

    The following table sets forth compensation information for the fiscal years ended December 31, 1998 and 1999 paid by us for services by our Chief Executive Officer and our three other executive officers, collectively referred to below as the Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                            ANNUAL          -------------------------
                                                         COMPENSATION       SECURITIES
                                                      -------------------   UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR      SALARY     BONUS     OPTIONS(A)   COMPENSATION
---------------------------                --------   --------   --------   ----------   ------------
Armando Geday............................    1999     $225,173   $475,000    480,048        $  405
  President and Chief Executive Officer      1998      215,004    330,000         --            --
Robert McMullan(b).......................    1999      153,436    225,000    240,000         5,198
  Chief Financial Officer, Vice President    1998       80,780    100,000    233,325            --
  and Treasurer
Nicholas Aretakis(c).....................    1999      153,436    130,000    219,999         3,094
  Vice President, Worldwide Sales            1998       87,704    110,000    233,325        79,227(d)

Thomas Sennhauser(e).....................    1999      153,436    110,000     69,999           253
  Chief Operating Officer                    1998       80,780    110,000    233,325        37,996(d)

------------------------

(a) Each of the options listed in the table is immediately exercisable. Any shares acquired upon exercise of the options may be repurchased by us at the original exercise price paid per share if the optionee ceases service before vesting in such shares. The repurchase right lapses for Mr. Sennhauser's option and Mr. McMullan's option, and each officer vests as to 25% of the option shares upon completion of 12 months of service from the vesting start date; and each officer vests as to 6.25% of the option shares upon the completion of every three-month period of service over the next three years thereafter. At the time Mr. Sennhauser left the company in June 2000, 25% of the option granted to him in 1999 and 50% of the option granted to him in 1998 had vested; no additional portions of these options will vest and 75% and 50% respectively, of the shares acquired upon exercise of these options are subject to a right of repurchase by us. The repurchase right lapses for Mr. Aretakis' option and he vests as to 33 1/3% of the option shares upon completion of 12 months of service from the vesting start date; he vests as to 8.33% of the option shares upon the completion of every three-month period of service over the next two years thereafter. Each of the options has a ten-year term, but the term may end earlier if the optionee ceases service with us.

(b) Mr. McMullan started employment with us in July 1998.

(c) Mr. Aretakis started employment with us in May 1998.

(d) Represents reimbursed relocation expenses.

(e) Mr. Sennhauser's employment with us terminated in June 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options during the fiscal year ended December 31, 1999 to each of the Named Executive Officers. No stock appreciation rights were granted to these individuals during such year.

                                                      INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE VALUE
                                      -------------------------------------------------     AT ASSUMED ANNUAL RATES
                                      NUMBER OF     % OF TOTAL                                  OF STOCK PRICE
                                      SECURITIES     OPTIONS                                APPRECIATION FOR OPTION
                                      UNDERLYING    GRANTED TO                                      TERM(D)
                                       OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   ---------------------------
NAME                                  GRANTED(A)     1999(B)      PRICE(C)      DATE           5%            10%
----                                  ----------   ------------   --------   ----------   ------------   ------------
Armando Geday.......................        48           --        $3.33      11/03/09     $      101     $      255
                                       180,000          3.1%        3.33      06/06/09        376,956        955,289
                                       300,000          5.2        17.69      10/13/09      3,337,560      8,457,990

Robert McMullan.....................    90,000          1.6         3.33      05/17/09        188,478        477,644
                                       150,000          2.6        17.69      10/13/09      1,668,780      4,228,995

Nicholas Aretakis...................    69,999          1.2         3.33      05/17/09        146,592        371,496
                                       150,000          2.6        17.69      10/13/09      1,668,780      4,228,995

Thomas Sennhauser...................    69,999          1.2         3.33      05/17/09        146,592        371,496

------------------------

(a) Each of the options listed in the table is immediately exercisable. Any shares acquired upon exercise of the options may be repurchased by us at the original exercise price paid per share if the optionee ceases service before vesting in such shares. The repurchase right lapses for Mr. Sennhauser's option and Mr. McMullan's option, and each officer vests as to 25% of the option shares upon completion of 12 months of service from the vesting start date; and each officer vests as to 6.25% of the option shares upon the completion of every three-month period of service over the next three years thereafter. At the time Mr. Sennhauser left the company in June 2000, 25% of the option granted to him in 1999 had vested; no additional portion of this option will vest and 75% of the shares acquired upon exercise of this option are subject to a right of repurchase by us. The repurchase right lapses for Mr. Aretakis' option and he vests as to 33 1/3% of the option shares upon completion of 12 months of service from the vesting start date; he vests as to 8.33% of the option shares upon the completion of every three-month period of service over the next two years thereafter. Each of the options has a ten-year term, but the term may end earlier if the optionee ceases service with us.

(b) Based on a total of 5,806,191 option shares granted to our employees during 1999 under the 1996 Equity Incentive Plan, 1999 Equity Incentive Plan, 1999 Supplemental Stock Option Plan and 1999 Director Stock Option Plan.

(c) The exercise price was equal to the fair market value of our common stock as valued by our board of directors on the date of grant. The exercise price may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchased shares. The exercise price may also be paid with a full recourse promissory note.

(d) The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning the number of shares acquired and the value realized upon the exercise of stock options during the year ended December 31, 1999 and the number and value of unexercised options for each of the Named Executive Officers.

                                                            NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                 NUMBER OF                 UNDERLYING UNEXERCISED       IN-THE-MONEY
                                  SHARES                      OPTIONS HELD AT          OPTIONS HELD AT
                                 ACQUIRED       VALUE        DECEMBER 31, 1999        DECEMBER 31, 1999
NAME                            ON EXERCISE    REALIZED    VESTED(B)/UNVESTED(A)     VESTED/UNVESTED(B)
----                            -----------   ----------   ----------------------   ---------------------
Armando Geday.................   1,467,180    $4,187,700             0/408,720               $0/3,205,024

Robert McMullan...............     323,325            --             0/150,000                  0/603,000

Nicholas Aretakis.............     303,324            --             0/150,000                  0/603,000

Thomas Sennhauser(c)..........     303,324            --                   0/0                        0/0

------------------------

(a) The options are immediately exercisable for all of the option shares, but any shares purchased under those options may be repurchased by us at the original exercise price paid per share, if the optionee ceases service with us before vesting in such shares. The heading "Vested" refers to shares that are no longer subject to repurchase; the heading "Unvested" refers to shares subject to repurchase as of December 31, 1999.

(b) Based on the fair market value of our common stock on the Nasdaq National Market on December 31, 1999 ($21.71), less the exercise price payable for these shares.

(c) Because Mr. Sennhauser left our company in June 2000, 75% of these shares are subject to repurchase by us at the original exercise price.

EMPLOYEE BENEFIT PLANS

    1999 EQUITY INCENTIVE PLAN. Our board of directors adopted our 1999 Equity Incentive Plan in March 1999, and our stockholders approved the adoption of the plan in May 1999. On May 1 in 2001 and 2002, the number of shares reserved for issuance under the 1999 Equity Incentive Plan will be increased automatically by 5.0% of the total number of shares of common stock then outstanding or, if less, by 3,000,000 shares. Under the 1999 Equity Incentive Plan, the eligible individuals are: employees, non-employee members of the board of directors and consultants. The types of awards that may be made under the 1999 Equity Incentive Plan are options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. Options may be incentive stock options that qualify for favorable tax treatment for the optionee under
Section 422 of the Internal Revenue Code of 1986 or nonstatutory stock options not designed to qualify for such favorable tax treatment. With limited restrictions, if shares awarded under the 1999 Equity Incentive Plan or the 1996 Equity Incentive Plan are forfeited, then those shares will again become available for new awards under the 1999 Equity Incentive Plan.

    The Compensation Committee of our board of directors administers the 1999 Equity Incentive Plan. Our Compensation Committee has complete discretion to make all decisions relating to the interpretation and operation of the 1999 Equity Incentive Plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

    The exercise price for incentive stock options granted under the 1999 Equity Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. The exercise price for non-qualified options granted under the 1999 Equity Incentive Plan may not be less than 85% of the fair market value of the common stock on the option grant date. The exercise price may be paid in cash or in outstanding shares of common stock. The exercise price may also be paid by using a cashless exercise method, a pledge of shares to a broker or promissory note. The purchase price for newly issued restricted shares awarded under the 1999 Equity Incentive Plan may be paid in cash, by promissory note or by the rendering of past or future services.

    Our Compensation Committee may reprice options and may modify, extend or assume outstanding options and stock appreciation rights. Our Compensation Committee may accept the cancellation of outstanding options or stock appreciation rights in return for the grant of new options or stock appreciation rights. The new option or right may have the same or a different number of shares and the same or a different exercise price.

    Upon specified defined events causing a change in control of GlobeSpan, an option or other award under the 1999 Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another option or award on substantially the same terms. If an optionee or other participant under this plan is involuntarily terminated within 12 months after a change in control in which the option or award was assumed or substituted, then the option or award becomes fully exercisable and vested. A change in control includes:

    - our merger or consolidation after which our then-current stockholders own less than 50.0% of the surviving corporation;

    - sale, transfer or other disposition of all or substantially all of our the assets;

    - a proxy contest that results in replacement of more than one-third of our directors over a 24-month period; or

    - an acquisition of 50.0% or more of our outstanding stock by a person other than by a person related to us, such as a corporation owned by our stockholders.

    If a merger or other reorganization occurs, the agreement of merger or reorganization may provide that outstanding options and other awards under the 1999 Equity Incentive Plan shall be assumed by the surviving corporation or its parent, shall be continued by us if we were a surviving corporation, shall have accelerated vesting and then expire early, or shall be cancelled for a cash payment.

    Our board of directors may amend or terminate our 1999 Equity Incentive Plan at any time. If our board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law. The 1999 Equity Incentive Plan will continue in effect indefinitely unless our board decides to terminate the plan earlier.

    1999 SUPPLEMENTAL STOCK OPTION PLAN. Our board of directors adopted our 1999 Supplemental Stock Option Plan in December 1999. Under the 1999 Supplemental Stock Option Plan, the individuals eligible for grants are employees and consultants only. Our officers are not eligible for grants. Only non-qualified stock options can be granted under the 1999 Supplemental Stock Option Plan. If shares awarded under the 1999 Supplemental Stock Option Plan are forfeited, those shares will again become available for new awards under the 1999 Supplemental Stock Option Plan.

    Our Compensation Committee of our board of directors administers the 1999 Supplemental Stock Option Plan. Our Compensation Committee has complete discretion to make all decisions relating to the interpretation and operation of the 1999 Supplemental Stock Option Plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

    The exercise price for options granted under the 1999 Supplemental Stock Option Plan may not be less than 25% of the fair market value of the common stock on the option grant date. The exercise price may be paid in cash or in outstanding shares of common stock. The exercise price may also be paid by using a cashless exercise method, a pledge of shares to a broker or promissory note.

    Our Compensation Committee may reprice options and may modify, extend or assume outstanding options and stock appreciation rights. Our Compensation Committee may accept the cancellation of outstanding options or stock appreciation rights in return for the grant of new options or stock appreciation rights. The new option or right may have the same or a different number of shares and the same or a different exercise price.

    Upon specified defined events causing a change in control of GlobeSpan, an option or other award under the 1999 Supplemental Stock Option Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another option or award on substantially the same terms. If an optionee or other participant under this plan is involuntarily terminated within 12 months after a change in control in which the option or award was assumed or substituted, then the option or award becomes fully exercisable and vested. A change in control includes:

    - our merger or consolidation after which our then-current stockholders own less than 50.0% of the surviving corporation;

    - sale, transfer or other disposition of all or substantially all of our the assets;

    - a proxy contest that results in replacement of more than one-third of our directors over a 24-month period; or

    - an acquisition of 50.0% or more of our outstanding stock by a person other than by a person related to us, such as a corporation owned by our stockholders.

    If a merger or other reorganization occurs, the agreement of merger or reorganization may provide that outstanding options and other awards under the 1999 Supplemental Stock Option Plan shall be assumed by the surviving corporation or its parent, shall be continued by us if we were a surviving corporation, shall have accelerated vesting and then expire early, or shall be cancelled for a cash payment.

    Our board of directors may amend or terminate our 1999 Supplemental Stock Option Plan at any time and for any reason. If our board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law. The 1999 Supplemental Stock Option Plan will continue in effect indefinitely unless our board decides to terminate the plan earlier.

    EMPLOYEE STOCK PURCHASE PLAN. Our board of directors adopted the Company's Employee Stock Purchase Plan in March 1999, and our stockholders approved the adoption of the plan in May 1999. As of February 1, 2001 and 2002, the number of shares reserved for issuance under the Employee Stock Purchase Plan will be increased automatically by 2.0% of the total number of shares of common stock outstanding or, if less, 1,200,000 shares. The Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code. Two overlapping offering periods each with a duration of 24 months will commence on February 1 and August 1 each calendar year. However, the first offering period commenced on the effective date of our initial public offering and will end on July 31, 2001. Purchases of common stock will occur on January 31 and July 31 each calendar year during an offering period. The Compensation Committee of our board of directors administers the Company's Employee Stock Purchase Plan. Each of our employees is eligible to participate if he or she is employed by us for more than 20 hours per week and for more than five months per year.

    The Employee Stock Purchase Plan permits each eligible employee to purchase common stock through payroll deductions. Each employee's payroll deductions may not exceed 15.0% of the employee's cash compensation. The price of each share of common stock purchased under the Employee Stock Purchase Plan will be 85.0% of the lower of (A) the fair market value per share of common stock on the date immediately before the first date of the applicable offering period or (B) the fair market value per share of common stock on the purchase date. Employees may end their participation in the Employee Stock Purchase Plan at any time. Participation ends automatically upon termination of employment with us.

    If a change in control of GlobeSpan occurs, the Employee Stock Purchase Plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless this plan is assumed by the surviving corporation or its parent. Our board of directors may amend or terminate the Employee Stock Purchase Plan at any time. If our board of directors increases the number of shares of common stock reserved for issuance under the Employee Stock Purchase Plan, it must seek the approval of our stockholders.

    1999 DIRECTOR STOCK PLAN. Our board of directors adopted our 1999 Director Stock Plan in March 1999, and our stockholders approved the adoption of the plan in May 1999. Under the 1999 Director Stock Plan, non-employee members of our board of directors will be eligible for option grants and other awards.

    A maximum of 750,000 shares of common stock has been authorized for issuance under the 1999 Director Stock Plan. We may grant options to purchase shares of common stock under the 1999 Director Stock Plan. Options may only be nonstatutory stock options not designed to qualify for favorable tax treatment. With limited restrictions, if shares awarded under the 1999 Director Stock Plan are forfeited, then those shares will again become available for new awards under the 1999 Director Stock Plan.

    The exercise price for options granted under the 1999 Director Stock Plan may not be less than 100% of the fair market value of the common stock on the option grant date. Optionees may pay the exercise price in cash or in outstanding shares of common stock. Optionees may also pay the exercise price by using a cashless exercise method or a pledge of shares to a broker. Each option will have a maximum term of ten years, but will terminate earlier if the optionee ceases to be a member of our board of directors.

    Our Compensation Committee may reprice options and may modify, extend or assume outstanding options. The Compensation Committee may accept the cancellation of outstanding options in return for the grant of new options. The new option may have the same or a different number of shares and the same or a different exercise price.

    Upon specified defined events causing a change in control of GlobeSpan, an option or other award granted under the 1999 Director Stock Plan will become fully exercisable and fully vested and will terminate unless the option or award is not assumed by the surviving corporation or its parent. Change in control has the same definition as under the 1999 Equity Incentive Plan.

    The 1999 Director Stock Plan grants options to non-employee directors pursuant to an automatic grant provision at defined intervals beginning on the effective date of this plan. The 1999 Director Stock Plan grants to each person who becomes a non-employee director following the effective date of this plan an option to purchase 30,000 shares of common stock on the date on which he or she is initially elected or appointed to the board; and each such new director will be granted another option to purchase 15,000 shares of common stock at each of the first two annual stockholders' meeting in the calendar years following the year in which he or she initially became a board member. However, a new director will not receive an option to purchase 15,000 shares of common stock if he or she resigns at that annual stockholders' meeting. At each annual stockholders' meeting following the annual meeting during which each non-employee director received the second option to purchase 15,000 shares of common stock, the 1999 Director Stock Plan grants to each continuing director an option to purchase

7,500 shares of common stock. Stock options granted pursuant to the 1999 Director Stock Plan become exercisable and vested upon the director's completion of 12 months of service during which he or she attended at least 75% of the board meetings. Each subsequent option will be fully vested at grant.

    Our board of directors may amend or modify the 1999 Director Stock Plan at any time. The 1999 Director Stock Plan will terminate in March 2009, unless our board of directors decides to terminate the plan sooner.

    GLOBESPAN, INC. 2000 STOCK OPTION PLAN FOR FRENCH EMPLOYEES. Our board of directors adopted the GlobeSpan, Inc. 2000 Stock Option Plan for French Employees, or the GlobeSpan French Sub-Plan, in April 2000 in its resolutions approving the acquisition of T.sqware. This plan is a sub-plan of the GlobeSpan 1999 Supplemental Stock Option Plan and is governed by the terms of that plan, except as set forth in the following paragraphs.

    The maximum number of shares that may be issued as a result of options granted under the French Sub-Plan cannot exceed one-third of GlobeSpan's share capital and must come from the available pool of shares under the 1999 Supplemental Stock Option Plan. Options may only be granted to salaried employees (including officers and directors who are also employees) of T.sqware's wholly owned subsidiary, T.sqware, S.A., who are residents of France and who do not own more than 10% of GlobeSpan's issued capital stock.

    The exercise price of the shares issued under the GlobeSpan French Sub-Plan cannot not be lower than five percent less than the average closing price, as quoted on the Nasdaq National Market, for the last 20 days preceding the date of determination for the stock being granted.

    The exercise price for the options granted under the GlobeSpan French Sub-Plan may be paid in cash, a cashless exercise method or wire transfer, or any combination of the foregoing.

    T.SQWARE, INC. 1997 STOCK PLAN. Our board of directors approved the adoption of the T.sqware, Inc. 1997 Stock Plan, or the T.sqware US Plan, in April 2000 in the resolutions in which it approved the acquisition of T.sqware. We have reserved 177,755 shares for issuance under the T.sqware US Plan. With limited restrictions, if shares awarded under T.sqware US Plan are forfeited, then those shares will again become available for new awards under the plan.

    The T.sqware US Plan includes a requirement that in the event of a merger, such as the one completed between T.sqware and GlobeSpan, all of the unvested options would fully vest unless the T.sqware US Plan was assumed by the acquiring company. Accordingly, GlobeSpan adopted the T.sqware US Plan in connection with its acquisition T.sqware. Except for options issued under the T.sqware, Inc. 1997 Stock Option Plan sub-plan for French employees, all options issued under the T.sqware US Plan were converted into options on GlobeSpan common stock at a conversion ratio of .067328, the exchange ratio for GlobeSpan common stock in the acquisition of T.sqware.

    The eligible individuals under this plan are employees, officers, directors and consultants of T.sqware. Options may be incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonstatutory stock options not designed to qualify for such favorable tax treatment. Incentive stock options may be granted only to employees and nonstatutory stock options can be granted to officers, directors or consultants.

    The plan is administered by a committee appointed by the board of directors of T.sqware. The committee or board has complete discretion to make all decisions relating to the interpretation and operation of the plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

    Options issued under the plan will not be exercisable after the expiration of ten years from the date the option is granted. The exercise price for incentive stock options granted under the plan may not be less than 100% of the fair market value of our common stock on the option grant date. The exercise price for non-qualified options granted under the plan may not be less than 85% of the fair market value of the common stock on the option grant date. The exercise of any option issued under the T.sqware US Plan before we acquired T.sqware has been adjusted by dividing that price by .067328, the exchange ratio for our common stock in the acquisition of T.sqware.

    The consideration to be paid for the shares issue upon exercise of the option can consist of cash, check, promissory note or other shares, or any combination of the foregoing.

    The board of directors of T.sqware may amend, alter, terminate or suspend the T.sqware US Plan at any time, but needs stockholder approval in order to take any actions which require stockholder approval under the laws governing the T.sqware US Plan. No amendment, alteration, suspension or termination of the T.sqware US Plan may be made which impairs the rights of any option holder without such holder's permission.

    T.SQWARE, INC. 1997 STOCK OPTION PLAN FOR FRENCH EMPLOYEES. Our board of directors adopted the T.sqware, Inc. 1997 Stock Option Plan for French Employees, or the T.sqware French Sub-Plan, in April 2000 in its resolutions approving the acquisition of T.sqware. This plan is a sub-plan of the T.sqware US Plan and is governed by the terms of that plan, except as set forth in the following paragraphs.

    Upon exercise, option holders under the T.sqware French Sub-Plan will automatically receive .067328 shares of GlobeSpan common stock for each share of T.sqware common stock they would have received prior to GlobeSpan's acquisition of T.sqware.

    The maximum number of shares that may be issued as a result of options granted under the T.sqware French Sub-Plan is equal to the number available for grant under the T.sqware US Plan. Options may only be granted to salaried employees (including officers and directors who are also employees) of T.sqware, S.A. who are residents of France.

    The exercise price of the shares issued under the French Sub-Plan cannot not be lower than 100% of the fair market value of our common stock on the date that the option is issued. Fair market value is the average closing price for the last 20 days preceding the date of termination for the stock being granted, as quoted on the Nasdaq National Market.

    The exercise price of the options may be paid in cash, a cashless exercise method or wire transfer, or any combination of the foregoing.

CHANGE OF CONTROL ARRANGEMENTS AND EMPLOYMENT AGREEMENTS

    Upon specified defined events causing a change in control of GlobeSpan, an option or other award under the 1999 Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another award on substantially the same terms. If an optionee or other participant under the 1999 Equity Incentive Plan is involuntarily terminated within 12 months after a change in control in which the option or award was assumed or substituted, then the option or award becomes fully exercisable and vested.

    Except for Mr. Geday, our President and Chief Executive Officer, none of our executive officers have an employment agreement with us, and they may resign at any time and we may terminate their employment at any time. We entered into an employment agreement with Mr. Geday, dated April 1, 1997.

    The employment agreement with Mr. Geday provided for a annual base salary of $225,173 in 1999. Mr. Geday is eligible to earn quarterly and two-level revenue bonuses based upon goals and revenue targets as determined by our board of directors and Mr. Geday. When we entered into this employment agreement in 1997, we granted to Mr. Geday an option for 1,395,900 shares of our common stock. If a corporate transaction occurs in which more than 50.0% of our stock is transferred, then 50.0% of Mr. Geday's unvested options will become vested. If we are valued at more than $100.0 million in such corporate transaction, then 100% of Mr. Geday's unvested options will become vested. If we terminate Mr. Geday's employment without cause or he resigns for good reason, then he will be paid as severance any bonuses that have been earned by him and will continue to receive his base salary until the earlier of the date that is 12 months from his termination date or the date on which he starts comparable employment. The aggregate severance payment will not be less than $500,000 prorated for the number of months that Mr. Geday is entitled to receive his base salary as a severance benefit. In addition, if we terminate Mr. Geday without cause or he resigns for good reason, his options will become vested, as if he provided another 18 months of service following his termination date, and his vested option will have a 10-year term from the date of his employment agreement.

    Mr. McMullan, our Chief Financial Officer, Vice President and Treasurer, received an offer letter from us in which we promised that if a change in control occurs and Mr. McMullan is not offered a comparable position with comparable responsibilities with the acquiring entity, then his options vest for 50.0% of his unvested shares.

                              CERTAIN TRANSACTIONS

    ZiLOG currently manufactures products for us. ZiLOG is controlled by an affiliate of the Texas Pacific Group, an investment firm that is our controlling shareholder and has two representatives on our board. David Stanton, one of our directors, is also a member of the board of directors of ZiLOG. For the three months ended March 31, 2000, and for the year ended December 31, 1999, we purchased $1.2 million and $1.0 million, respectively, of products and engineering services from ZiLOG.

    Current members of our board of directors and our executive committee, Messrs. Epley, Geeslin and Stanton, are also directors of Paradyne Corporation.

    During the years ended December 31, 1999, 1998, and 1997, the Company recorded product sales of $3.2 million, $962,000 and $373,000, respectively, related to goods sold to Paradyne Corporation. Receivables related to such product sales as of December 31, 1999 and 1998 amounted to $146,000 and $73,000, respectively. Sales reflect, through June 30, 1998, a discount, equal to cost plus 15%, provided to Paradyne pursuant to a Cooperative Development Agreement. In July 1998, the Company revised its discounted pricing arrangement with Paradyne which had existed under the Cooperative Development Agreement. Paradyne agreed to modify the pricing terms such that Paradyne purchased products from the Company at preferential prices. In exchange, the Company agreed to pay a 1.25% fee based on net revenues up to an aggregate amount of $1.5 million.

    In March 1999, the Company and Paradyne agreed to terminate the Cooperative Development Agreement. In connection with this termination agreement, the Company agreed to pay Paradyne an aggregate of $1.5 million, less the amounts previously paid of approximately $300,000 (or approximately $1.2 million) to terminate the July discount pricing arrangement with Paradyne Corporation. Such payment was made in 1999 and has been charged to cost of sales. In addition, GlobeSpan and Paradyne Corporation, as part of the termination agreement, affirmed that the earlier technology license provisions of the Cooperative Development Agreement were never implemented.

    In conjunction with the signing of the termination agreement, GlobeSpan and Paradyne also entered into a four-year Supply Agreement with Paradyne under which Paradyne receives preferential pricing and the benefit of other terms in connection with the sale by GlobeSpan of products to Paradyne. Under the terms of the Supply Agreement, GlobeSpan is required to fill Paradyne's orders for our products in quantities at least consistent with Paradyne's past ordering practices and must afford Paradyne at least the same priority for Paradyne's orders as we afford our other similarly situated customers. We also granted Paradyne a standard customer immunity under our intellectual property rights with respect to any of Paradyne's products which incorporate our products.

    In 1998 and 1997, Paradyne provided operating, management and other administrative services for us pursuant to an Intercompany Services Agreement. Paradyne charged us for the cost of such services, without markup, in accordance with the Intercompany Services Agreement, which amounted to $231,000 and $155,000 for the years ended December 31, 1998 and 1997, respectively. In the opinion of management, the method of allocation was reasonable.

    In fiscal 1997, we purchased fixed assets from Paradyne approximating $350,000. In February and December 1998, we purchased fixed assets from Paradyne for an aggregate cost of $1.4 million. These assets were sold at their net book value since the transaction involved entities under common control.

    In 1997, we paid Paradyne $194,000 as a reimbursement for their cost of chip sets purchased on our behalf. These payments were equal to the amount paid by Paradyne for the initial purchase of the inventory.

    In December 1997 and September 1998, we purchased from Paradyne some of our chip sets which it held in its inventory in the amounts of $98,000 and $29,000, respectively. We purchased these chip sets for resale to other customers.

    In December 1998, we subleased additional office space from Paradyne. In connection therewith, we reimbursed approximately $392,000 of Paradyne's moving expenses, the cost of which is included in operating expenses for the year ended December 31, 1998.

    We participate in a 401(i) plan covering substantially all employees which is maintained by Paradyne. In 1999, we adopted our own 401(i) plan for our employees. Contributions paid by Paradyne on behalf of us amounted to approximately $242,000 for the year ended December 31, 1999. All payments made by Paradyne on behalf of us have been reimbursed to Paradyne Corporation. Contributions to our 401(k) plan amounted to approximately $540,000 for the year ended December 31, 1999.

    LOAN TO EXECUTIVE OFFICER. On May 27, 1999, we loaned approximately $1,233,300 to Robert McMullan and $1,166,630 to each of Thomas Sennhauser and Nicholas Aretakis, secured by a stock pledge agreement, in connection with their purchase of approximately 107,775, 101,108 and 101,108 shares of our common stock, respectively. Each full recourse note accrues interest at the rate of 5.22% per annum and is payable upon the earlier of the fifth anniversary of the note or 30 days following termination of employment. In June 1999, we loaned approximately $2,200,000 to Armando Geday in connection with his purchase of approximately 525,316 shares of our common stock. Mr. Geday's loan is on substantially the same terms as the loans to Messrs. McMullan, Sennhauser and Aretakis.

    LOAN TO KEY EMPLOYEE. We loaned approximately $149,850 to Daniel Amrany, secured by a stock pledge agreement, in connection with the purchase by Mr. Amrany of approximately 450,000 shares of our common stock. Mr. Amrany's loan was made on October 28, 1997. The full recourse notes of Mr. Amrany accrue interest at the rate of 6.06% per annum. The note is payable upon the earlier of the fifth anniversary of such note or termination of employment. Mr. Amrany's note was repaid in October 1999.

    All future transactions, including any loans from GlobeSpan to its officers, directors, principal stockholders or affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested stockholders. These transactions, if any, will be on terms no less favorable to GlobeSpan than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The table below sets forth information regarding the beneficial ownership of our common stock as of June 30, 2000 and as adjusted to reflect the sale of common stock in this offering, by:

    - each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;

    - each of our executive officers;

    - each of our directors;

    - all of our directors and executive officers as a group; and

    - each selling stockholder.

    Applicable percentage ownership in the following table is based on 69,126,751 shares of common stock outstanding as of June 30, 2000. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares or our common stock subject to options or conversion rights that are presently exercisable or exercisable within 60 days of June 30, 2000 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

    The address of each person in the table below is c/o GlobeSpan, Inc., 100 Schulz Drive, Red Bank, NJ 07701, unless otherwise indicated.

                                                                                      SHARES BENEFICIALLY
                                            SHARES BENEFICIALLY OWNED PRIOR            OWNED AFTER THIS
                                                    TO THIS OFFERING                       OFFERING
                                      --------------------------------------------   ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER    NUMBER     PERCENT    SHARES BEING OFFERED     NUMBER     PERCENT
------------------------------------  ----------   --------   --------------------   ----------   --------
5% STOCKHOLDERS:
  Entities Associated with Texas
    Pacific Group(1)(2).............  23,155,444     33.5%          5,000,000        18,155,444     25.7%
  PairGain Technologies, Inc.(3)....   6,162,826      8.6             521,563         2,722,028      3.9
DIRECTORS AND EXECUTIVE OFFICERS:
  Barbara Connor(4).................      30,000     *              --                   30,000      *
  James Coulter(5)..................  23,155,444     33.5           --               18,155,444     25.7
  Dipanjan Deb(6)...................      15,000     *              --                   15,000      *
  Thomas Epley(7)(8)................   1,106,867      1.6             100,000         1,006,867      1.4
  Federico Faggin(9)................      60,177     *              --                   60,177      *
  Keith Geeslin(10).................      66,740     *              --                   66,740      *
  John Marren(5)....................  23,155,444     33.5           --               18,155,444     25.7
  David Stanton(11).................      15,000     *              --                   15,000      *
  Armando Geday(12).................   1,875,948      2.7             100,000         1,775,948      2.5
  Robert McMullan(13)...............     566,325     *                 85,000           481,325      *
  Nicholas Aretakis(14).............     545,013     *                 81,750           463,263      *
All directors and executive officers
  as a group (11 persons) (15)......  27,436,514     39.2           5,366,750        22,069,764     30.8

                                                                                      SHARES BENEFICIALLY
                                            SHARES BENEFICIALLY OWNED PRIOR            OWNED AFTER THIS
                                                    TO THIS OFFERING                       OFFERING
                                      --------------------------------------------   ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER    NUMBER     PERCENT    SHARES BEING OFFERED     NUMBER     PERCENT
------------------------------------  ----------   --------   --------------------   ----------   --------
OTHER SELLING STOCKHOLDERS:
Michel Desbard......................      62,246     *                  9,330            52,916      *
Cesar Douady........................      62,246     *                  9,330            52,916      *
Alain Fanet.........................      62,246     *                  9,330            52,916      *
Former shareholders of
  iCompression......................   2,853,600    4.1               583,697         2,269,903      3.2

------------------------

*   Indicates less than 1%.

(1) Consists of 342,585 shares held by Communication GenPar, Inc., 20,663,579 shares and 90,000 stock options issued under the 1999 Director Stock Option Plan granted to TPG affiliate directors which are exercisable within 60 days of June 21, 2000, held by TPG Partners, L.P. and 2,059,280 shares held by TPG Parallel I, L.P. TPG Partners, L.P. and TPG Parallel I, L.P., affiliates of Texas Pacific Group, are shareholders in Communication GenPar, Inc. James Coulter, one of our directors, is the sole director and President of Communication GenPar, Inc. James Coulter and John Marren, two of our directors, are partners of the general partner of the Texas Pacific Group entities. The address of Texas Pacific Group is 301 Commerce Street,
    Suite 3300, Fort Worth, Texas 76102.

(2) Shares being offered include 4,546,870 shares by TPG Partners, L.P. and 453,130 shares by TPG Parallel I, L.P.

(3) Includes 2,919,235 shares reserved for issuance pursuant to the $90 million subordinated redeemable convertible note which is exercisable within 60 days of June 30, 2000. Since we intend to redeem the note with a portion of the proceeds of this offering, none of those shares will be owned by PairGain after this offering. The address of PairGain Technologies, Inc. is 14402 Franklin Avenue, Tustin, California 92780.

(4) Includes 30,000 shares subject to options which are exercisable within 60 days of June 30, 2000.

(5) Includes 23,065,444 shares held by entities associated with the Texas Pacific Group. Mr. Coulter and Mr. Marren are partners of the general partner of the Texas Pacific Group entities, and, as such, may be deemed to have voting and dispositive power over the Texas Pacific Group shares. However, Mr. Coulter and Mr. Marren disclaim beneficial ownership of the Texas Pacific Group shares except to the extent of their pecuniary interest therein.

(6) Includes 15,000 shares subject to options which are exercisable within 60 days of June 30, 2000.

(7) Includes 410,192 shares held by Thomas E. Epley Trust, 195,000 shares held by Anderson Epley Family Trust and 20,460 shares held by Jacqueline Epley Trust, 20,460 shares held by Thomas Epley, Jr. Trust and 430,755 shares held and 30,000 shares subject to options exercisable within 60 days of June 30, 2000 by Mr. Epley individually.

(8) Shares being offered include 68,080 shares by Thomas E. Epley Trust, 17,000 shares by Anderson Epley Family Trust, 7,460 shares by Jacqueline Epley Trust and 7,460 shares by Thomas Epley, Jr. Trust.

(9) Includes 30,000 shares subject to options which are exercisable within 60 days of June 30, 2000.

(10) Includes 30,000 shares subject to options which are exercisable within 60 days of June 30, 2000.

(11) Includes 15,000 shares subject to options which are exercisable within 60 days of June 30, 2000.

(12) Includes 408,768 shares subject to options which are exercisable within 60 days of June 30, 2000.

(13) Includes 150,000 shares subject to options which are exercisable within 60 days of June 30, 2000.

(14) Includes 150,000 shares subject to options which are exercisable within 60 days of June 30, 2000.

(15) Includes 948,768 shares subject to options which are exercisable within 60 days of June 30, 2000.

(16) The address for the former shareholders of iCompression is 2500 Walsh Avenue, Santa Clara, California 95051.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    On the closing of this offering, our authorized capital stock will consist of 400,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

    As of June 30, 2000, there were 69,126,502 shares of common stock outstanding that were held of record by approximately 2,000 stockholders. There will be 70,626,502 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and assuming no exercise after June 30, 2000, of outstanding options), after giving effect to the sale of the shares of common stock to the public offered hereby.

    Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Holders of common stock are also entitled to receive any dividends on a pro rata basis declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share on a pro rata basis in all assets remaining after payment of liabilities. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

    On the closing of this offering, 10,000,000 shares of our preferred stock will be authorized, none of which will be outstanding. Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of our preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by our stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the voting and other rights of holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of holders of our common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

WARRANTS

    In May 1999, each of Cisco Systems, Inc. and Intel Corporation was issued a warrant to purchase an aggregate of 450,000 shares of our common stock, with a five year term expiring June 23, 2004, at an exercise price determined as follows:

    - For the first 112,500 shares, the exercise price is $5.00 per share;

    - For the second 112,500 shares, the exercise price is $6.25 per share;

    - For the third 112,500 shares, the exercise price is $7.50 per share; and

    - For the remaining 112,500 shares, the exercise price is $8.75 per share.

    Each of the foregoing warrants can either be exercised by payment for the underlying shares in cash or by a net exercise.

ANTITAKEOVER EFFECTS OF DELAWARE LAW AND PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS. Our amended and restated certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Our amended and restated certificate of incorporation and bylaws provide that directors may be removed only for cause and only upon the vote of eighty percent (80%) of our outstanding shares. Our bylaws provide that our stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 25.0% of our capital stock. These provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage some types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and also are intended to discourage some tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

EXCLUSION FROM SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    DELAWARE BUSINESS COMBINATION LAW. Section 203 of the Delaware General Corporation Law is a business combination statute that generally prohibits an "interested stockholder," defined generally as a person beneficially owning 15% or more of a corporation's voting stock or an affiliate or associate of such person, from engaging in a "business combination," defined to include a variety of transactions, including mergers and sales of 10% or more of a corporation's assets, with a Delaware corporation for three years following the time at which this person became an interested stockholder. This prohibition does not apply if:

    - the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder;

    - the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by employee stock ownership plans; or

    - at or subsequent to the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

    Section 203 permits the board of directors of a corporation to defend against takeover attempts and could act as a deterrent to potential takeover attempts as well. By opting out of Section 203, it will be easier for us to enter into transactions with our large stockholders without giving at least 66 2/3% of our unaffiliated stockholders the opportunity to approve the transaction.

    Our board has determined that it is in the best interests of our company not to deter our large stockholders from engaging in a business combination with us and to ensure that we maintain maximum flexibility in pursuing business opportunities, including opportunities with our current large stockholders. Our waiver of Section 203 will make it easier for an interested stockholder, including Texas Pacific Group, to engage in a business combination with us by lowering the requirement of 66 2/3% approval of the disinterested stockholders to a requirement that only a majority of all stockholders approve the transaction. Our board has determined that placing our large stockholders on an equal footing with potential outside acquirors is both in the interests of us and our unaffiliated stockholders.

TRANSFER AGENT AND REGISTRAR

    Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect prevailing market prices of our common stock from time to time and could impair our ability to raise capital through sale of our equity securities.

    Upon completion of this offering, we will have 70,626,502 shares of common stock outstanding, based on shares outstanding as of June 30, 2000. All of these shares are freely tradeable without restriction, with the following exceptions:

    - 27,797,215 shares that were issued in private transactions currently constitute "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933. All but 6,676,219 of these shares may be resold publicly at any time, subject to the volume and other restrictions of Rule 144. A total of 444,165; 2,722,028; and 1,749,768 shares may be resold publicly, subject to the volume and other restrictions of Rule 144, beginning on January 28, 2001, February 24, 2001 and April 27, 2001, respectively. We have an obligation to register all of the foregoing shares pursuant to various registration rights agreement described below;

    - shares acquired in the open market but held by our "affiliates," as that term is defined in Rule 144, are subject to the volume and other restrictions of Rule 144; and

    - shares held by our officers and directors, as well as some of our other stockholders, are subject to "lock-up" agreements that prohibit the public resale of those shares until 91 days after the effective date of this prospectus. These prohibitions are described in greater detail under "--Lock-up agreements" below.

LOCK-UP AGREEMENTS

    We, our executive officers and directors, and some of our stockholders, including our selling stockholders, have agreed with respect to an aggregate of 33,941,803 shares, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 90 days after the date of this prospectus, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to limited exceptions.

    Additionally, some stockholders who were issued common stock in private transactions in connection with acquisitions are subject to lockup agreements which restrict their right to sell their shares beyond the restrictions imposed by Rule 144. Under the terms of these lockup agreements, approximately 578,081 additional shares will become freely tradeable between June 2001 and January 2003.

RULE 144

    In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1.0% of the number of shares of our common stock then outstanding, which is expected to be approximately 706,265 shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of the notice of sale on Form 144 with the Securities and Exchange Commission.

    Sales under Rule 144 are also subject to some manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

STOCK OPTIONS

    We have filed registration statements on Form S-8 to register approximately 21,629,800 shares of common stock reserved for issuance under our stock option plans and those of recent acquisitions. Each year as the number of shares reserved for issuance under our stock option plans automatically increases, we intend to file amendments to the registration statements covering the additional shares.

    As of June 30, 2000, options to purchase a total of 14,722,893 shares were outstanding and 3,698,438 shares were reserved for future issuance under our equity and incentive plans.

REGISTRATION RIGHTS

    The holders of 28,198,908 shares of our common stock are entitled to the following rights with respect to the registration of their shares under the Securities Act. Approximately 5,000,000 of those shares are being registered in this offering and those shares will cease to have registration rights. Any sales of securities by these stockholders could cause the trading price of our common stock to decrease.

    INTEL, CISCO AND COMMUNICATION PARTNERS. Intel Corporation and Cisco Systems, Inc. each hold a warrant to purchase 450,000 shares of common stock. Each warrant is subject to a lock-up agreement. Intel Corporation and Cisco Systems, Inc. are entitled to certain registration rights for sale of the warrant shares in the public market. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

    Concurrently with the purchase of our Series A preferred stock by Intel Corporation and Cisco Systems, Inc., we entered into agreement with Intel Corporation, Cisco Systems, Inc. and Communication Partners, L.P. (a partnership controlled by Texas Pacific Group, our controlling shareholder) on May 6, 1999 which grants registration rights. The holders of 30% of the aggregate shares then held by Intel Corporation, Cisco Systems, Inc. and the general partner and the limited partners of Communication Partners, L.P. may demand that we file a registration statement under the Securities Act covering all or a portion of our securities held by them. However, the securities to be registered must have an anticipated aggregate public offering price of at least $10.0 million. The right to demand registration of their securities is limited to two occasions.

    When we are eligible to utilize a registration statement on Form S-3 to register an offering of our securities, holders of 15% of the shares held by Intel Corporation, Cisco Systems, Inc. and the limited partners of Communication Partners, L.P. may request that we file a registration statement on

Form S-3, covering all or a portion of our securities held by them, provided that the aggregate public offering price is at least $500,000. These holders can request two S-3 registrations per year.

    These registration rights will be subject to our right to delay the filing of a registration statement in some circumstances, not more than once in any 12-month period, for not more than 45 days after the appropriate number of holders have requested we file a registration statement.

    In addition, Intel Corporation, Cisco Systems, Inc. and the general partner and limited partners of Communication Partners, L.P. will have "piggyback" registration rights. If we propose to register any common stock or other securities under the Securities Act, other than pursuant to the registration rights noted above and other than a registration relating to a stock plan or corporate reorganization or similar transaction, Intel Corporation, Cisco Systems, Inc. and the general partner and limited partners of the Communication Partners, L.P. may require us to include all or a portion of our securities held by them in the registration. However, the managing underwriter, if any, of any offering has the right to limit the number of securities proposed to be included in the registration under certain circumstances.

    We are required to bear all registration expenses incurred in connection with these registrations. Intel Corporation, Cisco Systems, Inc. and the general partner and limited partners of Communication Partners, L.P. would pay all underwriting discounts and selling commissions applicable to the sale of their securities.

    We also agreed to indemnify Intel Corporation, Cisco Systems, Inc. and the general partner and limited partners of Communication Partners, L.P. for any damages they suffer due to any untrue statement or omission that we make in a registration statement covering their shares or any breach by us of our agreement with them.

    The registration rights of Intel Corporation, Cisco Systems, Inc. and the general partner and limited partners of Communication Partners, L.P. will terminate in June 2004 or, as to each of them, when it may sell all its shares in a three-month period under Rule 144 of the Securities Act.

    FICON. In connection with our acquisition of Ficon, we granted the former shareholders of Ficon the right to receive up to 1,959,999 shares of our common stock and placed those shares in escrow. The exact number of shares received will depend upon Ficon achieving specified performance levels. Concurrently with our purchase of Ficon, we entered into a registration rights agreement with the shareholders of Ficon dated January 28, 2000. Following the release of the shares of our common stock from escrow and our qualification under the Securities Act to register stock on Form S-3, the holders of the shares held by the former stockholders of Ficon may demand that we file a registration statement under the Securities Act on Form S-3 covering all or a portion of the securities of GlobeSpan held by them. However, the securities to be registered must have an anticipated aggregate public offering price of at least
$1.0 million. These holders can request two registrations on Form S-3 per year.

    In addition, the former stockholders of Ficon have "piggyback" registration rights. If we propose to register any common stock under the Securities Act, other than pursuant to the registration rights noted above and other than a registration relating to a stock plan or corporate reorganization or similar transaction, these holders may require us to include all or a portion of their securities in the registration. However, the managing underwriter, if any, of any offering has the right to limit the number of securities proposed to be included in the registration under certain circumstances.

    We are required to bear all registration expenses incurred in connection with these registrations. The former stockholders of Ficon would pay all underwriting discounts and selling commissions applicable to the sale of their securities.

    We also agreed to indemnify these holders for any damages they suffer due to any untrue statement or omission that we make in a registration statement covering their shares or any breach by us of our agreement with them.

    PAIRGAIN. Concurrently with the our acquisition of the Microelectronics Group of PairGain, we entered into a registration rights agreement with PairGain dated as of February 24, 2000. PairGain may demand that we file a registration statement under the Securities Act covering all or a portion of our common stock held by PairGain. However, the securities to be registered must have an anticipated aggregate public offering price of at least $30.0 million. We are not required to file such demand registrations more frequently than once every six months.

    When we are eligible to utilize a registration statement on Form S-3 to register an offering of our securities, PairGain may request that we file a registration statement on Form S-3, covering all or a portion of our common stock held by PairGain, provided that the aggregate public offering price is at least $30.0 million. We are not required to file such Form S-3 registrations more frequently than once every six months.

    In addition, PairGain has certain "piggyback" registration rights. If we propose to register any common stock or other securities under the Securities Act, other than pursuant to the PairGain registration rights noted above and other than a registration relating to a stock plan or corporate reorganization or similar transaction, PairGain may require us to include all or a portion of our securities held by them in the registration.

    The underwriters have the right to limit the number of PairGain's securities proposed to be included in any such demand or piggyback registration under certain circumstances. We are required to bear all registration expenses incurred in connection with these registrations. PairGain would pay all underwriting discounts and selling commissions applicable to the sale of its securities.

    We also agreed to indemnify PairGain for any damages it suffers due to any untrue statement or omission that we make in a registration statement covering their shares or any breach by us of our agreement with them.

    The registration rights of PairGain will terminate if PairGain holds less than 1% of our outstanding stock, or when PairGain may sell all its shares in a three-month period under Rule 144 of the Securities Act.

    The shares of our common stock being sold by PairGain in this offering were registered upon the exercise of PairGain's demand right.

    T.SQWARE. Pursuant to the Agreement and Plan of Merger, dated April 20, 2000, among T.sqware, Needles Acquisition Corp. and us, we are obligated to file a registration statement to permit the sale by the former T.sqware stockholders of all of the shares of our common stock received by them in connection with the acquisition. We are obligated to use commercially reasonable efforts to cause a registration statement for these shares to become effective upon the expiration of the 90-day lock-up agreement with FleetBoston Robertson Stephens Inc.

    We are required to bear all registration expenses incurred in connection with the registration of the shares of the former T.sqware stockholders. The former T.sqware stockholders will pay all underwriting commissions.

    We also agreed to indemnify these holders for any damages they suffer due to any untrue statement or omission that we make in a registration statement covering their shares or any breach by us of any securities law.

                                  UNDERWRITING

    The underwriters named below, acting through their representative, FleetBoston Robertson Stephens Inc., have severally agreed with us and the selling stockholders, subject to the terms and conditions of the underwriting agreement, to purchase from us and the selling stockholders the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                                NUMBER
UNDERWRITER                                                    OF SHARES
-----------                                                   -----------
FleetBoston Robertson Stephens Inc..........................
            ................................................
            ................................................
                                                              -----------
    Total...................................................
                                                              ===========

    The representative has advised us and the selling stockholders that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to
certain dealers at that price less a concession of not in excess of $       per
share, of which $       may be reallowed to other dealers. After this offering,
the public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction shall change the amount of proceeds to be received by us or the selling stockholders as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    The representative has advised us that the underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

OVER-ALLOTMENT OPTION

    Some of the selling stockholders have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 1,200,000 additional shares of common stock to cover over-allotments, if any at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of the 1,200,000 additional shares of common stock, the underwriters have severally agreed, subject to specified conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. The selling stockholders who have granted the over-allotment option will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

    The following table summarizes the total compensation to be paid to the underwriters by us and the selling stockholders who have granted us this option:

                                                               WITHOUT      WITH
                                                                OVER-       OVER-
                                                  PER SHARE   ALLOTMENT   ALLOTMENT
                                                  ---------   ---------   ---------
Underwriting discounts and commissions payable
  by us.........................................
Underwriting discounts and commissions payable
  by selling stockholders.......................

    We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $2.3 million.

INDEMNITY

    The underwriting agreement contains covenants of indemnity among the underwriters, us and the selling stockholders against various civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

LOCK-UP AGREEMENTS

    Each executive officer and director and certain other holders of our common stock have agreed, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of our common stock or any options or warrants to purchase any shares of our common stock, or any securities convertible into or exchangeable for shares of our common stock owned as of the date of this prospectus or thereafter acquired directly by these holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. This restriction terminates after the close of trading of the shares on the 90th day of (and including) the day the shares commenced trading on the Nasdaq National Market. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion, at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of securities subject to the lock-up agreements. There are no existing agreements between the representative and any of our stockholders who have executed a lock-up agreement providing consent to the disposition of securities prior to the expiration of the lock-up period.

    In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to specified exceptions, consent to the disposition of any securities held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into, exercisable for or exchangeable for shares of our common stock, other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

LISTING

    Our common stock is currently quoted on the Nasdaq National Market under the trading symbol "GSPN."

STABILIZATION

    The representative has advised us that, pursuant to Regulation M under the Securities Act, some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the underwriters in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representative has advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

PASSIVE MARKET MAKING

    In connection with this offering and before the commencement of offers or sales of the common stock, certain underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, during the business day prior to the pricing of the offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Reboul, MacMurray, Hewitt, Maynard & Kristol, New York, New York. Some legal matters in connection with the offering will be passed upon for the underwriters by Sidley & Austin, New York, New York.

                                    EXPERTS

    The financial statements of GlobeSpan, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and the financial statements of Ficon Technology, Inc. as of December 31, 1999 and for the year then ended, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of T.sqware, Inc. (a development stage company) at December 31, 1998 and 1999 and for the years then ended and for the period from February 11, 1997 (Inception) to December 31, 1999, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of iCompression, Inc. (a development stage company) as of December 31, 1999 and 1998 and for each of the years then ended and for the period from August 1, 1996 (Inception) to December 31, 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock offered hereby, see the registration statement and the exhibits thereto. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. You may inspect a copy of the registration statement without charge at the Securities and Exchange Commission's principal office in Washington, D.C. and obtain copies of all or any part thereof upon payment of fees from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Securities and Exchange Commission's regional offices in New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048, or in Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov. We also maintain a Web site at http://www.GlobeSpan.net. The information contained on our Web site does not constitute a part of this prospectus.

    We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such periodic reports, proxy statements and other information is also available for inspection and copying at the SEC's Public Reference Room and on the SEC web site referred to above. We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish such other reports as it may determine or as may be required by law.

    The SEC allows us to "incorporate by reference" into the prospectus the information we have filed with them. The information incorporated by reference is an important part of this prospectus and the information that we file subsequently with the SEC will automatically update this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any filings we make with SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of this registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

    - our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

    - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

    - our Current Reports on Form 8-K dated January 26, 2000, March 10, 2000, April 14, 2000, May 12, 2000 and May 18, 2000; and

    - the description of our Common Stock contained in our Registration Statement on Form 8-A filed on June 16, 1999 under Section 12 of the Exchange Act, including any amendment or report updating this description.

    You may request a copy of these documents, at no cost, by writing or telephoning us at the following address:

          GlobeSpan, Inc.
           100 Schulz Drive
           Red Bank, New Jersey 07701
           (732) 345-7500

                                 GLOBESPAN, INC
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
GLOBESPAN, INC.
      Report of Independent Accountants.....................     F-2
      Balance Sheets........................................     F-3
      Statements of Operations..............................     F-4
      Statements of Changes In Stockholders' Equity.........     F-5
      Statements of Cash Flows..............................     F-6
      Notes to Financial Statements.........................     F-7

FICON TECHNOLOGY, INC.
      Report of Independent Accountants.....................    F-28
      Balance Sheet.........................................    F-29
      Statement of Operations...............................    F-30
      Statement of Changes In Stockholders' Equity..........    F-31
      Statement of Cash Flows...............................    F-32
      Notes to Financial Statements.........................    F-33

T.SQWARE, INC.
      Report of Ernst & Young LLP, Independent Auditors.....    F-39
      Consolidated Balance Sheets...........................    F-40
      Consolidated Statements of Operations.................    F-41
      Consolidated Statements of Redeemable Convertible
       Preferred Stock and Stockholders' Equity (Net Capital
       Deficiency)..........................................    F-42
      Consolidated Statements of Cash Flows.................    F-43
      Notes to Consolidated Financial Statements............    F-44

ICOMPRESSION, INC.
      Independent Auditors' Report..........................    F-59
      Balance Sheets........................................    F-60
      Statements of Operations..............................    F-61
      Statements of Shareholders' Equity....................    F-62
      Statements of Cash Flows..............................    F-63
      Notes to Financial Statements.........................    F-64

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of GlobeSpan, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of GlobeSpan, Inc. (the "Company") as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 1, 2000, except as to Note 17 which is as of February 25, 2000

                                GLOBESPAN, INC.

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,        MARCH 31,
                                                              -------------------   -----------
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    12    $24,657      $27,107
  Short-term investments....................................       --     12,011        4,359
  Accounts receivable, less allowance for doubtful accounts
    of $61, $337 and $846, respectively.....................    3,823      9,160       15,407
  Accounts receivable from affiliates.......................       73        146        1,155
  Inventories...............................................      912     10,656       16,662
  Prepaid income taxes......................................    1,178        190           96
  Prepaid expenses and other current assets.................      564      2,911        1,267
                                                              -------    -------      -------
      Total current assets..................................    6,562     59,731       66,053
Property and equipment, net.................................    6,680      5,853        7,506
Intangible assets, net......................................       --         --      248,148
Other assets................................................      188      5,407        5,191
                                                              -------    -------      -------
      Total assets..........................................  $13,430    $70,991      326,898
                                                              =======    =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Borrowings under line of credit...........................  $ 2,466    $    --      $   200
  Accounts payable..........................................    2,131      4,333        6,242
  Accounts payable to affiliates............................      327         80           82
  Accrued expenses and other liabilities....................    1,482      2,049       10,318
  Payroll and benefit related liabilities...................    2,519      7,688       10,884
  Current portion of capital lease obligations..............      292        965        1,269
                                                              -------    -------      -------
      Total current liabilities.............................    9,217     15,115       28,995
Subordinated note payable to Communication Partners, L.P....    5,000         --           --
Subordinated redeemable convertible note payable............       --         --       52,023
Capital lease obligations, less current portion.............      506        443          674
                                                              -------    -------      -------
      Total liabilities.....................................   14,723     15,558       81,692
                                                              -------    -------      -------
Commitments and contingencies (Note 14)
Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares
  authorized; none issued or outstanding....................       --         --           --
Common stock, par value $0.001; 100,000,000 shares
  authorized; 36,795,795, 58,134,678 and 63,472,407 shares
  issued and outstanding, respectively......................       37         58           63
Stock purchase warrant......................................    3,654          1            1
Additional paid-in capital..................................    3,604     77,378      366,752
Notes receivable from stock sales...........................     (725)    (7,412)      (7,169)
Deferred stock compensation.................................      (76)    (1,218)     (78,185)
Accumulated other comprehensive loss........................       --        (22)          (5)
Accumulated deficit.........................................   (7,787)   (13,352)     (36,251)
                                                              -------    -------      -------
      Total stockholders' equity (deficit)..................   (1,293)    55,433      245,206
                                                              -------    -------      -------
      Total liabilities and stockholders' equity............  $13,430    $70,991      326,898
                                                              =======    =======      =======

   The accompanying notes are an integral part of these financial statements.

                                GLOBESPAN, INC.

                            STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                  FOR THREE MONTHS
                                                            YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                                    ----------------------------------------   -----------------------
                                                       1997          1998           1999          1999         2000
                                                    -----------   -----------   ------------   ----------   ----------
                                                                                                     (UNAUDITED)
Net revenues......................................  $    22,546   $    31,464   $    56,220    $    8,641   $   31,060
Cost of sales.....................................        7,565         9,882        20,879         2,901       11,480
Cost of sales related to termination charge.......           --            --         1,119         1,119           --
                                                    -----------   -----------   -----------    ----------   ----------
Gross profit......................................       14,981        21,582        34,222         4,621       19,580
                                                    -----------   -----------   -----------    ----------   ----------
Operating expenses:
  Research and development (exclusive of non-cash
    compensation expense of $1,879 for the three
    months ended March 31, 2000)..................        8,358        18,694        26,531         5,380       10,880
  Selling, general and administrative (exclusive
    of non-cash compensation expense of $1,569 for
    the three months ended March 31, 2000)........        4,572        10,217        14,389         2,928        6,242
  Amortization of intangible assets...............        1,000           583            --            --       11,310
  Non-cash compensation expense...................           --            --            --            --        3,448
  In process research and development.............           --            --            --            --        1,343
                                                    -----------   -----------   -----------    ----------   ----------
  Total operating expenses........................       13,930        29,494        40,920         8,308       33,223
                                                    -----------   -----------   -----------    ----------   ----------
(Loss) income from operations.....................        1,051        (7,912)       (6,698)       (3,687)     (13,643)
  Interest income.................................           91            55         1,581            --          606
  Interest expense................................           --          (189)         (448)         (182)        (498)
  Interest expense, non-cash......................           --            --            --            --       (9,364)
                                                    -----------   -----------   -----------    ----------   ----------
(Loss) income before income taxes.................        1,142        (8,046)       (5,565)       (3,869)     (22,899)
  Provision for income tax........................          300          (217)           --            --           --
                                                    -----------   -----------   -----------    ----------   ----------
Net (loss) income.................................          842        (7,829)       (5,565)       (3,869)     (22,899)
  Preferred stock deemed dividend and accretion...           --            --        (3,466)           --           --
                                                    -----------   -----------   -----------    ----------   ----------
Net loss attributable to common stockholders......          842        (7,829)       (9,031)       (3,869)     (22,899)
                                                    ===========   ===========   ===========    ==========   ==========
Other comprehensive loss:
  Unrealized loss on marketable securities........           --            --           (22)           --           17
                                                    -----------   -----------   -----------    ----------   ----------
Comprehensive loss/earning attributable to common
  shareholders....................................          842        (7,829)       (9,053)       (3,869)     (22,882)
                                                    ===========   ===========   ===========    ==========   ==========
Earnings (loss) per share.........................
  Basic...........................................  $      0.02   $     (0.22)  $     (0.19)   $    (0.11)  $    (0.39)
                                                    ===========   ===========   ===========    ==========   ==========
  Diluted.........................................  $      0.02   $     (0.22)  $     (0.19)   $    (0.11)  $    (0.39)
                                                    ===========   ===========   ===========    ==========   ==========
Weighted averages shares of common stock
  outstanding used in computing net (loss)
  earnings per share..............................
  Basic...........................................   34,546,614    36,254,133    46,612,752    36,412,767   58,640,432
  Diluted.........................................   38,119,296    36,254,133    46,612,752    36,412,767   58,640,432

   The accompanying notes are an integral part of these financial statements.

                                GLOBESPAN, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                         NOTES                      ACCUMULATED
                                          COMMON STOCK         STOCK     ADDITIONAL   RECEIVABLE      DEFERRED         OTHER
                                      ---------------------   PURCHASE    PAID-IN        FROM          STOCK       COMPREHENSIVE
                                        SHARES      AMOUNT    WARRANT     CAPITAL     STOCK SALES   COMPENSATION       LOSS
                                      ----------   --------   --------   ----------   -----------   ------------   -------------
Balance--December 31, 1996..........  34,312,500     $ 34     $     1     $  6,072      $    --       $     --         $  --
Net income..........................
Asset allocation charge.............                                           244
Exercise of employee stock
  options...........................   2,547,522        3                      846         (794)
Non-employee stock options..........                                            52                         (52)
                                      ----------     ----     -------     --------      -------       --------         -----
Balance--December 31, 1997..........  36,860,022     $ 37     $     1     $  7,214      $  (794)      $    (52)        $  --
Net loss............................
Distribution to Communication
  Partners, L.P. (Note 9)...........                            3,653       (3,653)
Exercise of employee stock
  options...........................     127,962                                61
Non-employee stock options..........                                            44                         (44)
Amortization of non-employee stock
  options...........................                                                                        20
Benefit from exercise of
  nonqualified stock options........                                             2
Repayment of note receivable........                                                          5
Forfeiture of restricted stock......    (192,189)                              (64)          64
                                      ----------     ----     -------     --------      -------       --------         -----
Balance--December 31, 1998..........  36,795,795     $ 37     $ 3,654     $  3,604      $  (725)      $    (76)
Net loss............................
Issuance of common stock due to
  initial public offering, net of
  costs.............................  11,212,500       11                   49,729
Net exercise of warrants............   2,173,500        2      (3,653)       3,651
Forgiveness of subordinated loan to
  Communication Partners, L.P.......                                           100
Issuance of common stock and
  exercise of stock options.........   3,568,521        4                    7,091       (6,775)
Issuance and conversion of Series A
  preferred stock, net of costs.....   4,384,362        4                   14,601
Preferred dividend attributable to
  beneficial conversion feature.....                                        (2,616)
Stock options issued at less than
  fair market value.................                                         1,218                      (1,162)
Amortization of non-employee stock
  options...........................                                                                        20
Repayment of notes receivable.......                                                        336
Interest earned on notes
  receivable........................                                                       (248)
Accumulated other comprehensive
  loss..............................                                                                                     (22)
                                      ----------     ----     -------     --------      -------       --------         -----
Balance--December 31, 1999..........  58,134,678     $ 58     $     1     $ 77,378      $(7,412)      $ (1,218)        $ (22)
Net loss............................          --       --          --           --           --             --            --
Issuance of common stock and
  exercise of stock options.........   1,134,138     $  1          --        2,436           --             --            --
Ficon, acquisition and stock options
  issued at less than fair value....     960,000     $  1          --       68,171           --        (58,071)           --
PairGain, acquisition and stock
  options issued at less than fair
  value.............................   3,243,591     $  3          --      218,767           --        (18,333)           --
Interest earned on and repayment of
  note receivable...................          --       --          --           --          243             --            --
Stock options issued at less than
  fair market value.................          --       --          --           --           --           (563)           --
Accumulated comprehensive gain......          --       --          --           --           --             --            17
                                      ----------     ----     -------     --------      -------       --------         -----
Balance--March 31, 2000
  (unaudited).......................  63,472,407     $ 63     $     1     $366,752      $(7,169)      $(78,185)        $  (5)
                                      ==========     ====     =======     ========      =======       ========         =====


                                                        TOTAL
                                      ACCUMULATED   STOCKHOLDERS'
                                        DEFICIT        EQUITY
                                      -----------   -------------
Balance--December 31, 1996..........   $   (800)       $  5,307
Net income..........................        842             842
Asset allocation charge.............                        244
Exercise of employee stock
  options...........................                         55
Non-employee stock options..........                         --
                                       --------        --------
Balance--December 31, 1997..........   $     42        $  6,448
Net loss............................     (7,829)         (7,829)
Distribution to Communication
  Partners, L.P. (Note 9)...........                         --
Exercise of employee stock
  options...........................                         61
Non-employee stock options..........                         --
Amortization of non-employee stock
  options...........................                         20
Benefit from exercise of
  nonqualified stock options........                          2
Repayment of note receivable........                          5
Forfeiture of restricted stock......                         --
                                       --------        --------
Balance--December 31, 1998..........   $ (7,787)       $ (1,293)
Net loss............................     (5,565)         (5,565)
Issuance of common stock due to
  initial public offering, net of
  costs.............................                     49,740
Net exercise of warrants............                         --
Forgiveness of subordinated loan to
  Communication Partners, L.P.......                        100
Issuance of common stock and
  exercise of stock options.........                        320
Issuance and conversion of Series A
  preferred stock, net of costs.....                     14,605
Preferred dividend attributable to
  beneficial conversion feature.....                     (2,616)
Stock options issued at less than
  fair market value.................                         56
Amortization of non-employee stock
  options...........................                         20
Repayment of notes receivable.......                        336
Interest earned on notes
  receivable........................                       (248)
Accumulated other comprehensive
  loss..............................                        (22)
                                       --------        --------
Balance--December 31, 1999..........   $(13,352)       $ 55,433
Net loss............................   $(22,899)       $(22,899)
Issuance of common stock and
  exercise of stock options.........         --           2,437
Ficon, acquisition and stock options
  issued at less than fair value....         --          10,101
PairGain, acquisition and stock
  options issued at less than fair
  value.............................         --         200,437
Interest earned on and repayment of
  note receivable...................         --             243
Stock options issued at less than
  fair market value.................         --            (563)
Accumulated comprehensive gain......         --              17
                                       --------        --------
Balance--March 31, 2000
  (unaudited).......................   $(36,251)       $245,206
                                       ========        ========

   The accompanying notes are an integral part of these financial statements.

                                GLOBESPAN, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                 FOR THREE MONTHS
                                                                                                       ENDED
                                                                 YEARS ENDED DECEMBER 31,            MARCH 31
                                                              -------------------------------   -------------------
                                                                1997       1998       1999        1999       2000
                                                              --------   --------   ---------   --------   --------
                                                                                                    (UNAUDITED)
Cash flow (used in) provided by operating activities:
  Net (loss) income.........................................  $   842    $(7,829)   $  (5,565)   (3,869)    (22,899)
  Adjustments to reconcile net (loss) income to cash (used
    in) provided by operating activities:
    Amortization of intangible assets.......................       --         --           --        --      11,310
    Interest on convertible note payable....................       --         --           --        --         444
    In-process research and development.....................       --         --           --        --       1,343
    Deferred income taxes...................................     (500)       500           --        --          --
    Provision for bad debts.................................       49         12          276        --         509
    Provision for inventory obsolescence....................       --         95           --        --          --
    Non-Cash Interest Expense...............................       --         --           --        --       9,364
    Non-Cash Compensation Expense...........................       --         --           --        --       3,448
    Amortization and depreciation...........................    1,702      2,657        3,513       746       1,034
  Changes in assets and liabilities:
    (Increase) decrease in accounts receivable..............   (3,315)     1,059       (5,686)      923      (7,322)
    (Increase) in inventories...............................     (119)      (888)      (9,744)   (1,688)     (5,914)
    (Increase) in prepaid expenses and other assets.........     (229)    (1,698)      (3,278)     (520)      1,923
    Increase (decrease) in accounts payable.................    1,589       (194)       1,955     4,886       1,873
    Increase in accrued expenses and other current
      liabilities...........................................      874      2,886        5,736     1,458       6,076
                                                              -------    -------    ---------    ------    --------
Net cash (used in) provided by operating activities.........      893     (3,400)     (12,793)    1,936       1,189
                                                              -------    -------    ---------    ------    --------
Cash flows used in investing activities:
  Capital expenditures......................................   (3,359)    (4,810)      (1,229)      (67)     (1,578)
  Acquisition of businesses.................................                                         --      (6,638)
  Purchases of marketable securities........................       --         --     (111,087)       --      (1,386)
  Proceeds from sale/maturities of marketable securities....       --         --       97,564        --       9,133
  Investment in preferred stock.............................       --         --       (2,000)       --          --
                                                              -------    -------    ---------    ------    --------
Net cash used in investing activities.......................   (3,359)    (4,810)     (16,752)      (67)       (469)
                                                              -------    -------    ---------    ------    --------
Cash flows provided by financing activities:
  (Repayments of) proceeds from borrowings under
    subordinated note payable...............................       --      5,000       (4,900)       --          --
  (Repayments of) proceeds from borrowings under line of
    credit..................................................       --      2,466       (2,466)   (1,678)         --
  Proceeds from issuance of common and preferred stock......       55         61       62,049        32       1,882
  Interest on and proceeds from repayment of notes
    receivable..............................................       --          5           88        --         243
  Repayments of capital lease borrowings....................       --       (185)        (581)      (89)       (395)
                                                              -------    -------    ---------    ------    --------
Net cash provided by financing activities...................       55      7,347       54,190    (1,735)      1,730
                                                              -------    -------    ---------    ------    --------
Net increase (decrease) in cash and cash equivalents........   (2,411)      (863)      24,645       134       2,450
Cash and cash equivalents at beginning of period............    3,286        875           12        12      24,657
                                                              -------    -------    ---------    ------    --------
Cash and cash equivalents at end of period..................  $   875    $    12    $  24,657       146      27,107
                                                              =======    =======    =========    ======    ========
Supplemental disclosure of cash flow Information:
  Cash paid:
    Interest................................................  $    --    $   145    $     442    $  154    $     52
                                                              =======    =======    =========    ======    ========
    Income taxes............................................  $ 1,000    $   492    $      --        --    $     --
                                                              =======    =======    =========    ======    ========
Supplemental noncash financing activities:
  Conversion of preferred stock into common stock...........  $    --    $    --    $  12,000        --          --
                                                              =======    =======    =========    ======    ========
  Notes receivable for sale of stock........................  $   794    $    --    $   7,023        --          --
                                                              =======    =======    =========    ======    ========
  Forgiveness of subordinated note payable..................  $    --    $    --    $     100       100          --
                                                              =======    =======    =========    ======    ========
  Equipment acquired under capital lease....................  $    --    $   861    $   1,191        --         511
                                                              =======    =======    =========    ======    ========

   The accompanying notes are an integral part of these financial statements.

                 GLOBESPAN, INC. NOTES TO FINANCIAL STATEMENTS

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

    GlobeSpan, Inc. is a leading worldwide developer of advanced digital subscriber line (DSL) integrated circuits which enable high-speed data transmission over the existing network of copper telephone wires known as the local loop. We sell our integrated circuits as chip sets to manufacturers of DSL equipment for incorporation into products which are sold to telecommunications service providers and end users. Our products target the rapidly growing market for high-speed data transmission applications such as Internet access, telecommuting and networking between branch offices. We currently outsource the manufacturing of our integrated circuits, which enables us to concentrate our resources on the design, development and marketing of our chip set solutions.

    Pursuant to a Purchase Agreement dated June 18, 1996, three direct wholly-owned subsidiaries and two indirect wholly-owned subsidiaries of Communication Partners, L.P. (formerly Paradyne Partners, L.P.), acquired certain assets of AT&T Paradyne Corporation from its parent company, Lucent Technologies Inc. ("Lucent"), in exchange for $146 million in cash and notes and the assumption of certain liabilities effective July 31, 1996. The assets and liabilities were purchased by four separate operating subsidiaries of Communication Partners, L.P., including GlobeSpan Technologies (subsequently GlobeSpan, Inc.) (the "Company").

    Assets acquired by the Company for $2.0 million consisted of specified research and development activities, patents and customer licenses related to carrierless amplitude phase modulation technique (generally referred to as "CAP Technology") which is used to transmit data over copper telephone wires. In addition, specified customer rent and lease agreements of AT&T Paradyne Corporation were acquired directly by Rental Acquisition Corp. and Lease Acquisition Corp., and specified net assets relating to the manufacturing, marketing and research activities for data communications and networking products for commercial end users and network service providers were acquired by Paradyne Corporation (all of which are direct or indirect subsidiaries of Communication Partners, L.P.). Paradyne Corporation also entered into a product distribution agreement with Lucent. Additionally, certain assets and liabilities of AT&T Paradyne Corporation were retained by Lucent or disposed of prior to the transaction. All assets and liabilities and activities acquired by subsidiaries of Communication Partners, L.P., other than the Company, or retained by Lucent have been excluded from the accompanying financial statements.

    The total purchase price of the Company has been allocated as follows:

Core Technology (see Note 2)................................   $2,000
                                                               ------
  Total Assets..............................................   $2,000
                                                               ======
Liabilities Assumed.........................................   $   --
                                                               ------
  Total Net Assets Acquired.................................   $2,000
                                                               ======

    The accompanying financial statements include the accounts of the Company. See discussion of related party transactions in Notes 9 and 15. As of December 31, 1998, December 31, 1999, and March 31, 2000, Communication Partners, L.P. owned 93%, 59% and 40%, respectively, of the Company's outstanding stock.

    The Company is a leading worldwide developer of advanced digital subscriber line (DSL) integrated circuits which enable high-speed data transmission over the existing network of copper

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION (CONTINUED) telephone wires known as the local loop. The Company sells integrated circuits as chip sets to manufacturers of DSL equipment for incorporation into products which are sold to telecommunications service providers and end users. On
June 23, 1999, the Company completed its initial public offering ("IPO") of 11,212,500 shares of common stock at $5.00 per share. Net proceeds received by the Company, after deducting offering costs, totaled $49.7 million.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The significant accounting principles and practices used in the preparation of the accompanying financial statements are summarized below:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. These estimates include assessing the collectability of accounts receivable, the use and recoverability of inventory, the realizability of deferred tax assets and useful lives or amortization periods of intangible assets. Actual results could differ from those estimates. The markets for the Company's products are characterized by intense competition, rapid technological development and frequent new product introductions, all of which could impact the future value of the Company's assets.

REVENUE RECOGNITION

    Revenue from product sales is recognized upon shipment to the customer, when no significant vendor obligations exist and collection of the resulting receivable is probable. Substantially all revenues are from product sales.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

    Inventories, substantially all of which are finished goods, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the terms of the leases or the estimated useful lives of the assets. Gains or losses on disposals of property and equipment are recorded in current operations.

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CORE TECHNOLOGY

    Core technology, which consists of patents, trademarks and technical know-how of $2,000 acquired by the Company at inception (see Note 1) is stated at acquisition cost, which approximates fair value. Amortization is provided on a straight-line basis over the estimated useful life of two years. The estimated useful life was based primarily on the expected utilization of the assets and rapid technological changes in the integrated circuit and telecommunications industries. Amortization expense associated with such core technology was $1,000 and $583 for the years ended December 31, 1997 and 1998, respectively. As of December 31, 1998 this core technology was fully amortized.

    The recoverability of carrying values was evaluated on a recurring basis with consideration of changes in circumstances based on an evaluation of such factors as the industry and environment in which the Company operates and the expected future cash flows from the core technology.

PRODUCT WARRANTIES

    The Company provides purchasers of its products with warranties that correspond with the warranties from its contract manufacturers. Warranty expense has been immaterial for all periods presented.

RESEARCH AND DEVELOPMENT COSTS

    Costs incurred in connection with the research and development of the Company's products and enhancements to existing products are expensed as incurred unless technological feasibility has been established. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have not been material. Accordingly, research and development costs have been expensed as incurred.

INCOME TAXES

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, which requires use of the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("FAS No. 130"). This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of operations. FAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15,

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
1997. The Company adopted Fas No. 130 in 1998. The Company reported other comprehensive loss of $0, $22 and $0 for the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000.

LONG-LIVED ASSETS

    The impairment of long-lived assets is assessed by Management using factors including probable comparable fair market values, anticipated future cash flows, and the aggregate value of the related businesses taken as a whole. These factors are periodically reviewed to determine whether current events or circumstances required adjustments to carrying values or estimated useful lives of fixed or intangible assets in accordance with the provisions of FAS No. 121, "Accounting for the Impairment of Long-Lived Assets."

STOCK SPLITS

    In 1996, the board of directors approved an 8.75 to 1 stock split. In November 1997, the board of directors approved a 2 to 1 stock split. In February 1998, the board of directors approved a 1.5 to 1 stock split. In March 1999, the board of directors approved a 1 for 3 reverse stock split. All share, stock option and stock warrant information included in the accompanying financial statements and related notes have been restated for all periods to reflect these stock splits. (See Note 17)

INTERIM FINANCIAL DATA

    The unaudited financial data as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 has been prepared by management and includes all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the financial position, results of operations and cash flows of the Company. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the operating results to be expected for the year ending December 31, 2000.

RECENT ACCOUNTING PRONOUNCEMENT

    In December 1999 the Securities and Exchange Commissions issued Staff Accounting Bulletin 101 (SAB 101), as amended in June 2000, which summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company will adopt SAB 101 in the fourth quarter of 2000 and believes that adoption will not have a significant effect on its consolidated results of operations or financial position.

    In June 1998, FASB issued FAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. FAS No. 133 is effective for all fiscal quarters or fiscal years beginning after June 15, 2000, as amended by FAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," issued in June 1999. The Company does not expect the adoption of this statement to have a significant impact on the Company's consolidated results of operations or financial position.

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3. CONCENTRATION OF RISK AND CUSTOMER INFORMATION

    Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash equivalents and trade receivables. The Company does not generally require collateral from its customers and substantially all of its trade receivables are not subject to collateral requirements. At December 31, 1997, 1998 and 1999 and at March 31, 2000, five of the Company's customers accounted for $3,582 (79.2%), $3,492 (91.3%), $6,473
(67.1%) and $8,201 (49.4%) of net accounts receivable, respectively.

    Sales to three customers amounted to approximately $9,818 (43.5%), $22,042 (70.1%), $30,854 (54.9%), $5,022 (58.1%) and $15,605 (50.2%) of total revenues for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000. Revenues from customers who represented more than 10% of net revenues were as follows:

                                                                         THREE MONTHS
                                                                             ENDED
                                        YEARS ENDED DECEMBER 31,           MARCH 31,
                                     ------------------------------   -------------------
                                       1997       1998       1999       1999       2000
                                     --------   --------   --------   --------   --------
Net revenues:
Customer A.........................  $ 4,832    $    --    $    --        --         --
Customer B.........................    2,811         --         --        --         --
Customer C.........................       --     15,190     23,185     3,410      9,166
Customer D.........................       --      3,974         --        --         --
Customer E.........................       --         --         --        --      4,545

    The Company's sales to overseas customers are denominated in the U.S. dollar. Revenues by geographic region for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000 and 1999 were as follows:

                                                                 THREE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,           MARCH 31,
                               ------------------------------   --------------------
                                 1997       1998       1999       1999       2000
                               --------   --------   --------   --------   ---------
                                                                    (UNAUDITED)
Net revenues:
North America................  $11,458    $21,214    $29,760    $ 4,983     $16,604
Europe.......................    3,940      3,712      5,091      1,073       1,415
Mexico/Latin America.........       98      3,063      7,725      1,508       4,620
Asia.........................    6,964      2,973     13,061        979       8,390
Australia....................       86        502        583         98          31
                               -------    -------    -------    -------     -------
                               $22,546    $31,464    $56,220    $ 8,641     $31,060
                               =======    =======    =======    =======     =======

    A single vendor manufactures substantially all of the chip sets sold by the Company. Purchases from this vendor approximated 98%, 81%, 75%, 63% and 90%, of total inventory purchases for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, respectively. If this vendor were to become unwilling or unable to continue to manufacture these chip sets in required volumes, the Company would have to identify and qualify acceptable alternative

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3. CONCENTRATION OF RISK AND CUSTOMER INFORMATION (CONTINUED) vendors. The inability to develop alternative sources, if required in the future, could result in delays or reductions in product shipments.

4. TECHNOLOGY LICENSING AGREEMENTS

    The Company has entered into technology licensing and right to use agreements whereby the Company received fees for the use and/or sale of specific patented technology. Revenues from these agreements amounted to $1,931, $310, $119, $9 and $25 for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, respectively. (See Note 15).

5. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                    DECEMBER 31,          MARCH 31,
                                                 -------------------   ----------------
                                                   1998       1999           2000
                                                 --------   --------   ----------------
                                                                         (UNAUDITED)
Computers and equipment........................  $ 5,110    $ 5,604    $          6,352
Office furniture and fixtures..................      131        156                 213
Software.......................................    1,991      2,668               3,644
Leasehold improvements.........................    1,099      1,132               1,132
Property under capital leases..................      861      2,052               2,958
                                                 -------    -------    ----------------
                                                   9,192     11,612              14,299
Less: accumulated depreciation.................   (2,512)    (5,759)             (6,793)
                                                 -------    -------    ----------------
                                                 $ 6,680    $ 5,853    $          7,506
                                                 =======    =======    ================

    Included in operating expenses is depreciation expense of $702, $2,054, $3,247, $740, and $1,034 for the years ended December 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, respectively. Accumulated amortization on assets accounted for as capital leases, amounted to approximately $47, $484 and $714 as of December 1998 and 1999 and March 31, 2000.

6. MARKETABLE SECURITIES

    Marketable securities are included in cash equivalents, short-term investments and other long-term assets, as appropriate. At December 31, 1999, marketable securities totaling $13,545 were available-for-sale and recorded at fair value:

                                     GROSS UNREALIZED   GROSS UNREALIZED    UNREALIZED
COST                                  HOLDING GAINS      HOLDING LOSSES    MARKET VALUE
----                                 ----------------   ----------------   ------------
$13,545............................         $0                $22             $13,523

    There were no marketable securities at December 31, 1998.

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. DEFINED CONTRIBUTION PLAN

    The Company participates in a 401(k) plan covering substantially all employees, which was maintained by Paradyne until June 1999. Benefits vest based on number of years of service. The Company's policy is to match two-thirds of an employee's contributions, up to 6.0% of an employee's annual salary. Additionally, the board of directors may grant discretionary contributions based on an employee's age. Contributions to the plan paid by Paradyne on behalf of the Company amounted to approximately $242, $348 for the years ended
December 31, 1997 and 1998, respectively. In addition, the Company accrued $179 for discretionary contributions as of December 31, 1998. Contributions to the plan paid by the Company amounted to approximately $541, $126 and $272 for the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000, respectively.

8. TERMINATION OF BANKAMERICA BUSINESS CREDIT LINE OF CREDIT

    Effective September 30, 1999, a termination agreement and mutual release was signed by BankAmerica Business Credit and the Company with regard to a $5.0 million revolving line of credit (the "Credit Line"), which bore interest at the bank's prime rate plus 1.5%. The Credit Line contained certain financial covenants and restrictions as to various matters including our ability to pay cash dividends or to effect mergers or acquisitions, incur certain other indebtedness or to make certain investments without the bank's prior approval. The Company was in compliance with such financial covenants and restrictions at the time of termination of the agreement. Borrowings under the Credit Line were collateralized by substantially all of the Company's assets. The Credit Line was scheduled to expire in May 2003.

9. STOCK PURCHASE WARRANT

    In connection with the Company's inception (see Note 1), the Company issued a warrant to acquire 3,937,500 shares of its common stock at an exercise price of $2.24 per share to Lucent. The warrant was due to expire upon payment or transfer by Paradyne Corporation, an affiliated company ("Paradyne"), of Paradyne's long-term debt maturing June 30, 2000 and upon the sale or merger of the Company (as provided in the Stock Warrant Agreement) at a price less than the exercise price. The warrant includes other provisions, including anti-dilution provisions.

    In August 1998, Paradyne settled its outstanding long-term debt which was due on June 30, 2000. As a term of such settlement, the Company agreed to extend the exercise period of the outstanding stock purchase warrant to the earlier of June 30, 2001 or the consummation of a qualifying business combination, as defined. In connection therewith, the Company recorded a $3,653 distribution to the Parent based on the increase in the fair value of the warrant resulting from the extension of the outstanding warrant term. (See Note 15).

    Upon the closing of the initial public offering, the outstanding warrant to purchase common stock issued to Lucent Technologies was net exercised for 2,173,500 shares of common stock.

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

10. INCOME TAXES

    Deferred tax assets are comprised of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Amortization of intangibles...............................  $   670    $   616
Depreciation..............................................     (190)       (48)
Accrued expenses..........................................      386        219
Other.....................................................       25        136
Inventory obsolescence reserve............................       38         38
Net operating loss carryforwards..........................    2,121      3,965
                                                            -------    -------
                                                              3,050      4,926
                                                            -------    -------
Less valuation allowance..................................   (3,050)    (4,926)
                                                            -------    -------
Net deferred tax asset....................................  $    --    $    --
                                                            =======    =======

    The Company anticipates continuing investments to research and development and corporate infrastructure in advance of revenues. As such, as of December 31, 1999 and 1998, the Company has established a full valuation allowance against its net deferred tax asset based on management's current belief that it is more likely than not that the benefits related to such net deferred tax asset will not be realized.

    The components of the provision (benefit) for income taxes are as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1997       1998       1999
                                                    --------   --------   --------
Current:
Federal...........................................  $   700    $  (649)   $    --
State.............................................      100        (23)        --
                                                    -------    -------    -------
                                                        800       (672)        --
                                                    -------    -------    -------
Deferred:
Federal...........................................     (172)    (1,834)    (1,595)
State.............................................      (60)      (761)      (281)
Change in valuation allowance.....................     (268)     3,050      1,876
                                                    -------    -------    -------
                                                       (500)       455         --
                                                    -------    -------    -------
Income tax provision (benefit)....................  $   300    $  (217)   $    --
                                                    =======    =======    =======

    The Company has generated net operating loss carryforwards of approximately $3,051 and $14,330 as of December 31, 1998 and December 31, 1999, respectively, which are due to expire between 2018 and 2019. Section 382 of the Internal Revenue Code of 1986, as amended, places a limitation on the utilization of federal net operating loss carryforwards when an ownership change occurs. Generally, an ownership change occurs when a greater than 50% change in ownership takes place over a three-year test period. The annual utilization of net operating loss carryforwards generated prior to such change in

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

10. INCOME TAXES (CONTINUED)
ownership is limited, in any one year, to a percentage of the fair market value of the Company at the time of the ownership change.

    The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. income tax rate to income before taxes as follows:

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                          ------------------------------
                                                            1997       1998       1999
                                                          --------   --------   --------
U.S. statutory rate.....................................    34.0 %    (34.0)%    (34.0)%
State taxes.............................................     2.0       (6.6)      (5.9)
Other...................................................     6.3        0.0        0.0
Net operating loss utilized.............................   (10.0)       0.0        0.0
Change in valuation allowance...........................    (6.0)      37.9       39.9
                                                           -----      -----      -----
Effective tax rate......................................    26.3 %     (2.7)%      0.0 %
                                                           =====      =====      =====

11. EARNINGS PER SHARE

    The Company has adopted Statement of Financial Accounting Standards
No. 128, EARNINGS PER SHARE ("FAS 128"), which requires the presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. The dilutive effect of the outstanding stock warrants and options is required to be computed using the treasury stock method.

    The computations of Basic EPS and Diluted EPS for the years ended
December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000 are as follows:

                                                              INCOME         SHARES       PER-SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
YEAR ENDED DECEMBER 31, 1997
Net income................................................    $    842
Basic EPS:
  Income available to common stockholders.................         842      34,546,614       0.02
  Effect of dilutive stock options........................          --       3,572,682         --
                                                              --------      ----------     ------
Diluted EPS:
  Income available to common stockholders.................    $    842      38,119,296     $ 0.02
                                                              ========      ==========     ======

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11. EARNINGS PER SHARE (CONTINUED)

                                                              INCOME         SHARES       PER-SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
YEAR ENDED DECEMBER 31, 1998
Net loss..................................................    $ (7,829)
Basic EPS:
  Loss attributable to common stockholders................      (7,829)     36,254,133      (0.22)
  Effect of dilutive stock options........................          --              --         --
                                                              --------      ----------     ------
Diluted EPS:
  Loss attributable to common stockholders plus assumed
    conversions...........................................    $ (7,829)     36,254,133     $(0.22)
                                                              ========      ==========     ======
YEAR ENDED DECEMBER 31, 1999
Net loss..................................................    $ (5,565)
Preferred stock dividend and accretion....................      (3,466)
                                                              --------
Basic EPS:
  Loss attributable to common stockholders................      (9,031)     46,612,752      (0.19)
  Effect of dilutive stock options........................          --              --         --
                                                              --------      ----------     ------
Diluted EPS:
  Income available to common stockholders plus assumed
    conversions...........................................    $ (9,031)     46,612,752     $(0.19)
                                                              ========      ==========     ======
THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)
Net loss..................................................    $ (3,869)
Basic EPS:
  Loss attributable to common stockholders................      (3,869)     36,412,767      (0.11)
  Effect on dilutive stock options........................          --              --         --
                                                              --------      ----------     ------
Diluted EPS:
  Loss attributable to common stockholder.................    $ (3,869)     36,412,767      (0.11)
                                                              ========      ==========     ======
THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)
Net loss..................................................    $(22,899)
Basic EPS:
  Loss attributable to common stockholders................     (22,899)     58,640,432      (0.39)
  Effect on dilutive stock options........................          --              --         --
                                                              --------      ----------     ------
Diluted EPS:
  Net loss plus assumed conversions.......................    $(22,899)     58,640,432      (0.39)
                                                              ========      ==========     ======

    As of December 31, 1998 and 1999 and March 31, 2000, the Company had outstanding options, restricted stock and a warrant to purchase an aggregate 10,122,543, 8,572,575 and 12,530,908 shares of common stock, respectively, which were not included in the calculation of earnings per share for such periods, due to the anti-dilutive nature of these instruments.

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

12. STOCKHOLDERS' EQUITY

    In March 1999, the Company's board of directors approved the amendment of the certificate of incorporation to increase its authorized capital to 10,000,000 shares of preferred stock, $0.001 par value and 100,000,000 shares of common stock $0.001 par value. The increase in the authorized preferred shares was approved by the Company's stockholders in May 1999 and was executed on June 18, 1999.

    SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In May 1999, the Company designated 1,461,454 shares of preferred stock as Series A Preferred Stock ("Series A Stock"). The Series A Stock was convertible, at the option of the holder, into shares of common stock at any time after the date of issuance at a conversion rate of $8.211 per share and automatically converted upon consummation of the company's IPO. Holders of Series A Stock were entitled to receive dividends prior to any payment of dividends on the Company's common stock, at a rate of $0.81 per share per annum, when and if declared by the Company's board of directors. Such dividends were not cumulative. In the event of a liquidation, dissolution or winding up of the Company, holders of the Series A Stock were entitled to a distribution ratably with other common stockholders of the Company, on an as-if converted basis. The Series A Stock carried voting rights equal to one vote per share, on an as-converted basis. In addition, the Company was precluded from specific corporate actions without the consent of at least 66.6% of the holders of the Series A Stock.

    In May 1999, the Company completed the sale of an aggregate 1,461,454 shares of Series A Stock and warrants to purchase an aggregate 900,000 shares of common stock for gross proceeds of $12.0 million to two investors (the "Series A Investors"). The warrants issued to the Series A Investors are exercisable for a five year term and at exercise prices equal to $5.00 per share for the first 225,000 shares, $6.25 per share for the second 225,000 shares, $7.50 per share for the third 225,000 shares and $8.75 per share for the last 225,000 shares.

    Since the issuance of the aforementioned Series A Stock included a non-detachable conversion feature, that was "in-the-money" at the date of issuance and was immediately exercisable, the Company recognized a charge of approximately $2.6 million for the beneficial conversion feature attributable to the common stockholders for the year ended December 31, 1999. In addition, the carrying value of the Series A Stock was accreted to its redemption value in 1999. The accretion which totaled $0.9 million, and the beneficial conversion feature related to the Series A Stock have been included in the net loss attributable to common stockholders for the year ended December 31, 1999.

    Upon consummation of the IPO, the Series A Stock converted to 4,384,362 shares of common stock.

13. STOCK OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLAN

1996 EQUITY INCENTIVE PLAN

    In December 1996, the Company adopted the 1996 Equity Incentive Plan (the "1996 Plan") pursuant to which, as amended, nonqualified or incentive stock options, stock bonus and restricted stock awards (collectively, "Stock Awards") to purchase up to 10,165,899 of the Company's common stock may be granted to employees, directors and consultants. Stock Awards granted under the 1996 Plan generally vest in equal installments over a four-year period. The exercise price of incentive stock options granted under the 1996 Plan may not be less than the fair market value of the underlying

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13. STOCK OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLAN (CONTINUED) shares (110% of the fair market value in the case of a 10% voting shareholder) at the grant date. Each stock option is exercisable for ten years (five years in the case of a 10% voting stockholder) from the date of grant. Through
December 31, 1999, no stock options had been granted to a 10% stockholder.

    Under the 1996 Plan, some individuals to whom stock options have been granted may elect to exercise those options prior to the lapse of the full vesting period. Upon termination of employment, the Company may repurchase any unvested shares issued pursuant to such election at the exercise price. During the year ended December 31, 1998, the Company repurchased 192,189 shares under such provision. No shares had been repurchased during the year ended
December 31, 1999. At December 31, 1997, 1998 and 1999, there were 1,260,000,
506,250 and 2,249,784 shares, respectively, issued and outstanding that were subject to this repurchase provision.

    Stock bonuses and restricted stock awards issued under the 1996 Plan provide that shares awarded may not be sold or otherwise transferred until restrictions established by the underlying agreements have elapsed. Upon termination of employment, the Company may repurchase shares upon which restrictions have not lapsed. The 1996 Plan provides that the price for each restricted stock award shall not be less than 85% of the fair market value of the share at the date of grant.

    Notes receivable from stock sales result from the exercise of stock options for promissory notes. The notes are full recourse promissory notes bearing interest at fixed rates ranging from 5.22% to 6.16% and are collateralized by the stock issued upon exercise of the stock options. The notes including accrued interest thereon mature five years from the date of issuance.

1999 SUPPLEMENTAL STOCK OPTION PLAN

    In December 1999, the Company's board of directors approved the adoption of the 1999 Supplemental Stock Option Plan (the "1999 Supplemental Plan"). Upon adoption of the 1999 Supplemental Plan, the Company reserved 6,000,000 shares of its common stock, for issuance under the 1999 Supplemental Plan. Under the 1999 Supplemental Plan, the Company may grant incentive or nonqualified stock options to non-officer employees and consultants. The 1999 Supplemental Plan will be administered by the Compensation Committee of the board of directors in accordance with the terms of the 1999 Supplemental Plan.

1999 EQUITY INCENTIVE PLAN

    In March 1999, the Company's board of directors approved the adoption of the 1999 Equity Incentive Plan (the "1999 Plan"). The 1999 Plan was approved by the Company's stockholders in May 1999. Upon adoption of the 1999 Plan with the closing of the Company's IPO, the Company reserved 3,000,000 shares of its common stock, together with the shares of common stock remaining available for issuance under the 1996 Plan, for issuance under the 1999 Plan. The number of shares reserved for issuance under the 1999 Plan shall automatically increase each year beginning May 1, 2000, by the lesser of 5.0% of the total number of shares of common stock then outstanding or 3,000,000 shares. Under the 1999 Plan, the Company may grant incentive or nonqualified stock options, stock appreciation rights, restricted stock or stock units to employees, non-employee directors and consultants. The 1999 Plan will be administered by the Compensation Committee of the board of directors in accordance with the terms of the 1999 Plan.

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13. STOCK OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLAN (CONTINUED) 1999 DIRECTOR STOCK OPTION PLAN

    In March 1999, the Company's board of directors approved the adoption of the 1999 Director Stock Plan (the "Director Plan"). The Director Plan was approved by the Company's shareholders in May 1999. The Company reserved 750,000 shares of its common stock for issuance under the Director Plan. Under the Director Plan, the Company may only grant nonqualified stock options to non-employee directors. The Director Plan provides for automatic grants to non-employee directors of the Company at defined intervals. Each non-employee director of the Company was granted an option to purchase 30,000 shares of common stock at the fair market value at the date in which the non-employee director was appointed or at $5.00 with the consummation of the Company's IPO, an additional option to purchase 15,000 shares of common stock on the date of the Company's annual stockholders' meeting in the year 2000 and an additional option to purchase 15,000 shares of common stock on the date of the Company's annual stockholders' meeting in the year 2001, provided that the director continues to serve as a director of the Company. Each non-employee director elected to serve will be granted an option to purchase 30,000 shares of common stock on the date he or she is first elected to the board of directors and an additional option to purchase 15,000 shares of common stock on the date of the Company's annual stockholder's meeting in the calendar year following such initial election. At each annual stockholders' meeting following the annual meeting during which each non-employee director received the second option to purchase 15,000 shares of common stock, each non-employee director will be granted an option to purchase 7,500 shares of common stock. Stock options granted pursuant to the Director Plan vest upon the director's completion of twelve months of service during which he or she attended at least 75% of the meetings of the Company's board of directors.

    A summary of the Company's Stock Option Plans as of December 31, 1997, 1998 and 1999 is as follows:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                       OPTIONS     EXERCISE PRICE
                                                      ----------   --------------
Balance at December 31, 1997........................   4,097,778       $ 0.33
Granted.............................................   1,855,875         3.01
Exercised...........................................    (127,962)         .49
Forfeited...........................................    (146,898)        1.14
                                                      ----------
Balance at December 31, 1998........................   5,678,793         1.18
Granted.............................................   5,806,191        14.86
Exercised...........................................  (3,563,583)        2.00
Forfeited...........................................     (71,808)        2.95
                                                      ----------
Balance at December 31, 1999........................   7,849,593        10.91
                                                      ==========

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13. STOCK OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLAN (CONTINUED)
    The following table summarizes information about outstanding stock options as of December 31, 1999:

                                                     OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
                                                    ---------------------                      ---------------------------------
                                                      WEIGHTED-AVERAGE                         EXERCISABLE AT
       ACTUAL RANGES OF          OUTSTANDING AT     REMAINING CONTRACTUAL   WEIGHTED-AVERAGE    DECEMBER 31,    WEIGHTED-AVERAGE
       EXERCISE PRICES          DECEMBER 31, 1999           LIFE             EXERCISE PRICE         1999         EXERCISE PRICE
------------------------------  -----------------   ---------------------   ----------------   --------------   ----------------
$0.33-0.33....................       2,195,601               7.0                 $ 0.33          2,195,601           $ 0.33
$1.33-1.33....................         205,488               8.0                 $ 1.33            205,488           $ 1.33
$2.00-2.00....................         380,955               8.2                 $ 2.00            380,955           $ 2.00
$3.33-3.33....................       1,200,498               9.2                 $ 3.33          1,170,150           $ 3.33
$5.00-5.00....................         151,998               9.5                 $ 5.00             76,998           $ 5.00
$14.10-20.13..................       1,389,903               9.8                 $17.83            312,453           $18.47
$21.25-25.46..................       2,325,150               9.8                 $23.34          1,353,750           $23.33
                                     ---------               ---                 ------          ---------           ------
$0.33-25.46...................       7,849,593               8.8                 $10.91          5,695,395           $ 7.64
                                     =========               ===                 ======          =========           ======

EMPLOYEE STOCK OPTIONS

    The Company accounts for stock options granted to employees in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Had the compensation cost for the Stock Option Plan been determined based on the fair value at the grant dates for awards under the 1996 Plan consistent with the method of Statement of Financial Accounting Standards
No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("FAS 123"), the Company's net
(loss) income on a pro forma basis would have been $823, ($9,236) and ($14,368) for the years ended December 31, 1997, 1998 and 1999, respectively, calculated with the use of the Black-Scholes option-pricing model. The pro forma basic and diluted net (loss) income per share were $0.02, ($0.25) and ($0.31) for the years ended December 31, 1997, 1998 and 1999, respectively. The following assumptions were used for the years ended December 31, 1997, 1998 and 1999:
(1) risk-free interest rate of 6.6%, 4.6% and 5.9% respectively; (2) dividend yield of 0.00%; (3) expected life of five years for December 31, 1997 and 1998 and four years for December 31, 1999; and (4) volatility of 0.001% for December 31, 1998 and 1997 and 100% for December 31, 1999. Results may vary depending on the assumptions applied within the model.

    During 1999, the Company granted stock options to employees to purchase shares of common stock at exercise prices less than the estimated fair market value of the Company's common stock at the time of grant. In connection with these issuances, the Company recorded $1,218 of deferred compensation, of which $56 was recognized during 1999 as compensation expense. The deferred compensation is being amortized over the vesting period, which is generally four years. The Company determined the amount of deferred compensation as the difference between the estimated fair market value of the options granted and the exercise price on the date of grant.

NON-EMPLOYEE OPTIONS

    In fiscal 1997 and 1998, the Company granted 669,000 and 16,500 stock options, respectively, to non-employees. In accordance with the requirements of FAS 123, the Company recorded $52 and $44,

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13. STOCK OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLAN (CONTINUED) respectively, reflecting the estimated fair value of these options utilizing the Black-Scholes option-pricing model. The Company will amortize this obligation to expense over the period services are performed. In 1999, there were no stock options granted to non-employees.

EMPLOYEE STOCK PURCHASE PLAN

    On March 12, 1999, the Company's board of directors approved the adoption of an Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan was approved by the Company's stockholders in May 1999 and was contingent upon the closing of the Company's initial public offering of its common stock (the "IPO") on June 22, 1999. The Company reserved 1,200,000 shares of its common stock for issuance under the Purchase Plan, which shall automatically increase each year beginning February 1, 2000, by the lesser of 2.0% of the total number of shares of common stock then outstanding or 1,200,000 shares. The Purchase Plan permits each eligible employee, as defined, to purchase shares of the Company's common stock through payroll deductions, provided that the aggregate amount of each employee's payroll deductions does not exceed 15.0% of his cash compensation. Purchases of common stock will occur on January 31 and July 31 of each year. The Purchase Plan is administered by the Compensation Committee of the board of directors in accordance with the terms of the Purchase Plan.

14. COMMITMENTS AND CONTINGENCIES

    In October 1996, the Company became the sub-tenant of Paradyne under a non-cancelable operating lease for office and research and development facilities located in Red Bank, New Jersey which expires April 30, 2002. In addition, the Company leases some computer and office equipment under agreements that are classified as capital leases, the net book value of which was $814, $1,568 and $2,958 at December 31, 1998, 1999, respectively and March 31, 2000. Minimum required future lease payments under the Company's capital and operating leases at December 31, 1999 are as follows:

                                                            CAPITAL    OPERATING
YEARS ENDED DECEMBER 31,                                     LEASES     LEASES
------------------------                                    --------   ---------
2000......................................................   $1,057     $  813
2001......................................................      395        835
2002......................................................       78        317
2003......................................................        4         --
                                                             ------     ------
  Total minimum lease payments............................    1,534     $1,965
                                                             ======     ======
Less: amount representing interest........................     (126)
                                                             ------
Present value of net minimum lease payments...............    1,408
Less: current portion.....................................     (965)
                                                             ------
                                                             $  443
                                                             ======

    Rent expense for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000 approximated $467, $868, $1,049, $245 and $286 respectively, and is included in operating expenses. In
December 1998, the Company subleased additional office space from

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Paradyne on a month to month basis. Rent expense relating to these additional spaces amounted to $44 for the year ended December 31, 1999.

    In July 1995, AT&T Paradyne entered into a technology development agreement with Bell Atlantic Network Services, Inc. ("Bell Atlantic"). Under the terms of the agreement, the Company's predecessor entity provided use of specified Digital Subscriber Line ("DSL") technologies to third party suppliers for the purpose of development of DSL network access products incorporating CAP technology. Bell Atlantic paid $5.0 million under the agreement in return for the right to receive up to $7.0 million of commission fees based on future sales of products to Bell Atlantic or other qualified third party companies, as defined in the agreement. In connection with the Company's inception (see
Note 1), this agreement was assigned to the Company as the successor entity. No commission fees have been accrued related to this agreement since such fees are only payable based on future sales. Through the year ended December 31, 1999, no fees have been paid to Bell Atlantic under this agreement. All research and development requirements of the agreement were completed by the Company's predecessor entity in 1995.

    The semiconductor and telecommunications industries are characterized by substantial litigation regarding patent and other intellectual property rights. The Company is party to various inquiries or claims in connection with these rights. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of these matters will not have a material adverse effect on the Company's financial position and results of operations.

15. RELATED PARTY TRANSACTIONS

    During the years ended December 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000, the Company recorded product sales of $373, $962, $3,224, $662 and $1,870, respectively, related to goods sold to Paradyne Corporation. Receivables related to such product sales as of December 31, 1998 and 1999 and March 31, 1999 and 2000 amounted to $73, $146, $622 and $1,155.
Sales reflect, through June 30, 1998, a discount, equal to cost plus 15%, provided to Paradyne pursuant to a Cooperative Development Agreement. In
July 1998, the Company revised its discounted pricing arrangement with Paradyne which had existed under the Cooperative Development Agreement. Paradyne agreed to modify the pricing terms such that Paradyne purchased products from the Company at preferential prices. In exchange, the Company agreed to pay a 1.25% fee based on net revenues up to an aggregate amount of $1.5 million. In
March 1999, the Company and Paradyne agreed to terminate the Cooperative Development Agreement. In connection with such termination agreement, the Company agreed to pay Paradyne an aggregate of $1.5 million, less the amounts previously paid of approximately $0.3 million (or approximately $1.2 million) to terminate the July discount pricing arrangement with Paradyne Corporation. Such payment was made in 1999 and has been charged to cost of sales.

    In addition, GlobeSpan and Paradyne Corporation as part of the Termination Agreement affirmed that the earlier technology license provisions of the Cooperative Development Agreement were never implemented. In conjunction with the signing of the Termination Agreement, GlobeSpan and Paradyne Corporation also entered into a four-year Supply Agreement which gave Paradyne Corporation preferential pricing and other terms in connection with the sale by GlobeSpan of products to Paradyne Corporation. Under the terms of the Supply Agreement, GlobeSpan is required to honor Paradyne

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

15. RELATED PARTY TRANSACTIONS (CONTINUED)
Corporation's orders for GlobeSpan's products in quantities at least consistent with Paradyne Corporation's past ordering practices and must afford Paradyne Corporation at least the same priority for Paradyne Corporation's orders as GlobeSpan affords its other similarly situated customers. GlobeSpan also granted Paradyne Corporation a standard customer immunity under GlobeSpan's intellectual property rights with respect to any of Paradyne Corporation's products which incorporate GlobeSpan's products.

    In 1998 and 1997, Paradyne provided operating, management and other administrative services for the Company pursuant to an Intercompany Services Agreement. Paradyne charged the Company for the cost of such services, without markup, in accordance with the Intercompany Services Agreement, which amounted to $231 and $155 for the years ended December 31, 1998 and 1997, respectively. In the opinion of management, the method of allocation was reasonable.

    In fiscal 1997, the Company purchased fixed assets from Paradyne approximating $350. In February and December 1998, the Company purchased fixed assets from Paradyne for an aggregate cost of $1,442. These assets were sold at their net book value since the transaction involved entities under common control.

    In 1997, the Company paid Paradyne $194 as a reimbursement for their cost of chip sets purchased on GlobeSpan's behalf. These payments were equal to the amount paid by Paradyne for the initial purchase of the inventory.

    In December 1997 and September 1998, the Company purchased from Paradyne some GlobeSpan chip sets which it held in its inventory in the amounts of $98 and $29, respectively. GlobeSpan purchased these chip sets for resale to other customers.

    In December 1998, the Company subleased additional office space from Paradyne (see related disclosure in Note 14). In connection therewith, the Company reimbursed approximately $392 of Paradyne's moving expenses, the cost of which is included in operating expenses for the year ended December 31, 1998.

    ZiLOG, Inc. currently manufactures products for the Company. ZiLOG is controlled by an affiliate of the Texas Pacific Group, an investment firm, and whose managing partner and partner also are the Company's board members. For the year ended December 31, 1999 and three months ended March 31, 2000, the Company purchased $1.0 million and $1.2 million, respectively, of products from ZiLOG.

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

16. VALUATION AND QUALIFYING ACCOUNTS

                                                     BALANCE AT   ADDITIONS--                BALANCE AT
                                                     BEGINNING     COSTS AND                   END OF
CLASSIFICATION                                       OF PERIOD     EXPENSES     DEDUCTIONS     PERIOD
--------------                                       ----------   -----------   ----------   ----------
YEAR ENDED DECEMBER 31, 1997:
Allowance for doubtful accounts....................        --           49            --           49

YEAR ENDED DECEMBER 31, 1998:
Allowance for doubtful accounts....................        49           61           (49)(a)       61
Inventory reserve..................................        --           95            --           95
Reserve for product return.........................        --          112            --          112
Valuation allowance--deferred tax asset............        --        3,050            --        3,050

YEAR ENDED DECEMBER 31, 1999:
Allowance for doubtful accounts....................    $   61       $  306         $ (30)(a)   $  337
Inventory reserve..................................        95           --            --           95
Reserve for product return.........................       112           --          (112)(b)       --
Valuation allowance--deferred tax asset............     3,050        1,876            --        4,926

------------------------

(a) Represents accounts written off as uncollectible

(b) Represents write-off of reserve

17. SUBSEQUENT EVENTS--STOCK SPLIT

    On January 21, 2000, the Company's Board of Directors approved a 3-for-1 stock split applicable to all issued and outstanding shares of its common stock, par value $0.001. The 3-for-1 stock split was effected in the form of a stock dividend and became effective on February 25, 2000 when stockholders of record received two additional shares of common stock for each outstanding share of common stock held on the record date. All share stock option and stock warrant information included in the accompanying financial statements and related notes have been restated for all periods to reflect this stock split.

18. SUBSEQUENT EVENTS--ACQUISITIONS (UNAUDITED)

    On January 31, 2000, the Company acquired all of the issued and outstanding shares of Ficon Technologies, Inc. ("Ficon"), a leading provider of solutions in the areas of IP, ATM and Voice over Packet, which enable service providers to build next generation communications infrastructure. The transaction will be accounted for as a purchase transaction. The Company acquired such Ficon shares for $5 million in cash and the right for Ficon shareholders to receive up to a maximum of 1,959,999 shares of the Company's common stock (the "Shares"). The Shares may be issued in the future based upon the continued employment of certain Ficon shareholders and the completion of development milestones mutually agreed to by the parties.

    On February 24, 2000, the Company acquired the technology and employees of the Microelectronics Group of PairGain Technologies, Inc. ("PairGain"), designers of integrated circuits and software for DSL applications. The transaction will be accounted for as an asset purchase. The

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

18. SUBSEQUENT EVENTS--ACQUISITIONS (UNAUDITED) (CONTINUED)
Company paid 3,243,591 shares of its common stock and issued to PairGain a $90.0 million subordinated redeemable convertible note (the "Note"). The Note may, within the first six months after its issue, be redeemed at the option of the Company in cash, or thereafter, be converted at the option of PairGain, into 2,919,237 shares of the Company's common stock. The Note matures in seven years and bears interest at an annual rate of 5.0%, accrued and payable at the earlier of maturity or redemption. The Company has recorded a beneficial conversion feature relating to the Note of $47.3 million reflecting the intrinsic value of the beneficial conversion feature. Such amount is being amortized as interest expense over the period the beneficial conversion feature is first available. For the three months ended March 31, 2000, $9.4 million was recorded as interest expense.

    The following is a summary of all consideration paid for the acquisitions of Ficon and PairGain in the three months ended March 31, 2000:

Fair value of common stock issued...........................  $159,756
Subordinated redeemable convertible note issued.............    90,000
Cash paid...................................................     5,000
Transaction costs...........................................     4,610
                                                              --------
Total purchase price........................................  $259,366
                                                              ========

    The assets and liabilities of the acquired entities were recorded at their appraised fair market value at the dates of acquisition. The allocations were as follows:

Cash........................................................  $    346
Account receivable..........................................       444
Prepaid and other assets....................................       139
Property and equipment......................................       203
Goodwill and intangibles....................................   259,458
                                                              --------
                                                               260,590
In process research and development.........................     1,343
Liabilities assumed.........................................    (2,567)
                                                              --------
Total purchase price........................................  $259,366
                                                              ========

    The amount allocated to in process research and development ("IPR&D") of $1.3 million was expensed upon acquisition, as it was determined that the underlying project had not reached technical feasibility, had no alternative future use and successful development was uncertain. In the allocation of the Ficon acquisition purchase price to IPR&D consideration was given to the following for the project at the time of the acquisition:

    -- the present value of the forecasted cash flows and income that were expected to result from the project;

    --  the status of the project;

    --  completion costs;

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

18. SUBSEQUENT EVENTS--ACQUISITIONS (UNAUDITED) (CONTINUED)
    --  project risks;

    --  the value of core technology; and

    --  the stage of completion of the project.

    In valuing core technology, the relative allocations to core technology and IPR&D were consistent with the relative contribution of the project. The determination of the value of IPR&D was based on efforts completed as of the date Ficon was acquired.

    As of the acquisition date, Ficon had a single development project in process. In order to develop this project into commercially viable product, the Company had to complete all designing and testing activities necessary to establish that product could be produced to meet their design requirements. The project is still in final development stages as of March 31, 2000, consistent with the initial estimates used in the valuation of this project.

    Certain shares of common stock issued to the principals of Ficon are subject to forfeiture if their employment ceases with the Company, and is recorded as deferred stock compensation. The deferred stock compensation recorded was $28.8 million and is being amortized over the three-year vesting period on a straight line basis.

    The Company also granted stock options to the employees, including those of acquired entities, at various discounts to fair market value as long-term retention strategy and recorded additional deferred stock compensation of $50.9 million. This amount is being amortized over a four-year vesting period on a straight line basis.

    The following unaudited pro forma information represents a summary of the results of operations as if the Ficon acquisition occurred on January 1, 1999.

                                                          FOR THE THREE MONTHS ENDED
                                   FOR THE YEAR ENDED   -------------------------------
                                   DECEMBER 31, 1999    MARCH 31, 1999   MARCH 31, 2000
                                   ------------------   --------------   --------------
Revenue..........................       $ 60,939            $ 9,821         $ 31,120
                                        ========            =======         ========
Net loss attributable to common
  stockholders...................       $(23,263)           $(7,427)        $(23,418)
                                        ========            =======         ========
Net loss per common share........       $   (.50)           $  (.20)        $   (.40)
                                        ========            =======         ========

    The pro forma results are based on various assumptions and are not necessarily indicative of what would have occurred had this transaction been consummated on January 1, 1999.

    On April 27, 2000, the Company acquired all of the issued and outstanding shares of T.sqware Inc. ("T.sqware"), a leading developer of programmable network processor technology and products based in Santa Clara, CA. The acquisition will be accounted for as a purchase transaction. The Company issued 2,022,182 shares of its common stock and assumed the outstanding T.sqware options for the equivalent of 177,569 Company stock options.

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

18. SUBSEQUENT EVENTS--ACQUISITIONS (UNAUDITED) (CONTINUED)
    On May 16, 2000, the Company announced that it agreed to acquire all the issued and outstanding shares of iCompression, a leading supplier of advanced signal processing technology for delivering voice, video and data for the broadband infrastructure in applications such as Voice over Packet (VoP) and broadband video conferencing. The transaction will be accounted for as a purchase. The Company will issue approximately 4,000,000 shares of common stock. The transaction is expected to close prior to June 30, 2000.

19. SUPPLEMENTAL CASH FLOW DATA (UNAUDITED)

    For the three months ended March 31, 2000, the Company used cash of approximately $6.6 million for business acquisitions in connection with the purchase of Ficon and for the purchase of technology and employees of the Microelectronics Group of PairGain:

Purchase price..............................................  $ 259,366
Common stock issued.........................................   (159,756)
Subordinated redeemable
  Convertible note payable..................................    (90,000)
Accrued transaction costs...................................     (2,626)
                                                              ---------
Cash Paid...................................................  $   6,984
Less: cash acquired.........................................       (346)
                                                              ---------
                                                                  6,638
                                                              =========

20. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                 THREE MONTHS ENDED
                          ------------------------------------------------------------------------------------------------
                          MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,
                            1998       1998       1998       1998       1999       1999       1999       1999       2000
                          --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
Net revenues............  $ 7,568    $ 7,683    $ 7,765    $ 8,448    $ 8,641    $ 9,434    $17,032    $21,113    $ 31,060
Gross profit............    5,720      5,371      5,437      5,054      4,621      6,198     10,448     12,955      19,580
(Loss) income from
  operations............      778     (1,721)    (2,688)    (4,281)    (3,687)    (2,246)      (811)        46     (13,643)
Net (loss) income
  attributed to common
  shareholders..........      516     (1,174)    (1,728)    (5,443)    (3,869)    (5,830)      (258)       926     (22,899)
Net (loss) income per
  common share--basic...  $  0.01    $ (0.03)   $ (0.05)   $ (0.15)   $ (0.11)   $ (0.14)   $ (0.01)   $  0.02    $  (0.39)
                          =======    =======    =======    =======    =======    =======    =======    =======    ========
Net (loss) income per
  common share--fully
  diluted...............  $  0.01    $ (0.03)   $ (0.05)   $ (0.15)   $ (0.11)   $ (0.14)   $ (0.01)   $  0.01    $  (0.39)
                          =======    =======    =======    =======    =======    =======    =======    =======    ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Ficon Technology, Inc.

    In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Ficon Technology, Inc. at December 31, 1999 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Florham Park, New Jersey

January 14, 2000
except as to Note 10 which is as of February 25, 2000

                             FICON TECHNOLOGY, INC.

                                 BALANCE SHEET

                              AT DECEMBER 31, 1999

                                                              DECEMBER 31, 1999
                                                              -----------------
ASSETS
  Current assets
    Cash and cash equivalents...............................     $  899,223
    Accounts receivable.....................................        786,882
    Prepaid expenses and other current assets...............        135,802
                                                                 ----------
      Total current assets..................................      1,821,907

  Property and equipment, net...............................        241,322
                                                                 ----------
      Total assets..........................................     $2,063,229
                                                                 ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
    Borrowings under line of credit.........................     $  200,000
    Accounts payable........................................         35,796
    Payroll and benefit related liabilities.................        374,187
    Accrued expenses and other liabilities..................        205,587
    Current tax liabilities.................................        166,168
    Current portion of capital lease obligations............         12,351
                                                                 ----------
      Total current liabilities.............................        994,089
  Deferred tax liabilities..................................        149,894
  Deferred revenue..........................................        230,800
  Capital lease obligations, less current portion...........         13,116
                                                                 ----------
      Total liabilities.....................................      1,387,899
                                                                 ----------

  Commitments and contingencies (Note 7)
  Stockholders' equity
    Class A common stock, no par value; 7,000,000 shares
      authorized; 6,790,000 shares issued and outstanding...            970
    Class B common stock, no par value; 1,433,735 share
      authorized; 210,000 shares issued and outstanding.....             30
    Additional paid-in capital..............................        106,277
    Retained earnings.......................................        568,053
                                                                 ----------
      Total stockholders' equity............................        675,330
                                                                 ----------
        Total liabilities and stockholders' equity..........     $2,063,229
                                                                 ==========

   The accompanying notes are an integral part of these financial statements.

                             FICON TECHNOLOGY, INC.

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                              FOR THE YEAR
                                                                  ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              -------------
REVENUES
  Development and other revenues............................   $4,719,402
                                                               ----------
    Total revenues..........................................    4,719,402
                                                               ----------
EXPENSES
  Research and development (including related party amount
    of $504,000)............................................    4,078,800
  Selling, general and administrative.......................      556,099
                                                               ----------
    Total operating expenses................................    4,634,899
                                                               ----------
Income from operations......................................       84,503
Interest expense............................................       (3,862)
                                                               ----------
Income before income taxes..................................       80,641
Income tax provision........................................       34,384
                                                               ----------
  Net income................................................   $   46,257
                                                               ==========

   The accompanying notes are an integral part of these financial statements.

                             FICON TECHNOLOGY, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                 CLASS A                CLASS B
                               COMMON STOCK          COMMON STOCK       ADDITIONAL   RETAINED        TOTAL
                           --------------------   -------------------    PAID-IN     EARNINGS    STOCKHOLDERS'
                            SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL     (DEFICIT)      EQUITY
                           ---------   --------   --------   --------   ----------   ---------   -------------
Balance at January 1,
  1999 (unaudited).......  6,790,000     $970     210,000      $30       $106,277    $521,796      $629,073
  Net income.............         --       --          --       --             --      46,257        46,257
                           ---------     ----     -------      ---       --------    --------      --------
Balance at December 31,
  1999...................  6,790,000     $970     210,000      $30       $106,277    $568,053      $675,330
                           =========     ====     =======      ===       ========    ========      ========

   The accompanying notes are an integral part of these financial statements

                             FICON TECHNOLOGY, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                 FOR THE YEAR
                                                                    ENDED
                                                              DECEMBER 31, 1999
                                                              ------------------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
  Net income................................................       $  46,257
  Adjustments to reconcile net income to cash (used in)
    provided by operating activities
    Deferred income taxes...................................        (139,925)
    Amortization and depreciation...........................          90,785
    Changes in assets and liabilities
      (Increase) decrease in accounts receivable............         603,731
      (Increase) in prepaid expenses and other current
        assets..............................................        (102,952)
      Increase (decrease) in accounts payable...............         (42,874)
      Decrease in deferred revenue..........................         (58,737)
      Increase in accrued expenses and other current
        liabilities.........................................         344,754
      Increase in current tax liabilities...................         166,168
                                                                   ---------
    Net cash provided by operating activities...............         907,207
                                                                   ---------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchase of equipment.....................................        (222,846)
                                                                   ---------
    Net cash used in investing activities...................        (222,846)
                                                                   ---------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
  Proceeds from borrowings under line of credit.............         200,000
  Repayment of capital lease obligation.....................          (9,689)
                                                                   ---------
    Net cash provided by financing activities...............         190,311
                                                                   ---------
Net increase in cash and cash equivalents...................         874,672
Cash and cash equivalents at beginning period...............          24,551
                                                                   ---------
    Cash and cash equivalents at end of period..............       $ 899,223
                                                                   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid
    Interest................................................       $   3,317
                                                                   =========
    Income taxes............................................       $  15,391
                                                                   =========

   The accompanying notes are an integral part of these financial statements.

                             FICON TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

    Ficon Technology, Inc. (the "Company") was incorporated in October 1996 under the laws of the State of New Jersey. The Company is a leading provider of communication software, testing tools and services for the packet switching, Digital Subscriber Line (DSL) and cable markets, primarily in the United States. The Company develops products that are used by manufacturers in various products including IP edge switches and routers, ATM edge and core switches, Voice Gateways, DSL modems, cable modem and termination systems.

    In January 2000, the Company was acquired by GlobeSpan, Inc. in a purchase transaction. See Note 10.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The significant accounting principles and practices used in the preparation of the accompanying financial statements are summarized below:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Actual results could differ from those estimates. The markets for the Company's products are characterized by intense competition, rapid technological development and frequent new product introductions, all of which could impact the future value of the Company's assets.

REVENUE RECOGNITION

    Revenues from development fees, which amounted to approximately $2,700,000 for the year ended December 31, 1999, are recognized upon customer acceptance or over the period in which services are provided if customer acceptance is not required. Service revenues consist of customer support and maintenance fees. Service revenues are recognized ratably over the term of the agreement, which is typically one year.

    Revenue from the sale of software is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the vendor's fee is fixed and determinable and collectibility is probable. When a software arrangement includes multiple elements, the Company allocates the revenue to each component of the arrangement based on vendor-specific objective evidence of value ("VSOE") and recognizes the revenue for each component as appropriate. Where sufficient VSOE does not exist, the Company defers revenue recognition for the entire arrangement until all elements of the arrangement have been delivered. Revenues from license fees amounted to approximately $1,500,000 for the year ended December 31, 1999.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

                             FICON TECHNOLOGY, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the terms of the leases or the estimated useful lives of the assets. Gains or losses on disposals of property and equipment are recorded in current operations.

LONG-LIVED ASSETS

    The impairment of long-lived assets is assessed by Management using factors including probable comparable fair market values, anticipated future cash flows, and the aggregate value of the related businesses taken as a whole. These factors are periodically reviewed to determine whether current events or circumstances require adjustments to carrying values or estimated useful lives of fixed or intangible assets in accordance with the provisions of FAS No. 121, "Accounting for the Impairment of Long-Lived Assets."

FINANCIAL INSTRUMENTS

    The carrying value of accounts receivable, accounts payable and borrowings under the revolving credit agreement approximate their fair values due to the relatively short-term nature of these instruments.

RESEARCH AND DEVELOPMENT COSTS

    Costs in connection with the development activities performed for others are expensed over the period services are provided or deferred until customer acceptance, if required by the development agreement.

    Costs incurred in connection with the research and development of the Company's products and enhancements to existing products are expensed as incurred unless technological feasibility has been established. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have not been material. Accordingly, research and development costs have been expensed as incurred.

INCOME TAXES

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires use of the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized.

                             FICON TECHNOLOGY, INC.

3. PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1999 consists of the following:

Computer equipment..........................................  $376,450
Office furniture and fixtures...............................    30,978
Office equipment............................................    14,380
                                                              --------
                                                               421,808
Less, accumulated depreciation..............................  (180,486)
                                                              --------
                                                              $241,322
                                                              ========

    Included in operating expenses is depreciation expense of approximately $91,000 for the year ended December 31, 1999. Included in accumulated depreciation is $12,000 related to amounts under capitalized leases.

4. REVOLVING CREDIT AGREEMENT

    In April 1999, the Company entered into a credit agreement with Summit Bank pursuant to which the Company may borrow up to $300,000. Outstanding borrowings under this credit agreement bear interest, payable on a monthly basis, at rate of 1.0% in excess of Summit Bank's prevailing base rate (9.5% at December 31, 1999). Interest and fees related to this credit agreement amounted to approximately $3,000 for the year ended December 31, 1999. The credit agreement expires in April 2000.

    Substantially all of the Company's assets are pledged as collateral under the credit agreement. Under the terms of the credit agreement, the Company's deposits with Summit Bank may be used to offset outstanding borrowings. The Company's president and principal stockholder has personally guaranteed the credit agreement. The credit agreement also contains various covenants, which, among other things, restrict certain corporate actions including, but not limited to, mergers, acquisitions and sales of assets.

5. STOCKHOLDERS' EQUITY

    In October 1999, the Company amended its certificate of incorporation and authorized 7,000,000 shares of Class A common stock, no par value ("Class A Stock"), and 1,433,735 shares of Class B common stock, no par value ("Class B Stock"). The Class A Stock and the Class B Stock are identical in all respects except that the Class B Stock does not carry voting rights in the Company.

6. INCOME TAXES

    Deferred tax liabilities at December 31, 1999 are comprised of the following:

Change in tax accounting method.............................  $(156,012)
Depreciation................................................     (5,366)
Other.......................................................     11,484
                                                              ---------
  Deferred tax liability....................................  $(149,894)
                                                              =========

                             FICON TECHNOLOGY, INC.

6. INCOME TAXES (CONTINUED)
    The components of the provision for income taxes for the year ended December 31, 1999 are as follows:

Current
  Federal...................................................  $ 135,030
  State.....................................................     39,279
                                                              ---------
                                                                174,309
                                                              ---------
Deferred
  Federal...................................................   (108,395)
  State.....................................................    (31,530)
                                                              ---------
                                                               (139,925)
                                                              ---------
  Income tax provision......................................  $  34,384
                                                              =========

    The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. income tax rate to income before taxes as follows:

U.S. statutory rate.........................................     34%
State taxes.................................................      6
Other.......................................................      3
                                                                 --
  Effective tax rate........................................     43%
                                                                 ==

7. COMMITMENTS AND CONTINGENCIES

    The Company leases its office facilities under a noncancelable operating lease that expires June 30, 2000. In addition, the Company leases certain computer and office equipment under both capital and

                             FICON TECHNOLOGY, INC.

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) operating leases agreements. Minimum required future lease payments under the Company's operating and capital leases at December 31, 1999 are as follows:

                                                          OPERATING   CAPITAL
                                                           LEASES      LEASES
                                                          ---------   --------
Year ended December 31,
  2000..................................................  $ 96,386    $ 16,954
  2001..................................................    19,290      14,306
  2002..................................................    14,845       3,485
  2003..................................................        --          --
  2004..................................................        --          --
  Thereafter............................................        --          --
                                                          --------    --------
    Total minimum lease payments........................  $130,521      34,745
                                                          ========
Less, amount representing interest......................                (9,278)
                                                                      --------
    Present value of minimum lease payments.............                25,467
Less: current portion...................................               (12,351)
                                                                      --------
                                                                      $ 13,116
                                                                      ========

    Rent expense for the year ended December 31, 1999 approximated $164,000.

8. RELATED PARTY TRANSACTIONS

    The Company outsources certain development activities to Ficon Technology India, Pty. The father of the Company's President and Chief Executive Officer is the principal shareholder of Ficon India. Ficon India charges the Company for development services on a cost plus a basis. During the year ended December 31, 1999, the Company recorded development expenses of $504,000, relating to development services provided by Ficon India.

9. CONCENTRATION OF RISK AND CUSTOMER INFORMATION

    Sales to four individual customers amounted to 14.8%, 12.6%, 12.0% and 11.3% of net sales in 1999.

10. SUBSEQUENT EVENTS

    On January 12, 2000, as amended on January 28, 2000, the Company entered into a definitive merger agreement with GlobeSpan, Inc. ("GlobeSpan") pursuant to which the Company shall be merged with and into a wholly owned subsidiary of GlobeSpan. In exchange for the outstanding shares of the Company, the shareholders' will receive a pro-rata share of $5,000,000, the right to receive up to an aggregate 960,000 shares of GlobeSpan common stock and the right to receive contingent shares up to an aggregate of 999,999 shares of GlobeSpan common stock.

    The 999,999 shares represent additional shares of GlobeSpan common stock to be distributed the shareholders of the Company upon the completion of certain development activities as provided in the merger agreement.

                             FICON TECHNOLOGY, INC.

10. SUBSEQUENT EVENTS (CONTINUED)
    On January 21, 2000, GlobeSpan's board of directors approved a 3-for-1 stock split applicable to all issued and outstanding shares of its common stock, par value $0.001. The 3-for-1 stock split was effected in the form of a stock dividend and became effective on February 25, 2000 when stockholders of record received two additional shares of common stock for each outstanding share of common stock held on the record date. The shares to be paid in consideration for the acquisition of Ficon by GlobeSpan have been restated for all periods to reflect the stock split.

    On January 30, 2000, the Company entered into a Share Purchase Agreement (the "Agreement") with the four stockholders of Ficon Technology India, Pty ("Ficon India"). The Agreement calls for the Ficon India stockholders to transfer to the Company and the Company shall purchase and accept from Ficon India stockholders all of the Ficon India shares. In consideration of the transfer of the Ficon India shares, the Company shall pay the Ficon India stockholders approximately $330,000. The Agreement is subject to Indian government and regulatory approval and is expected to close during the second quarter of 2000.

    The merger with GlobeSpan closed on January 31, 2000.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
T.sqware, Inc.

    We have audited the accompanying consolidated balance sheets of T.sqware, Inc. (a development stage company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (net capital deficiency), and cash flows for the period from February 11, 1997 (inception) to December 31, 1999 and the years ended December 31, 1998 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of T.sqware, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the period from February 11, 1997 (inception) to December 31, 1999 and the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

San Jose, California
March 15, 2000, except for
Note 11, as to which the date is
April 20, 2000                                                   /s/ ERNST & YOUNG LLP

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,            MARCH 31,
                                                       ---------------------------   -----------
                                                           1998           1999          2000
                                                       ------------   ------------   -----------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................  $  6,620,877   $  1,776,928   $16,418,728
  Short-term investments                                         --             --     8,076,413
  Accounts receivable................................        87,734        113,191       185,775
  Other current assets...............................       113,680        638,699       816,089
  Note receivable from officer, short-term...........       140,000         85,000        85,000
                                                       ------------   ------------   -----------
Total current assets.................................     6,962,291      2,613,818    25,582,005
Property and equipment, net..........................     1,630,605      1,356,964     1,697,763
Note receivable from officer, long-term..............        65,000         65,000        65,000
Restricted cash......................................        40,000        220,000       220,000
Other assets.........................................       311,788        143,738       147,428
                                                       ------------   ------------   -----------
Total assets.........................................  $  9,009,684   $  4,399,520   $27,712,196
                                                       ============   ============   ===========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
  AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable...................................  $    556,921   $  1,169,909   $   575,470
  Accrued expenses...................................       876,122      1,247,069     1,601,190
  Equipment loan.....................................       750,000        562,500       562,500
  Other current liabilities..........................            --         63,000        82,084
                                                       ------------   ------------   -----------
Total current liabilities............................     2,183,043      3,042,478     2,821,244
Equipment loan, long-term............................     1,500,570      1,171,875     1,031,250
Other long-term liabilities..........................       358,037        264,770       239,432
Commitments
Redeemable convertible preferred stock, issuable in
  series, $0.001 par value:
    Authorized, issued, and outstanding
      shares--16,780,001 in 1998, 20,327,134 in 1999
      and 26,902,511 at March 31, 2000
    Aggregate liquidation preferences of $27,860,701
      in 1999 and $57,499,898 at March 31, 2000......    21,542,421     28,478,153    55,973,223
Stockholders' equity (net capital deficiency):
  Common stock, $0.001 par value:
    Authorized shares--25,000,000
    Issued and outstanding shares--2,795,360 in 1998,
      3,130,524 in 1999 and 3,134,564 at March 31,
      2000...........................................         2,795          3,130         3,134
  Additional paid-in capital.........................       276,740      2,501,262     4,096,126
  Deficit accumulated during the development stage...   (16,485,800)   (28,779,840)  (32,713,177)
  Deferred stock compensation........................            --     (1,947,449)   (3,373,321)
  Accumulated other comprehensive income (loss):
    Cumulative translation adjustment................       (90,773)       (57,510)      (88,366)
                                                       ------------   ------------   -----------
                                                        (16,297,038)   (28,280,407)  (32,075,604)
  Less notes receivable from stockholders............      (277,349)      (277,349)     (277,349)
                                                       ------------   ------------   -----------
Total stockholders' equity (net capital
  deficiency)........................................   (16,574,387)   (28,557,756)  (32,352,953)
                                                       ------------   ------------   -----------
Total liabilities, redeemable convertible preferred
  stock and stockholders' equity (net capital
  deficiency)........................................  $  9,009,684   $  4,399,520   $27,712,196
                                                       ============   ============   ===========

                            SEE ACCOMPANYING NOTES.

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                   PERIOD FROM
                                   FEBRUARY 11,            YEARS ENDED                  THREE MONTHS
                                 1997 (INCEPTION)          DECEMBER 31,               ENDED MARCH 31,
                                 TO DECEMBER 31,    --------------------------   --------------------------
                                       1999            1998           1999           1999          2000
                                 ----------------   -----------   ------------   ------------   -----------
                                                                                        (UNAUDITED)
Net sales......................    $    968,802     $   205,113   $    636,126   $     33,587   $   505,354
Operating expenses:
  Research and development
    (1)........................      13,796,410       3,204,289      6,847,749      1,694,317     1,733,931
  Sales, general, and
    administrative (2).........      12,756,819       5,439,752      6,122,402      1,258,167     2,702,645
  Purchase of in-process
    research and development...       3,723,000              --             --             --            --
                                   ------------     -----------   ------------   ------------   -----------
Total operating expenses.......      30,276,229       8,644,041     12,970,151      2,952,484     4,436,576
                                   ------------     -----------   ------------   ------------   -----------
Loss from operations...........     (29,307,427)     (8,438,928)   (12,334,025)    (2,918,897)   (3,931,222)
Other income (expense), net:
  Interest expense and other
    expense....................        (471,311)       (110,050)      (240,350)       (48,509)     (291,383)
  Interest income and other
    income.....................         998,898         463,980        280,335         60,164       289,268
                                   ------------     -----------   ------------   ------------   -----------
Loss before income taxes.......     (28,779,840)     (8,084,998)   (12,294,040)    (2,907,242)   (3,933,337)
Provision for income taxes.....              --         583,500             --             --            --
                                   ------------     -----------   ------------   ------------   -----------
Net loss.......................    $(28,779,840)    $(8,668,498)  $(12,294,040)  $ (2,907,242)  $(3,933,337)
                                   ============     ===========   ============   ============   ===========
Basic and diluted net loss per
  common share.................    $     (13.84)    $     (4.94)  $      (4.24)  $      (1.24)  $     (1.26)
Shares used in computing basic
  and diluted net loss per
  common share.................       2,080,113       1,756,300      2,900,449      2,348,760     3,132,670

--------------------------

(1) includes $0 in 1998, $45,043 in 1999, $10,900 for the three months ended March 31, 1999 and $134,715 for the three months ended March 31, 2000 of stock compensation expense

(2) includes $0 in 1998, $196,439 in 1999, $2,725 for the three months ended March 31, 1999 and $33,678 for the three months ended March 31, 2000 of stock compensation expense

                            SEE ACCOMPANYING NOTES.

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)
     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                 STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                                                                                                           DEFICIT
                                       REDEEMABLE CONVERTIBLE                                            ACCUMULATED
                                          PREFERRED STOCK              COMMON STOCK        ADDITIONAL     DURING THE
                                     --------------------------   ----------------------     PAID-IN     DEVELOPMENT
                                        SHARES        AMOUNT        SHARES       AMOUNT      CAPITAL        STAGE
                                     ------------   -----------   -----------   --------   -----------   ------------
  Issuance of shares of common
    stock to founders in March 1997
    for notes receivable at $0.10
    per share......................            --   $        --     2,773,485    $2,773    $   274,576   $         --
  Issuance of shares of Series A
    preferred stock in March 1997
    for cash and technology at
    $1.00 per share, net of
    issuance costs of approximately
    $165,000.......................    10,783,000    10,618,026            --        --             --             --
  Components of comprehensive loss:
    Net loss.......................            --            --            --        --             --     (7,817,302)
    Translation adjustment.........            --            --            --        --             --             --
                                     ------------   -----------   -----------    ------    -----------   ------------
  Total comprehensive loss.........            --            --            --        --             --             --
                                     ------------   -----------   -----------    ------    -----------   ------------
Balance at December 31, 1997.......    10,783,000    10,618,026     2,773,485     2,773        274,576     (7,817,302)
  Issuance of shares of Series B
    preferred stock in May 1998 for
    cash at $1.50 per share, net of
    issuance costs of approximately
    $75,000........................     8,220,001    12,255,145            --        --             --             --
  Issuance of common stock pursuant
    to option exercises by
    employees......................            --            --        21,875        22          2,164             --
  Purchase of warrants and shares
    of Series A preferred stock
    from stockholders in July 1998
    for cash.......................    (2,223,000)   (1,330,750)           --        --             --             --
  Components of comprehensive loss:
    Net loss.......................            --            --            --        --             --     (8,668,498)
    Translation adjustment.........            --            --            --        --             --             --
                                     ------------   -----------   -----------    ------    -----------   ------------
  Total comprehensive loss.........            --            --            --        --             --             --
                                     ------------   -----------   -----------    ------    -----------   ------------
Balance at December 31, 1998.......    16,780,001    21,542,421     2,795,360     2,795        276,740    (16,485,800)
  Issuance of shares of Series B-1
    preferred stock in January 1999
    for cash at $1.50 per share,
    net of issuance costs of
    approximately $12,000..........     2,447,133     3,657,857            --        --             --             --
  Issuance of shares of Series C
    preferred stock in January 1999
    for cash at $3.00 per share,
    net of issuance costs of
    approximately $22,000..........     1,100,000     3,277,875            --        --             --             --
  Issuance of common stock pursuant
    to option exercises by
    employees......................            --            --       335,164       335         35,591             --
  Issuance of options to purchase
    shares of common stock to
    consultants for services.......            --            --            --        --         26,036             --
  Deferred stock compensation
    related to stock options.......            --            --            --        --      2,162,895             --
  Amortization of deferred stock
    compensation...................            --            --            --        --             --             --
  Components of comprehensive loss:
    Net loss.......................            --            --            --        --             --    (12,294,040)
    Translation adjustment.........            --            --            --        --             --             --
                                     ------------   -----------   -----------    ------    -----------   ------------
  Total comprehensive loss.........            --            --            --        --             --             --
                                     ------------   -----------   -----------    ------    -----------   ------------
Balance at December 31, 1999.......    20,327,134    28,478,153     3,130,524     3,130      2,501,262    (28,779,840)
Issuance of Series D preferred
  stock in January 2000 at $4.50,
  net of issuance costs of
  approximately $2,094,000
  (unaudited)......................     6,575,377    27,495,070
Issuance of common stock pursuant
  to option exercises by employees
  (unaudited)......................                                     4,040         4            598
Deferred stock compensation related
  to stock options (unaudited).....            --            --            --        --      1,594,266             --
Amoritzation of deferred stock
  compensation (unaudited).........            --            --            --        --             --             --
Components of comprehensive loss
  (unaudited):
  Net loss (unaudited).............            --            --            --        --             --     (3,933,337)
  Translation adjustment
  (unaudited)......................            --            --            --        --             --             --
                                     ------------   -----------   -----------    ------    -----------   ------------
Total comprehensive loss
  (unaudited)......................            --            --            --        --             --     (3,933,337)
                                     ------------   -----------   -----------    ------    -----------   ------------
Balance at March 31, 2000
  (unaudited)......................    26,902,511   $55,973,223   $ 3,134,564    $3,134    $ 4,096,126   $(32,713,177)
                                     ============   ===========   ===========    ======    ===========   ============


                                                     ACCUMULATED
                                       DEFERRED         OTHER       NOTES RECEIVABLE
                                        STOCK       COMPREHENSIVE         FROM
                                     COMPENSATION   INCOME (LOSS)     STOCKHOLDERS        TOTAL
                                     ------------   -------------   ----------------   ------------
  Issuance of shares of common
    stock to founders in March 1997
    for notes receivable at $0.10
    per share......................  $        --      $     --        $  (277,349)     $         --
  Issuance of shares of Series A
    preferred stock in March 1997
    for cash and technology at
    $1.00 per share, net of
    issuance costs of approximately
    $165,000.......................           --            --                 --                --
  Components of comprehensive loss:
    Net loss.......................           --            --                 --        (7,817,302)
    Translation adjustment.........           --       (21,022)                --           (21,022)
                                     -----------      --------        -----------      ------------
  Total comprehensive loss.........           --            --                 --        (7,838,324)
                                     -----------      --------        -----------      ------------
Balance at December 31, 1997.......           --       (21,022)          (277,349)       (7,838,324)
  Issuance of shares of Series B
    preferred stock in May 1998 for
    cash at $1.50 per share, net of
    issuance costs of approximately
    $75,000........................           --            --                 --                --
  Issuance of common stock pursuant
    to option exercises by
    employees......................           --            --                 --             2,186
  Purchase of warrants and shares
    of Series A preferred stock
    from stockholders in July 1998
    for cash.......................           --            --                 --                --
  Components of comprehensive loss:
    Net loss.......................           --            --                 --        (8,668,498)
    Translation adjustment.........           --       (69,751)                --           (69,751)
                                     -----------      --------        -----------      ------------
  Total comprehensive loss.........           --            --                 --        (8,738,249)
                                     -----------      --------        -----------      ------------
Balance at December 31, 1998.......           --       (90,773)          (277,349)      (16,574,387)
  Issuance of shares of Series B-1
    preferred stock in January 1999
    for cash at $1.50 per share,
    net of issuance costs of
    approximately $12,000..........           --            --                 --                --
  Issuance of shares of Series C
    preferred stock in January 1999
    for cash at $3.00 per share,
    net of issuance costs of
    approximately $22,000..........           --            --                 --                --
  Issuance of common stock pursuant
    to option exercises by
    employees......................           --            --                 --            35,926
  Issuance of options to purchase
    shares of common stock to
    consultants for services.......           --            --                 --            26,036
  Deferred stock compensation
    related to stock options.......   (2,162,895)           --                 --                --
  Amortization of deferred stock
    compensation...................      215,446            --                 --           215,446
  Components of comprehensive loss:
    Net loss.......................           --            --                 --       (12,294,040)
    Translation adjustment.........           --        33,263                 --            33,263
                                     -----------      --------        -----------      ------------
  Total comprehensive loss.........           --            --                 --       (12,260,777)
                                     -----------      --------        -----------      ------------
Balance at December 31, 1999.......   (1,947,449)      (57,510)          (277,349)      (28,557,756)
Issuance of Series D preferred
  stock in January 2000 at $4.50,
  net of issuance costs of
  approximately $2,094,000
  (unaudited)......................                                                              --
Issuance of common stock pursuant
  to option exercises by employees
  (unaudited)......................                                                             602
Deferred stock compensation related
  to stock options (unaudited).....   (1,594,266)           --                 --                --
Amoritzation of deferred stock
  compensation (unaudited).........      168,394            --                 --           168,394
Components of comprehensive loss
  (unaudited):
  Net loss (unaudited).............           --            --                 --        (3,933,337)
  Translation adjustment
  (unaudited)......................           --       (30,856)                --           (30,856)
                                     -----------      --------        -----------      ------------
Total comprehensive loss
  (unaudited)......................           --       (30,856)                --        (3,964,193)
                                     -----------      --------        -----------      ------------
Balance at March 31, 2000
  (unaudited)......................  $(3,373,321)     $(88,366)       $  (277,349)     $(32,352,953)
                                     ===========      ========        ===========      ============

                            SEE ACCOMPANYING NOTES.

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 PERIOD FROM                                          THREE MONTHS
                                                 FEBRUARY 11,                                            ENDED
                                               1997 (INCEPTION)    YEARS ENDED DECEMBER 31,            MARCH 31,
                                               TO DECEMBER 31,    --------------------------   --------------------------
                                                     1999            1998           1999          1999           2000
                                               ----------------   -----------   ------------   -----------   ------------
                                                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net loss.....................................    $(28,779,840)    $(8,668,498)  $(12,294,040)  $(2,907,242)  $ (3,933,337)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization..............       1,806,772         680,571        862,609       207,539        246,020
  Stock compensation.........................         241,482              --        241,482        13,625        168,394
  Acquisition of in-process research and
    development..............................       3,723,000              --             --            --             --
  Other......................................         (57,510)        (69,751)        33,263            --        (30,856)
  Interest expense included in warrant
    obligation...............................         119,253              --             --
  Changes in operating assets and
    liabilities:
    Accounts receivable......................        (113,191)         75,324        (25,457)        9,426        (72,584)
    Other current assets and notes
      receivable.............................        (788,699)        (62,839)      (470,019)     (196,783)      (177,390)
    Deferred and other tax assets............              --       1,162,242             --            --             --
    Restricted cash..........................        (220,000)             --       (180,000)           --             --
    Other assets.............................        (143,738)       (279,290)       168,050       203,696         (3,690)
    Accounts payable.........................       1,169,909        (793,140)       612,988        85,750       (594,439)
    Accrued expenses.........................       1,247,069         538,083        370,947       190,631        354,122
    Other current liabilities................              --              --         63,000       (46,652)        19,084
    Other long-term liabilities..............         327,770        (440,802)       (93,267)      (31,079)       (23,917)
                                                 ------------     -----------   ------------   -----------   ------------
Net cash used in operating activities........     (21,467,723)     (7,858,100)   (10,710,444)   (2,471,091)    (4,048,593)
                                                 ------------     -----------   ------------   -----------   ------------
INVESTING ACTIVITIES
Purchases of short-term investments..........              --              --             --            --     (8,076,413)
Purchases of property and equipment..........      (3,163,736)       (830,298)      (588,968)      (25,425)      (586,819)
                                                 ------------     -----------   ------------   -----------   ------------
Net cash used in investing activities........      (3,163,736)       (830,298)      (588,968)      (25,425)    (8,663,232)
                                                 ------------     -----------   ------------   -----------   ------------
FINANCING ACTIVITIES
Net (decrease) increase in equipment loan....       1,734,375       1,858,293       (516,195)      (94,320)      (140,625)
Proceeds from sale of convertible preferred
  stock......................................      27,585,901      12,255,143      6,935,732     3,657,857     27,495,070
Principal payment on capital lease
  obligation.................................              --              --             --            --         (1,421)
Proceeds from notes payable..................         100,000              --             --            --             --
Repayment of notes payable...................        (100,000)             --             --            --             --
Repurchase of common stock and warrant.......      (2,950,000)     (2,950,000)            --        26,742             --
Proceeds from exercise of common stock
  options....................................          38,111           2,186         35,926            --            601
                                                 ------------     -----------   ------------   -----------   ------------
Net cash provided by financing activities....      26,408,387      11,165,622      6,455,463     3,590,279     27,353,625
                                                 ------------     -----------   ------------   -----------   ------------
Net (decrease) increase in cash and cash
  equivalents................................       1,776,928       2,477,224     (4,843,949)    1,093,763     14,641,800
Cash and cash equivalents at beginning of
  period.....................................              --       4,143,653      6,620,877     6,620,877      1,776,928
                                                 ------------     -----------   ------------   -----------   ------------
Cash and cash equivalents at end of period...    $  1,776,928     $ 6,620,877   $  1,776,928   $ 7,714,640   $ 16,418,728
                                                 ============     ===========   ============   ===========   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid for interest.......................    $   (423,611)    $  (110,050)  $   (240,350)  $   (39,580)  $    (40,619)
Cash received for interest...................    $    998,898     $   463,980   $    280,335   $    60,164   $    289,260
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES
Common stock issued for notes receivable.....    $    277,349     $        --   $         --   $        --   $         --
Common stock issued on purchase of assets....    $  2,223,000     $        --   $         --   $        --   $         --
Warrant issued on purchase of assets.........    $  1,500,000     $        --   $         --   $        --   $         --
Options to purchase common stock issued to
  consultants for services rendered..........    $         --     $        --   $     26,036   $        --   $         --
Deferred compensation related to stock option
  grants.....................................    $         --     $        --   $  2,162,895   $   218,000   $  1,594,261
Amortization of deferred compensation........    $         --     $        --   $         --   $        --   $    168,394

                            SEE ACCOMPANYING NOTES.

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

1.  ORGANIZATION

DESCRIPTION OF BUSINESS

    T.sqware, Inc. (the Company) was incorporated in the state of Delaware on February 11, 1997. The Company designs, develops, and markets digital controllers for communication applications. Through December 31, 1999, the Company has been active in product development, the acquisition of technology, equipment and facilities, developing markets, and raising capital. Accordingly, the Company was in the development stage.

ACQUISITION OF ASSETS FROM MATRA MHS

    In March 1997, the Company acquired certain assets of Matra MHS in exchange for 2,223,000 shares of Series A preferred stock valued at $2,223,000, a warrant valued at $1,500,000, and cash of $440,000. These assets consisted of tangible and intangible assets related to certain Matra MHS CPU technology that incorporated an instruction set designed for telecommunications applications. Approximately $440,000 of the total purchase price of $4,163,000 was allocated to identifiable net tangible assets. Management determined that approximately $3,723,000 of the purchase price was in-process research and development that had no alternative use. This amount was expensed during 1997 upon consummation of the acquisition. The Company has spent approximately 30 months and $13.7 million developing a marketable product combining the CPU technology acquired with other developed elements. Through December 31, 1999, revenues derived from the technology acquired have not been significant.

    In November 1998, the Company repurchased the stock and warrant issued to Matra MHS on the acquisition of the assets in exchange for $2,950,000.

CAPITAL RESOURCES

    The Company has funded its development activities and operations through private sales of stock. Management is currently pursuing additional equity financing opportunities with existing and new investors. Management believes that current sources of financing, including the January 2000 financing (SEE
NOTE 7), will be sufficient to meet the Company's capital requirements through December 31, 2000.

2.  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly owned French subsidiary, T.sqware, S.A. All intercompany balances and transactions have been eliminated in consolidation. Net assets (liabilities) of T.sqware, S.A. before eliminations totaled ($553,125) and $3,624,314 at December 31, 1998 and 1999, respectively.

REVENUE RECOGNITION

    The Company recognizes revenue upon product shipment and provides for estimated returns.

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FOREIGN CURRENCY TRANSLATION

    The functional currency for the Company's French subsidiary is the French franc. Its assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at average rates of exchange prevailing during the period. All adjustments resulting from the process of translating the French subsidiary's financial statements into U.S. dollars have been accumulated and recorded as accumulated other comprehensive income (loss) in stockholders' equity.

    The Company funds its French research and development operations through cash contributions and enters into forward exchange contracts for the purchase of French francs. Since there is no firm commitment as to the timing or amount of the cash contributions, such exchange contracts do not qualify as a hedge under FAS 52 and, accordingly, the gains or losses are included in the statement of operations.

INTERIM CONSOLIDATED FINANCIAL DATA

    The consolidated financial information at March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited but has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that T.sqware considers necessary for a fair presentation of the consolidated financial position at these dates and the consolidated operating results and cash flows for these periods. Results for the interim periods are not necessarily indicative of the results to be expected for any subsequent period.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

    Cash equivalents consist of highly liquid financial instruments, including investments in money market funds, commercial paper, and certificates of deposit with original maturities of ninety days or less at the time of purchase.

    Additionally, at December 31, 1998 and 1999, the Company had restricted cash of $40,000 and $220,000, respectively, related to a $40,000 letter of credit invested in a certificate of deposit at a financial institution as a security deposit for its payroll service provider and a $180,000 letter of credit invested in a certificate of deposit as a security deposit for foreign currency forward exchange contracts.

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SHORT TERM INVESTMENTS

    Short term investments as of March 31, 2000 are comprised of investments in commercial paper with contractual maturities of less than 9 months. The fair values of the Company's short term investments approximated the amortized cost. Realized and unrealized gains or losses for all periods presented were insignificant.

PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost less accumulated depreciation. Property and equipment are depreciated for financial reporting purposes using the straight-line method over estimated useful lives from four to seven years.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses the recoverability of its long-lived and intangible assets by determining whether the amortization of the remaining balance over its remaining useful life can be recovered through undiscounted future operating cash flows. If impairment exists, the carrying amount of the related asset is reduced to fair value.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are charged to operations as incurred.

STOCK-BASED COMPENSATION

    The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123).

INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of investments in cash equivalents. The Company invests in money market funds, commercial paper, and certificates of deposit of high-credit quality institutions. The Company is

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) exposed to credit risks in the event of default by these institutions to the extent of the amount recorded on the balance sheet.

    Accounts receivable consists of balances due from a limited number of customers. The Company generally requires no collateral from its customers. The Company maintains an allowance for doubtful accounts based on the expected collectibility of its accounts receivable. To date, the Company has not experienced any significant losses with respect to its accounts receivable.

OTHER COMPREHENSIVE INCOME (LOSS)

    Other comprehensive income (loss) includes revenues and expenses and gains and losses that are not included in net loss but rather are recorded directly in stockholders' equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of the Company's cash and cash equivalents, accounts receivable, notes receivable, restricted cash, accounts payable, accrued expenses, and bank line of credit approximates their fair values. The estimated fair values may not be representative of actual values of the financial instruments that could have been realized as of the year end or that will be realized in the future.

NET LOSS PER SHARE

    Basic net loss per share is computed using the weighted average number of outstanding shares of common stock. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding and, when dilutive, potential common shares from options to purchase common stock using the treasury stock method and from convertible securities using the as-if-converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all years presented because the effect would be antidilutive.

    The following table presents the calculation of basic and diluted net loss per share:

                                     PERIOD FROM
                                  FEBRUARY 11, 1997                                        THREE MONTHS
                                    (INCEPTION) TO      YEARS ENDED DECEMBER 31,          ENDED MARCH 31,
                                     DECEMBER 31,      --------------------------   ---------------------------
                                         1997             1998           1999           1999           2000
                                  ------------------   -----------   ------------   ------------   ------------
                                                                                            (UNAUDITED)
Net loss........................     $(28,779,840)     $(8,668,498)  $(12,294,040)  $ (2,907,242)  $ (3,933,337)
                                     ============      ===========   ============   ============   ============
Basic and diluted:
  Weighted average common shares
    outstanding.................        2,080,113        2,796,860      3,016,012      2,811,008      3,132,670
  Less weighted average common
    shares subject to
    repurchase..................               --       (1,040,560)      (115,563)      (462,248)            --
                                     ------------      -----------   ------------   ------------   ------------
  Shares used to compute basic
    and diluted net loss per
    share.......................        2,080,113        1,756,300      2,900,449      2,348,760      3,132,670
                                     ============      ===========   ============   ============   ============
Basic and diluted loss per
  share.........................     $     (13.84)     $     (4.94)  $      (4.24)  $      (1.24)  $      (1.26)
                                     ============      ===========   ============   ============   ============

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The total number of potential common shares excluded from the calculation of diluted net loss per share is as follows:

                                  PERIOD FROM
                                  FEBRUARY 11,                                     FOR THREE MONTHS
                                1997 (INCEPTION)   YEARS ENDED DECEMBER 31,            MARCH 31,
                                TO DECEMBER 31,    -------------------------   -------------------------
                                      1997            1998          1999          1999          2000
                                ----------------   -----------   -----------   -----------   -----------
                                                                                      (UNAUDITED)
Shares subject to
  repurchase..................      1,802,765         577,810       115,563        462,248            --
Potential dilutive securities:
  Options.....................        968,158       1,840,658     2,283,536      1,942,269     2,634,622
  Warrants....................          3,999           3,999         3,999          3,999         3,999
  Preferred stock.............     10,783,000      16,780,001    20,327,134     19,227,134    26,902,511
                                   ----------      ----------    ----------    -----------   -----------
                                   13,557,922      19,202,468    22,730,232     21,635,650    29,541,132
                                   ==========      ==========    ==========    ===========   ===========

    These instruments have been excluded because their effect would be antidilutive.

RECLASSIFICATION

    Certain prior year amounts have been reclassified to conform to the current year presentation.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In December 1999, the staff of the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition" to provide guidance on the recognition, presentation, and disclosure of revenues in financial statements. The Company believes that its revenue recognition policy complied with the bulletin as of December 31, 1999.

    In June 1998, the Financial Accounting Standards Board issued Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" (FAS 133) which is effective as amended for fiscal years beginning after June 15, 2000. FAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Management does not anticipate that the adoption of the new standard will have a significant effect on earnings or the financial position of the Company.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" (FIN 44). FIN 44 provides guidance for certain issues arising in the application of APB Opinion No. 25 "Accounting for Stock Issued to Employees." The Company believes that its accounting policy for stock issued to employees is in compliance with FIN 44 as of December 31, 1999.

3.  FOREIGN EXCHANGE CONTRACTS

    At December 31, 1999, the Company held forward exchange contracts, all having maturities of less than one year, to purchase French francs for U.S. dollars in the amount of $3,190,445. At December 31, 1999, the unrealized loss on these forward exchange contracts amounted to $47,733. The

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

3.  FOREIGN EXCHANGE CONTRACTS (CONTINUED)
unrealized loss has been recorded in the Company's statement of operations and approximates carrying value of these contracts. The Company did not hold any forward exchange contracts at December 31, 1998.

4.  PROPERTY AND EQUIPMENT, NET

    Property and equipment consisted of the following:

                                                DECEMBER 31,          MARCH 31,
                                           -----------------------   -----------
                                              1998         1999         2000
                                           ----------   ----------   -----------
                                                                     (UNAUDITED)
Office and computer equipment............  $  639,439   $1,310,027   $1,821,361
Furniture and fixtures...................   1,890,161    1,788,754    1,832,647
Software.................................      45,168       64,955       96,547
                                           ----------   ----------   ----------
                                            2,574,768    3,163,736    3,750,555
Less accumulated depreciation............     944,163    1,806,772    2,052,792
                                           ----------   ----------   ----------
                                           $1,630,605   $1,356,964   $1,697,763
                                           ==========   ==========   ==========

5.  COMMITMENTS

    The Company leases its office facilities under noncancelable operating leases expiring in 2006. Future minimum lease payments under the noncancelable operating leases at December 31, 1999 are as follows:

2000........................................................  $  450,215
2001........................................................     450,215
2002........................................................     445,623
2003........................................................     359,809
2004........................................................     246,097
Thereafter..................................................     212,815
                                                              ----------
Total minimum payments......................................  $2,164,774
                                                              ==========

    Total rent expense for operating leases was $464,554 in 1999, $406,250 in 1998, and $1,005,239 from February 11, 1997 (inception) to December 31, 1999.

6.  BORROWINGS

    In July 1997, the Company entered into a loan agreement that provided for $2,250,000 of available borrowings, of which $750,000 related to a revolving credit line and $1,500,000 related to an equipment loan. The agreement was modified in April 1998, eliminating the revolving credit line and increasing the equipment line of credit to $2,250,000. The equipment loan bears interest at 1.25% above the lender's prime rate and is payable in 48 equal monthly installments of principal and interest through December 2002.

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

6.  BORROWINGS (CONTINUED)
    As of December 31, 1998 and 1999, $2,250,000 and $1,734,375, respectively, were outstanding under the equipment loan. No amounts were outstanding under the revolving line of credit at December 31, 1998 or 1999. The lender's prime rate at December 31, 1999 was 8.00%.

    Under the provisions of the loan agreement, the Company is required to maintain certain financial ratios and other financial conditions. At
December 31, 1999, the Company was not in compliance with the provisions related to a liquidity ratio and quarterly profitability minimums with such noncompliance being waived by the lender. Substantially all of the Company's assets are pledged as collateral for the loan. The loan was repaid subsequent to December 31, 1999.

    In 1998, the Company was granted an interest-free credit facility of approximately $770,000 by the French government. Drawings can be made against the credit facility on the achievement of certain research and development targets. At December 31, 1999 and 1998, the Company had borrowed $308,761 under this facility and had not performed sufficient research and development activities to make further borrowings. The project has been abandoned by the Company. Based on expenditures incurred, the Company is entitled to forgiveness of the credit facility of approximately $245,700. The forgiveness will only be recognized in the statement of operations when the Company receives approval from the French government and is included in other long-term liabilties at December 31, 1999. The balance of $63,000 is repayable in 2000 and is reflected as other current liabilities at December 31, 1999. The total of $308,761 is recorded within other long-term liabilities in the accompanying balance sheet at December 31, 1998.

    Future minimum principal payments under the equipment loan and credit facility at December 31, 1999 are as follows:

2000........................................................  $  699,468
2001........................................................     647,021
2002........................................................     594,989
2003........................................................      47,243
                                                              ----------
Total minimum payments......................................   1,988,721
Less amount representing interest...........................     254,346
                                                              ----------
                                                               1,734,375
Less current portion........................................     562,500
                                                              ----------
                                                              $1,171,875
                                                              ==========

7.  STOCKHOLDERS' EQUITY

REDEEMABLE CONVERTIBLE PREFERRED STOCK

    On January 26, 1999, the Company amended its Articles of Incorporation to increase the number of authorized shares of preferred stock by 2,447,133 shares, which were designated as Series B-1 preferred stock. The shares of Series B-1 preferred stock were sold at $1.50 per share. On September 28, 1999, the Company further amended its Articles of Incorporation to increase the

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

7.  STOCKHOLDERS' EQUITY (CONTINUED)
number of authorized shares of preferred stock by 1,100,000 shares, which were designated as Series C preferred stock. The shares of Series C preferred stock were sold at $3.00 per share. On January 19, 2000, the Company further amended its articles of incorporation to increase the number of authorized shares of preferred stock by 6,575,377, which were designated as Series D preferred stock. The shares of Series D preferred stock were sold at $4.50 per share. Redeemable convertible preferred stock at December 31, 1998 and 1999 and March 31, 2000 is as follows:

                                                               ISSUED AND
                                                           OUTSTANDING SHARES
                                                  -------------------------------------
                        PER SHARE                      DECEMBER 31,          MARCH 31,
                       LIQUIDATION   DESIGNATED   -----------------------   -----------
SERIES                 PREFERENCE      SHARES        1998         1999         2000
------                 -----------   ----------   ----------   ----------   -----------
                                                                            (UNAUDITED)
A....................     $1.00       8,560,000    8,560,000    8,560,000    8,560,000
B....................     $1.50       8,220,001    8,220,001    8,220,001    8,220,001
B-1..................     $1.50       2,447,133           --    2,447,133    2,447,133
C....................     $3.00       1,100,000           --    1,100,000    1,100,000
D....................     $4.50       6,575,377           --           --    6,575,377
                                     ----------   ----------   ----------   ----------
                                     26,902,511   16,780,001   20,327,134   26,902,511
                                     ==========   ==========   ==========   ==========

    The holders of Series A, B, B-1, C, and D preferred stock are entitled to receive noncumulative annual dividends of $0.08, $0.12, $0.12, $0.24, and $0.36 per share, respectively, when and if declared by the Board of Directors. No dividends have been declared through December 31, 1999. The holders of preferred stock have the right at any time to convert their shares into common stock on a one-to-one basis, subject to adjustment for future dilution. In addition, each share of preferred stock shall automatically be converted into shares of common stock in the event of an initial public offering of the Company's common stock with gross proceeds of at least $10,000,000 and a price per share of at least $4.50, subject to adjustments for stock splits and stock dividends.

    In addition, to the extent that preferred stock has not been converted or redeemed prior to March 21, 2002, the holders of two-thirds of the Series A, B, B-1, C, and D preferred stock can request redemption of their respective series. The preferred stock is redeemable at a price per share of $1.00, $1.50, $1.50, $3.00, and $4.50, respectively, plus any declared but unpaid dividends. The Company shall redeem one-half of the redeemable shares at the date of the request and the remaining one-half of the redeemable shares one year later.

    In the event of liquidation, in addition to the amounts set forth in the table above, the holders of preferred stock are entitled to all declared but unpaid dividends for each outstanding share of Series A, B, B-1, C, and D preferred stock. Any remaining assets will be distributed on a pro rata basis among the holders of the common stock.

    Except as otherwise required by law, each holder of convertible preferred stock is entitled to one vote for each share of common stock into which the shares of convertible preferred stock held by such holders are then convertible.

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

7.  STOCKHOLDERS' EQUITY (CONTINUED)
    At March 31, 2000, the Company has reserved 26,902,511 shares of common stock for issuance on the conversion of the outstanding convertible preferred stock.

    In connection with the Company's Series A preferred stock financing, warrants to purchase shares of Series A convertible preferred stock were issued with an exercise price of $1.00 per share. At December 31, 1998 and 1999, warrants to purchase 3,999 shares of Series A preferred stock were outstanding. These warrants expire in February 2001.

COMMON STOCK REPURCHASE OPTION

    In 1998, there were 1,802,763 shares of common stock issued to the Company's founders that were subject to a repurchase option on issuance. Fifteen percent of these shares vested at the end of the individuals' first year of employment, and the remaining shares vest ratably over thirty-six months. In addition, in the event of a change in control, as defined in the repurchase agreement, half of those shares subject to the repurchase option at the date of the change will be automatically released.

    In the event that a founder ceases to be an employee of the Company, the Company has the right to repurchase those shares subject to the repurchase option at the original issuance price of $0.10. There were 1,040,560 and 115,563 shares of common stock subject to the repurchase option at December 31, 1998 and 1999, respectively.

NOTES RECEIVABLE FROM STOCKHOLDERS

    The Company has accepted long-term full recourse promissory notes for the issuance of common stock to its founders. These notes bear interest at 6% per year and are payable over five years. The borrowers pledged 2,773,485 shares of common stock as security against nonpayment of the loans.

    In addition, a $140,000 full recourse loan, $85,000 outstanding at December 31, 1999, bearing interest of 6.75% and a noninterest bearing loan of $65,000 were granted to an officer and founder of the Company during the years ended December 31, 1997 and 1998, respectively. Imputed interest on the noninterest bearing loan approximates $4,500 and $4,700 for 1998 and 1999, respectively.

STOCK OPTION PLANS

    In March 1997, the Company adopted two stock option plans, the 1997 Stock Option Plan (the U.S. Plan) and the 1997 Stock Option Plan for French Employees (the French Plan).

    The U.S. Plan provides for the granting of incentive stock options and nonqualified stock options to employees and consultants. The Board of Directors determines the term of each award and the award price. Under the U.S. Plan, the exercise price of incentive stock options may be established at an amount not less than the fair market value at the date of grant, and for employees owning more than 10% of the voting power of all classes of stock of the Company or subsidiary, the exercise price may be established at an amount not less than 10% above fair market value at the date of grant. In the case of nonqualified stock options, the exercise price may be established at an amount not less than 85% of fair market value on the date of grant, and for employees owning more than 10% of the voting power of all classes of stock of the Company or subsidiary, the exercise price may be established at an amount

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

7.  STOCKHOLDERS' EQUITY (CONTINUED)
not less than 10% above fair market value at the date of grant. Under the U.S. Plan, options generally vest ratably over a four-year period commencing with the grant date and expire no later than ten years from the date of grant.

    The French Plan provides for the granting of stock options only to employees. The Board of Directors determines the term of each award and the award price. Under the French Plan, the exercise price of stock options may be established at an amount not less than fair market value at the date of grant. Under the French Plan, options generally vest over five years commencing with the grant date and expire no later than nine and one-half years from the date of grant.

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    INFORMATION AS OF MARCH 31, 2000 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED

7. STOCKHOLDERS' EQUITY (CONTINUED)

    At December 31, 1998 and 1999, 2,298,840 and 2,463,676 shares of common stock, respectively, were reserved for issuance upon the exercise of stock options or available for grant under the U.S. Plan and the French Plan. A combined summary of activity under the U.S. Plan and the French Plan is as follows:

                                                                       OUTSTANDING STOCK OPTIONS
                                                            ------------------------------------------------
                                                 SHARES      NUMBER            PRICE             WEIGHTED
                                               AVAILABLE       OF               PER              AVERAGE
                                               FOR GRANT     SHARES            SHARE          EXERCISE PRICE
                                               ----------   ---------   -------------------   --------------
Balance at December 31, 1997.................     602,557     968,158   $              0.10        $0.10
  Shares reserved............................     750,000          --   $                --        $  --
  Options granted............................    (910,000)    910,000   $        0.10-$0.15        $0.13
  Options canceled...........................      15,625     (15,625)  $              0.10        $0.10
  Options exercised..........................          --     (21,875)  $              0.10        $0.10
                                               ----------   ---------
Balance at December 31, 1998.................     458,182   1,840,658   $        0.10-$0.15        $0.12
  Shares reserved............................     500,000          --   $                --        $  --
  Options granted............................  (1,188,667)  1,188,667   $        0.15-$0.35        $0.22
  Options canceled...........................     410,625    (410,625)  $        0.10-$0.15        $0.14
  Options exercised..........................          --    (335,164)  $        0.10-$0.35        $0.11
                                               ----------   ---------
Balance at December 31, 1999.................     180,140   2,283,536   $        0.10-$0.35        $0.17
  Shares reserved (unaudited)................   1,380,000          --   $                --           --
  Options granted (unaudited)................    (401,000)    401,000   $              0.70        $0.70
  Options canceled (unaudited)...............      45,834     (45,834)  $        0.10-$0.20        $0.18
  Options exercised (unaudited)..............          --      (4,040)  $        0.10-$0.35        $0.15
                                               ----------   ---------
Balance at March 31, 2000 (unaudited)........   1,204,974   2,634,662                              $0.25
                                               ==========   =========

    A summary by range of exercise prices for optioned shares outstanding as of December 31, 1999 from $0.10 to $0.35 is as follows:

                                             OPTIONS OUTSTANDING    OPTIONS EXERCISABLE
                                             --------------------   --------------------    WEIGHTED
                                                         WEIGHTED               WEIGHTED     AVERAGE
                                                         AVERAGE                AVERAGE     REMAINING
                                             NUMBER OF   EXERCISE   NUMBER OF   EXERCISE   CONTRACTUAL
RANGE OF EXERCISE PRICES                      SHARES      PRICE      SHARES      PRICE        LIFE
------------------------                     ---------   --------   ---------   --------   -----------
                                                                                             (YEARS)
$0.10-$0.15................................  1,477,536    $0.12      593,010     $0.11         4.6
$0.20-$0.35................................    806,000    $0.25          500     $0.20         4.8
                                             ---------               -------
                                             2,283,536    $0.07      593,510     $0.11         4.7
                                             =========               =======

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    INFORMATION AS OF MARCH 31, 2000 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED

7. STOCKHOLDERS' EQUITY (CONTINUED)
STOCK-BASED COMPENSATION

    As disclosed in Note 2, the Company has elected to follow APB Opinion
No. 25 and related interpretations in accounting for stock-based awards to employees. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

    In January 2000, the Company approved an increase in the total authorized number of shares under the US and French Plans of 1,119,760 and approved grants to employees for options to purchase 401,000 shares of common stock at an exercise price of $0.70 per share. The Company has recorded additional deferred stock compensation of $1,594,266 with regard to these grants, which will be amortized over the vesting period.

    During the year ended December 31, 1999, the Company issued stock options to employees with exercise prices which it believed represented the fair value of the stock. In April 2000, after the Company entered into an agreement to merge with Globespan, Inc., the Company reevaluated the fair value of its common stock. In connection with the reevaluation, the Company recorded deferred stock compensation of $2,162,895 representing the difference between the exercise price and the deemed fair value of the Company's common stock at the date of grant. Deferred compensation is included as a reduction of stockholders' equity and is being amortized using the straight-line method over the vesting period, generally four or five years. During 1999, the Company recorded amortization of deferred compensation of approximately $215,446.

    Pro forma information regarding net loss and net loss per share is required by FAS 123 for awards granted after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under the fair value method of FAS 123. The fair value of the Company's stock-based awards to employees was estimated at the grant date using the Black-Scholes option pricing model with the following assumptions: volatility of zero, a risk-free interest rate of 5.9%, an expected life equal to the option vesting period, and a dividend yield of zero.

    The weighted average fair value of options granted during 1998 and 1999 was $0.13 and $2.23, respectively. Had compensation cost been determined in accordance with FAS No. 123, net loss and net loss per share would have been changed to the amounts indicated below:

                                                               THREE MONTHS
                             YEARS ENDED DECEMBER 31,         ENDED MARCH 31,
                            --------------------------   -------------------------
                               1998           1999          1999          2000
                            -----------   ------------   -----------   -----------
                                                                (UNAUDITED)
Net loss:
  As reported.............  $(8,668,498)  $(12,294,040)  $(2,907,242)  $(3,933,337)
  Pro forma...............  $(8,668,498)  $(12,299,810)  $(2,907,242)  $(3,933,337)
Basic and diluted net loss
  per share:
  As reported.............  $     (4.94)  $      (4.23)  $     (1.24)  $     (1.26)
  Pro forma...............  $     (4.94)  $      (4.24)  $     (1.24)  $     (1.26)

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    INFORMATION AS OF MARCH 31, 2000 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED

8. INCOME TAXES

    In 1998, the Company had an income tax provision of approximately $583,500, which consisted of the write-off of foreign research and development refundable tax credits previously recorded as a deferred tax asset.

    The reconciliation of income tax expense (benefit) attributable to continuing operations computed at the U.S. federal statutory rates to income tax expense (benefit) for the fiscal years ended December 31, 1998 and 1999 is as follows:

                                                         PERIOD FROM
                                                      FEBRUARY 11, 1997
                                                       (INCEPTION) TO      YEARS ENDED DECEMBER 31
                                                        DECEMBER 31,      -------------------------
                                                            1999             1998          1999
                                                      -----------------   -----------   -----------
Tax benefit at U.S. statutory rate..................     $(9,613,000)     $(2,749,000)  $(4,008,000)
U.S. loss for which no tax benefit is currently
  recognizable......................................       8,772,000        1,549,000     5,570,000
Foreign loss for which no tax benefit is currently
  recognizable......................................       2,403,000        1,200,000            --
Foreign income offset by net operating loss
  carryforwards.....................................      (1,562,000)              --    (1,562,000)
Foreign research and development refundable tax
  credits...........................................              --          583,500            --
                                                         -----------      -----------   -----------
                                                         $        --      $   583,500   $        --
                                                         ===========      ===========   ===========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                               YEARS ENDED DECEMBER 31
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
Deferred tax assets:
  U.S. net operating loss carryforwards.....................  $ 2,363,000   $  7,800,000
  Foreign net operating loss carryforwards..................    2,346,000        785,000
  Capitalized technology....................................    1,688,000      1,751,000
Other.......................................................       28,000         (5,000)
Valuation allowance.........................................   (6,425,000)   (10,331,000)
                                                              -----------   ------------
Net deferred tax assets.....................................  $        --   $         --
                                                              ===========   ============

    Realization of deferred tax assets is dependent on future earnings, if any, the timing and the amount of which are uncertain. Accordingly, a valuation allowance in an amount equal to the deferred tax assets at December 31, 1998 and 1999 has been established to reflect these uncertainties. The change in the valuation allowance was a net increase of approximately $3,207,000 and $3,906,000 for the years ended December 31, 1998 and 1999.

    As of December 31, 1999, the Company has federal and California net operating loss carryforwards of approximately $21,691,000 and $17,284,000, respectively, which expire in various years

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    INFORMATION AS OF MARCH 31, 2000 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED

8. INCOME TAXES (CONTINUED)
beginning in 2005 through 2019, if not utilized. Utilization of net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before full utilization.

    The Company also has a foreign net operating loss carryforward of approximately $2,378,000, which will expire in 2002 through 2004 if not utilized.

9.  EMPLOYEE BENEFIT PLAN

    The Company adopted a 401(k) savings and retirement plan in September 1997. The plan covers substantially all employees. The Company does not match employee contributions.

10.  SEGMENT DATA

    The Company operates in one reportable segment, the design, development, and marketing of digital controllers for communication applications.

    Information related to the Company's geographic segments for the year ended December 31, 1999 is as follows:

                                             U.S.          FRANCE      ELIMINATIONS   CONSOLIDATED
                                         ------------   ------------   ------------   ------------
Net sales..............................  $    604,902   $    119,163   $    (87,939)  $    636,126
Research and development...............        45,043      6,890,645        287,439      6,847,749
Selling, general, and administrative...    16,126,131             --    (10,003,729)     6,122,402
Cost recoveries........................            --    (10,003,729)    10,003,729             --
                                         ------------   ------------   ------------   ------------
Loss from operations...................  $(15,566,272)  $  3,232,247   $         --   $(12,334,025)
                                         ============   ============   ============   ============
Identifiable assets....................  $ 13,857,730   $  7,221,463   $(16,679,673)  $  4,399,520
                                         ============   ============   ============   ============

    Information related to the Company's geographic segments for the year ended December 31, 1998 is as follows:

                                             U.S.          FRANCE      ELIMINATIONS   CONSOLIDATED
                                         ------------   ------------   ------------   ------------
Net sales..............................  $    166,134   $    754,979   $   (716,000)  $    205,113
Research and development...............        78,658      3,125,631             --      3,204,289
Selling, general, and administrative...     2,798,778      2,640,974             --      5,439,752
                                         ------------   ------------   ------------   ------------
Loss from operations...................  $ (2,711,302)  $ (5,011,626)  $   (716,000)  $ (8,438,928)
                                         ============   ============   ============   ============
Identifiable assets....................  $  4,357,760   $  4,651,924   $         --   $  9,009,684
                                         ============   ============   ============   ============

                                 T.SQWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    INFORMATION AS OF MARCH 31, 2000 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED

10.  SEGMENT DATA (CONTINUED)
    In 1998, two customers accounted for 30% and 54% of the Company's revenues. In 1999, four customers accounted for 24%, 19%, 15%, and 13% of the Company's revenues. The Company had no other customers accounting for more than 10% of revenues.

11.  SUBSEQUENT EVENTS

    On April 20, 2000, the Company entered into an agreement and plan of merger with Globespan, Inc. and its wholly owned subsidiary, Needles Acquisition Corp. (Needles). In accordance with the agreement, the Company will merge with Needles with the Company being the surviving entity. All of the outstanding shares of the Company will be exchanged for a minimum of 2,200,000 shares of Globespan, Inc.'s common stock.

    In April 2000, the Company and Sun Microsystems, Inc. (Sun) agreed to amend their License and Distribution Agreement (the Agreement) dated August 18, 1994, under which the Company licensed technology from Sun. Under the terms of the amendment, the Company agreed to pay a total of $12,300,000 to Sun to settle its royalty obligations under the Agreement. The payments due under the amendment are as follows.

  Within 30 days............................................  $ 3,075,000
  July 31, 2000.............................................    3,075,000
  October 31, 2000..........................................    3,075,000
  January 31, 2001..........................................    3,075,000
                                                              $12,300,000
                                                              ===========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of iCompression, Inc.:

    We have audited the accompanying balance sheets of iCompression, Inc. (a development stage company) as of December 31, 1999 and 1998, and the related statements of operations, mandatorily redeemable convertible preferred stock and shareholders' deficit, and cash flows for the years ended December 31, 1999 and 1998 and for the period from August 1, 1996 (inception) through December 31, 1999 (cumulative). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for the periods stated above in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
San Jose, California

April 21, 2000
(May 16, 2000 as to the second paragraph of Note 8)

                               ICOMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                     DECEMBER 31,           MARCH 31,
                                                              --------------------------   ------------
                                                                 1998           1999           2000
                                                              -----------   ------------   ------------
                                                                                           (UNAUDITED)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,433,014   $  4,110,959   $ 18,781,229
  Accounts receivable.......................................        8,210         82,930        119,561
  Prepaid expenses and other................................      203,678        305,111        340,747
                                                              -----------   ------------   ------------
      Total current assets..................................    1,644,902      4,499,000     19,241,537
PROPERTY AND EQUIPMENT--Net.................................    1,171,451      1,513,116      1,658,017
OTHER ASSETS................................................      137,355         53,371         57,662
                                                              -----------   ------------   ------------
TOTAL ASSETS................................................  $ 2,953,708   $  6,065,487   $ 20,957,216
                                                              ===========   ============   ============

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
  STOCK AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $   907,510   $    496,925   $    567,940
  Accrued liabilities.......................................       11,636        143,262        223,251
  Current portion of long-term debt.........................       85,742        427,785        198,144
  Current portion of capital lease obligations..............       19,260         16,999        799,873
                                                              -----------   ------------   ------------
      Total current liabilities.............................    1,024,148      1,084,971      1,789,208
LONG-TERM DEBT..............................................      161,839        833,610      2,658,335

COMMITMENTS AND CONTINGENCIES (Note 4 and 8)
MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK, no par
  value; 9,300,000 shares authorized
  Series A, 1,600,000 shares designated; 1,600,000 shares
    outstanding; (aggregate liquidation preference of
    $1,000,000).............................................      958,277        958,277        958,277
  Series B, 3,200,000 shares designated; 1,600,000 shares
    outstanding; (aggregate liquidation preference of
    $1,000,000).............................................      729,509        729,509        729,509
  Series C, 4,500,000 shares designated; 3,990,000 shares
    outstanding; (aggregate liquidation preference of
    $2,493,750).............................................    2,464,966      2,464,966      2,464,966
  Series D, 9,000,000 shares designated; 8,859,649 shares
    outstanding; (aggregate liquidation preference of
    $10,100,000)............................................           --     10,093,278     10,093,278
  Series E, 5,000,000 shares designated; 4,777,770 shares
    outstanding; (aggregate liquidation preference of
    $15,000,000)............................................           --             --     14,974,152

SHAREHOLDERS' DEFICIT:
  Common stock, no par value, 40,000,000 shares authorized;
    shares outstanding: 1999--15,787,852; 1998--9,692,295...      715,636     11,923,246     14,812,081
  Notes receivable from shareholders........................           --       (479,250)      (465,750)
  Deferred compensation.....................................           --     (9,860,680)   (11,942,884)
  Deficit accumulated during development stage..............   (3,100,667)   (11,682,440)   (15,113,956)
                                                              -----------   ------------   ------------
      Total shareholders' deficit...........................   (2,385,031)   (10,099,124)   (12,710,509)
                                                              -----------   ------------   ------------
TOTAL LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
  PREFERRED STOCK AND SHAREHOLDERS' EQUITY..................  $ 2,953,708   $  6,065,487   $ 20,957,216
                                                              ===========   ============   ============

                       See notes to financial statements.

                               ICOMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                 PERIOD FROM
                                  AUGUST 1,
                                    1996                YEAR ENDED               FOR THREE MONTHS
                                 (INCEPTION)           DECEMBER 31,               ENDED MARCH 31,
                               TO DECEMBER 31,   -------------------------   -------------------------
                                    1999            1998          1999          1999          2000
                               ---------------   -----------   -----------   -----------   -----------
                                                                                    (UNAUDITED)
PRODUCT REVENUE..............   $    426,336     $    27,292   $   333,794   $    44,650   $   295,072

COSTS AND EXPENSES:
  Cost of sales..............        127,828           9,552       118,276        15,952       103,275
  Research and development...      7,934,845       1,529,094     5,691,135       951,771     2,259,200
  General and
    administrative...........      1,307,837         397,853       662,048       143,508       147,523
  Selling and marketing......      1,824,024         277,473     1,546,056       293,975       543,768
  Stock compensation.........      1,001,388              --     1,001,388            --       819,696
                                ------------     -----------   -----------   -----------   -----------
      Total cost and
        expenses.............     12,195,922       2,213,972     9,018,903     1,405,206     3,873,462
                                ------------     -----------   -----------   -----------   -----------
OPERATING LOSS...............    (11,769,586)     (2,186,680)   (8,685,109)   (1,360,556)   (3,578,390)
                                ------------     -----------   -----------   -----------   -----------

OTHER INCOME (EXPENSE):
  Interest income (expense)--
    net......................         91,427         (21,752)      108,827       (13,153)      128,874
  Other income
    (expense)--net...........         88,119          (7,079)       (4,691)       (1,100)       18,000
                                ------------     -----------   -----------   -----------   -----------
      Total other income
        (expense)............        179,546         (28,831)      104,136       (14,253)      146,874
                                ------------     -----------   -----------   -----------   -----------
LOSS BEFORE INCOME TAXES.....    (11,590,040)     (2,215,511)   (8,580,973)   (1,374,809)   (3,431,516)
                                ------------     -----------   -----------   -----------   -----------

PROVISION FOR INCOME TAXES...          2,400             800           800            --            --
                                ------------     -----------   -----------   -----------   -----------
NET LOSS.....................   $(11,592,440)    $(2,216,311)  $(8,581,773)  $(1,374,809)  $(3,431,516)
                                ============     ===========   ===========   ===========   ===========

See notes to financial statements.

                               ICOMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)
      STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             SHAREHOLDERS' DEFICIT

                                                                   MANDATORY REDEEMABLE COVERTIBLE PREFERRED STOCK
                                                   --------------------------------------------------------------------------------
                                                         SERIES A               SERIES B                SERIES C          SERIES D
                                                   --------------------   --------------------   ----------------------   ---------
                                                    SHARES      AMOUNT     SHARES      AMOUNT     SHARES       AMOUNT      SHARES
                                                   ---------   --------   ---------   --------   ---------   ----------   ---------
BALANCES, August 1, 1996 (inception).............              $                      $                      $
Common stock issued in August 1996 and
  contributed capital............................
Net income.......................................
                                                   ---------   --------   ---------   --------   ---------   ----------   ---------
BALANCES, December 31, 1996......................
Issuance of Series A preferred shares ($.625 per
  share), net of issuance costs of $41,723 in
  February 1997..................................  1,600,000    958,277
Issuance of Series B preferred shares ($.625 per
  share), and common stock warrants, net of
  issuance costs of $270,491 in May 1997.........                         1,600,000    729,509
Issuance of options for services.................
Net loss.........................................
                                                   ---------   --------   ---------   --------   ---------   ----------   ---------
BALANCES, December 31, 1997......................  1,600,000    958,277   1,600,000    729,509
Exercise of stock options........................
Sales of common stock ($.06 per share)...........
Repurchase of common stock.......................
Issuance of Series C preferred shares ($.625 per
  share), net of issuance costs of $28,784 in
  October 1998...................................                                                3,590,000    2,214,966
Conversion of notes payable into Series C
  preferred stock................................                                                  400,000      250,000
Issuance of common stock ($.06 per share) in
  connection with Series C financing net of
  issuance costs of $153.........................
Issuance of common stock pursuant to antidilution
  provisions.....................................
Issuance of options for services.................
Net loss.........................................
                                                   ---------   --------   ---------   --------   ---------   ----------   ---------
BALANCES, December 31, 1998......................  1,600,000    958,277   1,600,000    729,509   3,990,000    2,464,966
Exercise of stock options........................
Sales of common stock ($.06 per share)...........
Repurchase of common stock.......................
Common stock issued for services.................
Issuance of Series D preferred shares (at $1.14
  per share), net of issuance costs of $6,722 in
  March 1999.....................................                                                                         8,859,649
Issuance of options for services.................
Deferred compensation............................
Amortization of deferred stock compensation......
Net loss.........................................
                                                   ---------   --------   ---------   --------   ---------   ----------   ---------
BALANCES, December 31, 1999......................  1,600,000   $958,277   1,600,000   $729,509   3,990,000   $2,464,966   8,859,649
                                                   =========   ========   =========   ========   =========   ==========   =========
Exercise of stock options (unaudited)............
Sales of common stock ($.06 per share)
  (unaudited)....................................
Repurchase of common stock (unaudited)...........
Common stock issued for services (unaudited).....
Issuance of Series E preferred shares (at $3.14
  per share), net of issuance costs of $ 25,848
  in February 2000 (unaudited)...................
Issuance of options for services (unaudited).....
Deferred compensation (unaudited)................
Notes receivable repayments (unaudited)..........
Amortization of deferred stock compensation
  (unaudited)....................................
Net loss (unaudited).............................
                                                   ---------   --------   ---------   --------   ---------   ----------   ---------
BALANCES, March 31, 2000 (unaudited).............  1,600,000    958,277   1,600,000    729,509   3,990,000    2,464,966   8,859,649
                                                   =========   ========   =========   ========   =========   ==========   =========

                                                      MANDATORY REDEEMABLE COVERTIBLE
                                                                                              SHAREHOLDERS' DEFICIT
                                                              PREFERRED STOCK              ---------------------------
                                                   -------------------------------------
                                                                        SERIES E                  COMMON STOCK
                                                                 -----------------------   ---------------------------
                                                   -----------   -----------------------   ---------------------------
                                                     AMOUNT       SHARES       AMOUNT        SHARES         AMOUNT
                                                   -----------   ---------   -----------   ----------   --------------
BALANCES, August 1, 1996 (inception).............  $                                                    $
Common stock issued in August 1996 and
  contributed capital............................                                           4,000,000          101,000
Net income.......................................
                                                   -----------   ---------   -----------   ----------   --------------
BALANCES, December 31, 1996......................                                           4,000,000   $      101,000
Issuance of Series A preferred shares ($.625 per
  share), net of issuance costs of $41,723 in
  February 1997..................................
Issuance of Series B preferred shares ($.625 per
  share), and common stock warrants, net of
  issuance costs of $270,491 in May 1997.........                                                              270,491
Issuance of options for services.................                                                                2,094
Net loss.........................................
                                                   -----------   ---------   -----------   ----------   --------------
BALANCES, December 31, 1997......................                                           4,000,000          373,585
Exercise of stock options........................                                             677,000           40,620
Sales of common stock ($.06 per share)...........                                           1,175,295           70,518
Repurchase of common stock.......................                                            (960,000)         (57,600)
Issuance of Series C preferred shares ($.625 per
  share), net of issuance costs of $28,784 in
  October 1998...................................
Conversion of notes payable into Series C
  preferred stock................................
Issuance of common stock ($.06 per share) in
  connection with Series C financing net of
  issuance costs of $153.........................                                           3,300,000          197,847
Issuance of common stock pursuant to antidilution
  provisions.....................................                                           1,500,000           90,000
Issuance of options for services.................                                                                  666
Net loss.........................................
                                                   -----------   ---------   -----------   ----------   --------------
BALANCES, December 31, 1998......................                                           9,692,295          715,636
Exercise of stock options........................                                           7,510,000          605,325
Sales of common stock ($.06 per share)...........                                              16,000            1,920
Repurchase of common stock.......................                                          (1,438,333)        (276,300)
Common stock issued for services.................                                               7,890           14,597
Issuance of Series D preferred shares (at $1.14
  per share), net of issuance costs of $6,722 in
  March 1999.....................................   10,093,278
Issuance of options for services.................                                                              136,578
Deferred compensation............................                                                           10,725,490
Amortization of deferred stock compensation......
Net loss.........................................
                                                   -----------   ---------   -----------   ----------   --------------
BALANCES, December 31, 1999......................  $10,093,278                             15,787,852   $   11,923,246
                                                   ===========   =========   ===========   ==========   ==============
Exercise of stock options (unaudited)............                                             169,293           11,210
Sales of common stock ($.06 per share)
  (unaudited)....................................
Repurchase of common stock (unaudited)...........                                            (349,388)         (24,275)
Common stock issued for services (unaudited).....
Issuance of Series E preferred shares (at $3.14
  per share), net of issuance costs of $ 25,848
  in February 2000 (unaudited)...................                4,777,070   $14,974,152
Issuance of options for services (unaudited).....                                                               69,363
Deferred compensation (unaudited)................                                                            2,832,537
Notes receivable repayments (unaudited)..........
Amortization of deferred stock compensation
  (unaudited)....................................
Net loss (unaudited).............................
                                                   -----------   ---------   -----------   ----------   --------------
BALANCES, March 31, 2000 (unaudited).............   10,093,278   4,777,070    14,974,152   15,607,757   $14,812,081.00
                                                   ===========   =========   ===========   ==========   ==============

                                                                    SHAREHOLDERS' DEFICIT
                                                   -------------------------------------------------------
                                                                                   GAIN
                                                                                (DEFICIT)
                                                     NOTES                     ACCUMULATED
                                                   RECEIVABLE     DEFERRED        DURING
                                                      FROM         COMPEN-     DEVELOPMENT
                                                   SHAREHOLDERS    SATION         STAGE          TOTAL
                                                   -----------   -----------   ------------   ------------
BALANCES, August 1, 1996 (inception).............                $             $              $
Common stock issued in August 1996 and
  contributed capital............................                                                  101,000
Net income.......................................                                     7,823          7,823
                                                    ---------    -----------   ------------   ------------
BALANCES, December 31, 1996......................                              $      7,823   $    108,823
Issuance of Series A preferred shares ($.625 per
  share), net of issuance costs of $41,723 in
  February 1997..................................                                                       --
Issuance of Series B preferred shares ($.625 per
  share), and common stock warrants, net of
  issuance costs of $270,491 in May 1997.........                                                  270,491
Issuance of options for services.................                                                    2,094
Net loss.........................................                                  (802,179)      (802,179)
                                                    ---------    -----------   ------------   ------------
BALANCES, December 31, 1997......................                                  (794,356)      (420,771)
Exercise of stock options........................                                                   40,620
Sales of common stock ($.06 per share)...........                                                   70,518
Repurchase of common stock.......................                                                  (57,600)
Issuance of Series C preferred shares ($.625 per
  share), net of issuance costs of $28,784 in
  October 1998...................................                                                       --
Conversion of notes payable into Series C
  preferred stock................................                                                       --
Issuance of common stock ($.06 per share) in
  connection with Series C financing net of
  issuance costs of $153.........................                                                  197,847
Issuance of common stock pursuant to antidilution
  provisions.....................................                                   (90,000)            --
Issuance of options for services.................                                                      666
Net loss.........................................                                (2,216,311)    (2,216,311)
                                                    ---------    -----------   ------------   ------------
BALANCES, December 31, 1998......................                                (3,100,667)    (2,385,031)
Exercise of stock options........................    (479,250)                                     126,075
Sales of common stock ($.06 per share)...........                                                    1,920
Repurchase of common stock.......................                                                 (276,300)
Common stock issued for services.................                                                   14,597
Issuance of Series D preferred shares (at $1.14
  per share), net of issuance costs of $6,722 in
  March 1999.....................................                                                       --
Issuance of options for services.................                                                  136,578
Deferred compensation............................                (10,725,490)
Amortization of deferred stock compensation......                    864,810                       864,810
Net loss.........................................                                (8,581,773)    (8,581,773)
                                                    ---------    -----------   ------------   ------------
BALANCES, December 31, 1999......................   $(479,250)   $(9,860,680)  $(11,682,440)  $(10,099,124)
                                                    =========    ===========   ============   ============
Exercise of stock options (unaudited)............                                                   11,210
Sales of common stock ($.06 per share)
  (unaudited)....................................
Repurchase of common stock (unaudited)...........                                                  (24,275)
Common stock issued for services (unaudited).....
Issuance of Series E preferred shares (at $3.14
  per share), net of issuance costs of $ 25,848
  in February 2000 (unaudited)...................                                                       --
Issuance of options for services (unaudited).....                                                   69,363
Deferred compensation (unaudited)................                 (2,832,537)                           --
Notes receivable repayments (unaudited)..........      13,500                                       13,500
Amortization of deferred stock compensation
  (unaudited)....................................                    750,333                       750,333
Net loss (unaudited).............................                                (3,431,516)    (3,431,516)
                                                    ---------    -----------   ------------   ------------
BALANCES, March 31, 2000 (unaudited).............   $(465,750)   $(11,942,884) $(15,113,956)  $(12,710,509)
                                                    =========    ===========   ============   ============

                       See notes to financial statements.

                               ICOMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                      PERIOD FROM
                                                       AUGUST 1,
                                                         1996                YEARS ENDED              FOR THREE MONTHS
                                                      (INCEPTION)           DECEMBER 31,               ENDED MARCH 31,
                                                    TO DECEMBER 31,   -------------------------   -------------------------
                                                         1999            1998          1999          1999          2000
                                                    ---------------   -----------   -----------   -----------   -----------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................   $(11,592,440)    $(2,216,311)  $(8,581,773)  $(1,374,809)  $(3,431,516)
  Adjustments to reconcile net loss to net cash
    used for operating activities:
    Depreciation and amortization.................        886,926         169,043       623,541       127,653       205,075
    Loss (gain) on disposal of property and
      equipment...................................          7,452          (7,079)       14,531         1,100            --
    Amortization of deferred stock compensation...        864,810              --       864,810            --       750,333
    Issuance of common stock options for
      services....................................        139,338             666       136,578            --        69,363
    Issuance of common stock for services.........         14,597              --        14,597            --            --
    Change in assets and liabilities:
      Accounts receivable.........................        (82,930)         (7,227)      (74,720)        2,210       (36,631)
      Prepaid expenses............................       (305,111)       (149,733)     (101,433)      (92,450)      (35,636)
      Accounts payable............................        496,925         914,767      (410,585)     (529,030)       71,015
      Accrued liabilities.........................        143,262          (7,319)      131,626        20,486        79,989
                                                     ------------     -----------   -----------   -----------   -----------
        Net cash used for operating activities....     (9,427,171)     (1,303,193)   (7,382,828)   (1,844,840)   (2,328,008)
                                                     ------------     -----------   -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment purchases................     (2,497,914)     (1,043,589)   (1,031,688)     (275,703)     (348,309)
  Proceeds from sale of equipment.................         90,420          38,470        51,950           200            --
                                                     ------------     -----------   -----------   -----------   -----------
        Net cash used for investing activities....     (2,407,494)     (1,005,119)     (979,738)     (275,503)     (348,309)
                                                     ------------     -----------   -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.....................      1,716,758         591,400     1,346,058       836,891     2,535,565
  Repayment of notes payable......................       (438,364)        (90,599)     (334,504)      (67,918)     (157,607)
  Proceeds from issuance of preferred stock,
    net...........................................     14,516,521       2,214,966    10,093,278            --    14,974,152
  Notes receivable repayments.....................             --              --            --            --        13,500
  Capital contributions...........................        100,500              --            --            --            --
  Proceeds from issuance of common stock..........        437,480         308,985       127,995        67,098        11,210
  Repurchase of common stock......................       (333,900)        (57,600)     (276,300)           --       (24,275)
  Other assets....................................        (53,371)       (138,273)       83,984       110,600        (5,958)
                                                     ------------     -----------   -----------   -----------   -----------
        Net cash provided by financing
          activities..............................     15,945,624       2,828,879    11,040,511       946,671    17,346,587
                                                     ------------     -----------   -----------   -----------   -----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................      4,110,959         520,567     2,677,945    (1,173,672)   14,670,270
CASH AND CASH EQUIVALENTS, Beginning of period....             --         912,447     1,433,014     1,433,014     4,110,959
                                                     ------------     -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, End of period..........   $  4,110,959     $ 1,433,014   $ 4,110,959   $   259,342   $18,781,229
                                                     ============     ===========   ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
  Interest........................................   $    219,330     $    32,359   $   186,971   $    21,384   $    43,667
                                                     ------------     -----------   -----------   -----------   -----------
  Income taxes....................................   $      2,400     $       800   $       800   $        --   $     2,400
                                                     ============     ===========   ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS:
  Assets acquired under capital leases............   $    117,381     $    53,195   $    28,377   $        --   $    37,593
                                                     ============     ===========   ===========   ===========   ===========
  Conversion of notes payable into preferred
    stock.........................................   $    250,000     $   250,000   $        --   $        --   $        --
                                                     ============     ===========   ===========   ===========   ===========
  Common stock issued for note receivable.........   $    479,250     $        --   $   479,250   $   294,000   $        --
                                                     ============     ===========   ===========   ===========   ===========

                       See notes to financial statements.

                               ICOMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS--iCompression Inc. (the Company), was incorporated in California on August 1, 1996 to design, develop and market a real time MPEG-2 video/audio encoder using a single integrated circuit. The Company's primary activities to date have consisted of raising financing and product development. The Company's revenues to date have consisted of evaluation kits sold to potential customers of the Company's products under development. The Company expects to complete its product development in the year 2000 and exit the development stage.

    The Company is subject to the risks associated with a development state enterprise, including the need to successfully develop, demonstrate and refine its product, develop its marketing and distribution channels, recruit and retain key employees, and continue to raise financing sufficient to accomplish its business objectives.

    SIGNIFICANT ESTIMATES--The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND EQUIVALENTS--The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents. The Company's cash equivalents are maintained with high quality credit institutions and their recorded cost approximates their fair market value.

    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents. Substantially all of the Company's cash equivalents consist of certificates of deposit and are held with two financial institutions.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost and are depreciated over their estimated useful lives of three to seven years using the straight-line method.

    INCOME TAXES--The Company accounts for income taxes using an asset and liability approach. Deferred tax assets are recognized for future deductions and operating loss carryforwards, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

    REVENUE RECOGNITION--Product revenue consists of revenue from evaluation kits, and is recognized upon shipment.

    RESEARCH AND DEVELOPMENT--Research and development expenses are charged to operations as incurred.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees." The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", and Emerging Issues Task Force ("EITF")
Issue No. 96-18, "Accounting for Equity Instruments That Are Issued To Other Than Employees For Acquiring or in Conjunction with

                               ICOMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Selling, Goods or Services", which require that the fair value of such instruments be recognized as an expense over the period in which the related services are received.

    COMPREHENSIVE INCOME--The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from non-owner sources. At December 31, 1999 and 1998, there is no difference between comprehensive income and net income.

    RECENTLY ISSUED ACCOUNTING STANDARD--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains and losses resulting from changes in the fair market values of those derivative instruments would be accounted for depending on the use of the instrument and whether it qualifies for hedge accounting. SFAS 133 will be effective for the Company's year ending December 31, 2001. Management does not expect this Statement to have a significant impact on the Company's financial condition or results of operations.

2.  PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                                       YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                         1998            1999
                                                      ----------      ----------
Software............................................  $  974,505      $1,563,972
Computers and equipment.............................     382,161         765,983
Furniture and fixtures..............................      55,245          23,594
                                                      ----------      ----------
Total...............................................   1,411,911       2,353,549
Accumulated depreciation............................    (240,460)       (840,433)
                                                      ----------      ----------
Property and equipment, net.........................  $1,171,451      $1,513,116
                                                      ==========      ==========

3.  BORROWING ARRANGEMENTS

    During 1998, the Company entered into loan and security agreements under which the Company could borrow up to $1,200,000. Borrowings under these arrangements bear interest at 8% and are collateralized by the assets acquired under the lines. Principal and interest are repayable in 36 monthly installments from the date of the borrowings. The Company issued warrants to purchase common stock in connection with this financing (Note 5).

    Prior to 1998, the Company had entered into similar agreements with the lender under similar terms. The Company issued warrants to purchase common stock on the date of the agreement and agreed to issue additional warrants to purchase common stock at the date of the next round of venture financing, which took place in fiscal 1998 (see Note 5).

                               ICOMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

3.  BORROWING ARRANGEMENTS (CONTINUED)
    Future maturities on the principal of the notes payable at December 31, 1999 are as follows:

YEAR ENDING
DECEMBER 31,
------------
2000........................................................  $  427,785
2001........................................................     447,575
2002........................................................     386,035
                                                              ----------
                                                              $1,261,395
                                                              ==========

4.  LEASE COMMITMENTS

    The Company leases its office facilities under various noncancellable operating leases which expire through March 2001. The Company also leases certain property and equipment under equipment leases.

    Future minimum lease payments under these leases are as follows:

                                                           FACILITIES   CAPITAL
                                                             LEASE       LEASES
                                                           ----------   --------
2000.....................................................   $594,000    $17,746
2001.....................................................    148,500         --
                                                            --------    -------
                                                            $742,500     17,746
                                                            ========
Less amount representing interest........................                   747
                                                                        -------
Present value of capital lease obligations...............                16,999
Current portion..........................................                16,999
                                                                        -------
Long-term portion of capital lease obligations...........               $    --
                                                                        =======

    Rent expense was approximately $342,000, $89,000, $462,405, $69,484 and
$148,500 in 1999, 1998, the period from August 1, 1996 (inception) through December 31, 1999, the three months ended March 31, 1999 and 2000, respectively.

5.  MANDATORY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT

    MANDATORY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Significant terms of the Series A, B, C and D convertible preferred stock are as follows:

    - Each share of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock shall be convertible, at the option of the holder, into such number of shares of common stock as is determined by dividing the original Series A issue price, Series B issue price, Series C issue price or Series D issue price, respectively, by the conversion price (subject to adjustment for antidilution) applicable to such share on the date the certificate is

                               ICOMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

5. MANDATORY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT (CONTINUED)
     surrendered for conversion. In fiscal 1998, the Company issued 1,500,000 shares of common stock to Series A preferred stockholders pursuant to their antidilution rights.

    - Each share will automatically convert into shares of common stock at the conversion price in effect for such shares upon the earlier of (i) the sale of common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the offering price of which is not less than $5.00 per share and $7,500,000 in the aggregate or (ii) the date specified by written consent or agreement of the holders of not less than two-thirds of the then outstanding shares of preferred stock.

    - Each share of Series A, Series B, Series C and Series D preferred stock have voting rights equivalent to the number of shares of common stock into which it is convertible.

    - Each share of Series A, Series B, Series C preferred stock is entitled to a dividend of $0.03125 per share, and each share of Series D preferred stock is entitled to a dividend of $0.057 per share, when and if declared by the Board of Directors of the Company. Such dividends are not cumulative.

    - In the event of liquidation, dissolution or winding up of the Company, the holders of Series A, Series B and Series C preferred stock shall receive an amount equal to $0.625 per share and holders of Series D preferred stock shall receive an amount equal to $1.14 per share plus an amount equal to declared but unpaid dividends on each share. If the available amount is insufficient to permit the payment to the holders of Series A, Series B, Series C and Series D preferred stock of their full preferential amounts, then all remaining available funds and assets shall be distributed among the holders of the then outstanding Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock pro rata, on an equal priority according to their respective liquidation preferences. If there are any available funds and assets remaining after the payment or distribution to the holders of Series A, Series B, Series C and Series D preferred stock, then all remaining available funds and assets shall be distributed among the holders of the then outstanding common stock and the preferred stock pro rata according to the number of shares of common stock or the number of shares of common stock into which the preferred share held are convertible. A sale of substantially all of the Company's assets or a change in control is treated as a deemed liquidation.

    STOCK SPLITS

    During 1997, the Company effected a stock split whereby forty shares of common stock were issued for every one share of common stock. All numbers in these financial statements have been adjusted to give effect to this stock split.

    STOCK WARRANTS

    In connection with the 1998 borrowing arrangement, the Company issued a warrant to purchase 84,211 shares of common stock at an exercise price of $0.855 per share. The warrant is exercisable through 2005. The estimated fair value of these warrants is immaterial.

                               ICOMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

5. MANDATORY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT (CONTINUED)
    In connection with a previous borrowing arrangement prior to 1998 (see
Note 3), the Company issued a warrant to acquire 114,028 shares of common stock at an exercise price of $0.06 per share. The estimated fair value of these warrants is immaterial.

    STOCK OPTION PLAN

    Under the 1997 and 1998 Stock Options Plans (the "Plans"), the Company may grant options to purchase up to 12,924,796 shares of common stock to employees, directors and service providers at prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of fair market value for nonstatutory options. These options generally vest over four years and expire ten years from the date of grant and are exercisable at any time after the date of grants. Options exercised prior to vesting are subject to the Company's repurchase right. At December 31, 1999, 5,301,078 shares of common stock are subject to repurchase.

    Option activity under the Plans is as follows:

                                                                      WEIGHTED
                                                           NUMBER     AVERAGE
                                                             OF       EXERCISE
                                                           SHARES      PRICE
                                                         ----------   --------
Balance, January 1, 1997...............................          --    $  --
Granted (weighted average fair value of $0.02).........     757,000     0.06
                                                         ----------    -----
Outstanding, December 31, 1997.........................     757,000     0.06
Granted (weighted average fair value of $0.02 per
  share)...............................................   6,615,000     0.06
Exercised..............................................    (677,000)    0.06
                                                         ----------    -----
Outstanding, December 31, 1998.........................   6,695,000     0.06
Granted (weighted average fair value of $2.06).........   5,245,714     0.15
Exercised..............................................  (7,510,500)    0.08
Canceled...............................................    (230,000)    0.09
                                                         ----------    -----
Outstanding, December 31, 1999.........................   4,200,214    $0.13
                                                         ==========    =====

                               ICOMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

5. MANDATORY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT (CONTINUED)
    Additional information regarding options outstanding as of December 31, 1999 is as follows:

                                 OPTIONS OUTSTANDING
                        -------------------------------------    OPTIONS EXERCISABLE
                                        WEIGHTED                ----------------------
                                        AVERAGE      WEIGHTED                 WEIGHTED
      RANGE OF                         REMAINING     AVERAGE                  AVERAGE
      EXERCISE            NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
       PRICES           OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
---------------------   -----------   ------------   --------   -----------   --------
       $0.060              817,000         7.67       $0.060      246,052      $0.060
        0.120              165,000         9.17        0.120       65,000       0.120
        0.150            3,218,214         9.69        0.150       46,214       0.150
                                --           --                        --
                         ---------                                -------
                         4,200,214         9.31       $0.130      357,266      $0.130
                         =========                                =======

    During fiscal year 1999, the Company repurchased 438,333 unvested shares of common stock that were subject to a right of repurchase and these shares are available for grants under the Company's option plans. At December 31, 1999, 975,415 shares were available for future grants under the option plans.

    STOCK COMPENSATION

    During 1999, the Company issued options to purchase 5,178,000 shares of common stock to employees at a weighted average exercise price of $0.15 per share. The exercise prices were less than the estimated fair value of the common stock at the date of grant. The estimated fair value of the common stock ranged from $1.14 to $2.50 at the respective grant dates. Accordingly, the Company recorded deferred stock compensation of $10,725,490 for the value of such options in 1999. Stock compensation of $864,810 was amortized to expense in 1999 and at December 31, 1999, the Company had $9,860,680 in deferred stock compensation related to such options.

    During 1999, the Company also issued nonstatutory common stock options to consultants to purchase 67,714 shares of common stock at exercise prices ranging from $0.12 to $0.15 for services rendered. Accordingly the Company recognized the fair value of $136,578 as stock compensation expense in 1999.

    ADDITIONAL STOCK PLAN INFORMATION

    As discussed in Note 1, the Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and its related interpretations.

    Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123) requires the disclosure of pro forma net loss had the Company adopted the fair value method. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of

                               ICOMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

5. MANDATORY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT (CONTINUED)
freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value method with the following weighted average assumptions: expected life, 60 months; risk free interest rate, 6%; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1999 and 1998 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would not have been materially different from the amounts reported.

    COMMON STOCK

    At December 31, 1998, the Company has reserved shares of common stock for issuance as follows:

Conversion of preferred stock...............................  16,585,484
Issued and outstanding stock options........................   4,200,214
Options available for future grant under the stock option
  plan......................................................     975,415
Warrants issued and outstanding.............................     198,239
                                                              ----------
Total.......................................................  21,959,352
                                                              ==========

6.  INCOME TAXES

    The Company has net operating loss carryforwards of approximately
$10.3 million for federal and California income tax purposes, which will begin to expire in 2017 and 2002, respectively.

    The Company has a deferred tax asset of approximately $4.7 million and $1.5 million as of December 31, 1999 and 1998, respectively, which primarily represents the estimated future benefits of its net operating loss carryforwards and research and development credits. However, because realization of these benefits depends on the generation of future taxable income, which is subject to substantial uncertainty, the Company has placed a full valuation allowance against the deferred tax asset.

    When a change in ownership of the Company exceeds specified limits, existing loss and credit carryforwards may become restricted from use. Such restrictions then lapse over a period of time determined by the relationship between the amount of the loss carryforwards and the valuation of the Company at the time of the change. Any such ownership change could significantly limit the Company's ability to utilize its tax carryforwards.

7.  EMPLOYEE BENEFIT PLAN

    The Company has established a 401(k) tax-deferred savings plan (the Plan) which permits participants to make contributions by salary deduction pursuant to
Section 401(k) of the Internal Revenue Code. The Company may, at its discretion, make matching contributions to the Plan.

                               ICOMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

   (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000)

7.  EMPLOYEE BENEFIT PLAN (CONTINUED)
Furthermore, the Company is responsible for administrative costs of the Plan. The Company has made no contributions to the Plan since its inception.

8.  SUBSEQUENT EVENTS

    On February 17, 2000, the Company completed a private equity offering of Series E convertible preferred stock, issuing 4,777,070 shares of Series E convertible preferred stock at a price of $3.14 per share for aggregate proceeds of $15,000,000.

    On May 16, 2000, the Company entered into a definitive agreement for the aquisition of all the Company's outstanding common and preferred shares by GlobeSpan, Inc., a provider of integrated circuit software and systems and digital subscriber line (DSL) applications, for approximately 4,000,000 shares of GlobeSpan, Inc. common shares.

                                   * * * * *

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by GlobeSpan in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC registration fee........................................  $  256,628
NASD fee....................................................      30,500
Nasdaq National Market listing fee..........................      15,000
Printing and engraving expenses.............................     500,000
Legal fees and expenses.....................................     600,000
Accounting fees and expenses................................     600,000
Blue sky fees and expenses..................................      10,000
Transfer agent fees.........................................       5,000
Miscellaneous fees and expenses.............................     282,872
                                                              ----------
      Total.................................................  $2,300,000
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under specified circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to GlobeSpan and its stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to GlobeSpan for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        1.1*            Form of Underwriting Agreement (preliminary form).

        2.1             Agreement and Plan of Merger among the Registrant, FTI
                        Acquisition Corp. and Ficon Technology, Inc., dated January
                        12, 2000 (incorporated into this document by reference to
                        Exhibit 2.1 to the Registrant's Current Report on Form 8-K
                        filed on March 10, 2000).

        2.2             Asset Purchase Agreement between the Registrant and PairGain
                        Technologies, Inc., dated January 24, 2000 (incorporated
                        into this document by reference to Exhibit 2.2 to the
                        Registrant's Current Report on Form 8-K filed on March 10,
                        2000).

        2.3             Agreement and Plan of Merger among the Registrant, Needles
                        Acquisition Corp. and T.sqware, Inc., dated April 20, 2000
                        (incorporated into this document by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on May 12, 2000).

        2.4*            Amended and Restated Agreement and Plan of Merger among the
                        Registrant, Indigo Acquisition Corp. and iCompression, Inc.,
                        dated June 13, 2000.

        4.1 Specimen Common Stock certificate (incorporated into this document by reference to Exhibit 4.2 to the Registrant's
                        Registration Statement on Form S-1 (File No. 333-75173)).

        4.2             Warrant for the purchase of Common Stock made by the
                        Registrant and held by Cisco Systems, Inc., dated May 6,
                        1999 (incorporated into this document by reference to
                        Exhibit 10.20 to the Registrant's Registration Statement on
                        Form S-1 (File No. 333-75173)).

        4.3             Warrant for the purchase of Common Stock made by the
                        Registrant and held by Cisco Systems, Inc., dated May 6,
                        1999 (incorporated into this document by reference to
                        Exhibit 10.21 to the Registrant's Registration Statement on
                        Form S-1 (File No. 333-75173).

        4.4             Investors's Rights Agreement, dated May 6, 1999, between the
                        Registrant, Intel Corporation, Cisco Systems, Inc. and
                        Communication Partners, L.P. (incorporated into this
                        document by reference to Exhibit 10.19 to the Registrant's
                        Registration Statement on Form S-1 (File No. 333-75173)).

        4.5             Registration Rights Agreement between the Registrant and
                        PairGain Technologies, Inc., dated February 24, 2000
                        (incorporated into this document by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 10, 2000).

        4.6             Subordinated Convertible Promissory Note issued by Company to PairGain Technologies, Inc., dated February 24, 2000
                        (incorporated into this document by reference to
                        Exhibit 10.1 to the Registrant's Current Report on Form 8-K
                        filed on March 10, 2000).

        4.7* Registration Rights Agreement between the Several Persons named in Annex I thereto, dated January 28, 2000.

        5.1*            Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol.

       23.1             Consent of PricewaterhouseCoopers LLP.

       23.2             Consent of Ernst & Young LLP, Independent Auditors.

       23.3             Consent of Deloitte & Touche LLP.

       23.4*            Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol
                        (included in Exhibit 5.1).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
       24.1             Power of Attorney (included in the signature page of the
                        Registration Statement).

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 30th day of June, 2000.

                                                       GLOBESPAN INC.

                                                       By:  /s/ ARMANDO GEDAY
                                                            -----------------------------------------
                                                            Armando Geday
                                                            President and Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Armando Geday and Robert McMullan, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                  /s/ ARMANDO GEDAY                    President, Chief Executive
     -------------------------------------------         Officer (Principal Executive    June 30, 2000
                    Armando Geday                        Officer) and Director

                 /s/ ROBERT MCMULLAN                   Chief Financial Officer
     -------------------------------------------         (Principal Financial and        June 30, 2000
                   Robert McMullan                       Accounting Officer)

                  /s/ THOMAS EPLEY
     -------------------------------------------       Director                          June 30, 2000
                    Thomas Epley

                  /s/ KEITH GEESLIN
     -------------------------------------------       Director                          June 30, 2000
                    Keith Geeslin

                  /s/ DAVID STANTON
     -------------------------------------------       Director                          June 30, 2000
                    David Stanton

                  /s/ DIPANJAN DEB
     -------------------------------------------       Director                          June 30, 2000
                    Dipanjan Deb

                  /s/ JAMES COULTER
     -------------------------------------------       Director                          June 30, 2000
                    James Coulter

                 /s/ BARBARA CONNOR
     -------------------------------------------       Director                          June 30, 2000
                   Barbara Connor

                 /s/ FEDERICO FAGGIN
     -------------------------------------------       Director                          June 30, 2000
                   Federico Faggin

                   /s/ JOHN MARREN
     -------------------------------------------       Director                          June 30, 2000
                     John Marren

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        1.1*            Form of Underwriting Agreement (preliminary form).

        2.1             Agreement and Plan of Merger among the Registrant, FTI
                        Acquisition Corp. and Ficon Technology, Inc., dated January
                        12, 2000 (incorporated into this document by reference to
                        Exhibit 2.1 to the Registrant's Current Report on Form 8-K
                        filed on March 10, 2000).

        2.2             Asset Purchase Agreement between the Registrant and PairGain
                        Technologies, Inc., dated January 24, 2000 (incorporated
                        into this document by reference to Exhibit 2.2 to the
                        Registrant's Current Report on Form 8-K filed on March 10,
                        2000).

        2.3             Agreement and Plan of Merger among the Registrant, Needles
                        Acquisition Corp. and T.sqware, Inc., dated April 20, 2000
                        (incorporated into this document by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on May 12, 2000).

        2.4*            Amended and Restated Agreement and Plan of Merger among the
                        Registrant, Indigo Acquisition Corp. and iCompression, Inc.,
                        dated June 13, 2000.

        4.1 Specimen Common Stock certificate (incorporated into this document by reference to Exhibit 4.2 to the Registrant's
                        Registration Statement on Form S-1 (File No. 333-75173)).

        4.2             Warrant for the purchase of Common Stock made by the
                        Registrant and held by Cisco Systems, Inc., dated May 6,
                        1999 (incorporated into this document by reference to
                        Exhibit 10.20 to the Registrant's Registration Statement on
                        Form S-1 (File No. 333-75173)).

        4.3             Warrant for the purchase of Common Stock made by the
                        Registrant and held by Cisco Systems, Inc., dated May 6,
                        1999 (incorporated into this document by reference to
                        Exhibit 10.21 to the Registrant's Registration Statement on
                        Form S-1 (File No. 333-75173).

        4.4             Investors's Rights Agreement, dated May 6, 1999, between the
                        Registrant, Intel Corporation, Cisco Systems, Inc. and
                        Communication Partners, L.P. (incorporated into this
                        document by reference to Exhibit 10.19 to the Registrant's
                        Registration Statement on Form S-1 (File No. 333-75173)).

        4.5             Registration Rights Agreement between the Registrant and
                        PairGain Technologies, Inc., dated February 24, 2000
                        (incorporated into this document by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 10, 2000).

        4.6             Subordinated Convertible Promissory Note issued by Company to PairGain Technologies, Inc., dated February 24, 2000
                        (incorporated into this document by reference to
                        Exhibit 10.1 to the Registrant's Current Report on Form 8-K
                        filed on March 10, 2000).

        4.7* Registration Rights Agreement between the Several Persons named in Annex I thereto, dated January 28, 2000.

        5.1*            Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol.

       23.1             Consent of PricewaterhouseCoopers LLP.

       23.2             Consent of Ernst & Young LLP, Independent Auditors.

       23.3             Consent of Deloitte & Touche LLP.

       23.4*            Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol
                        (included in Exhibit 5.1).

       24.1 Power of Attorney (included in the signature page of the Registration Statement).

------------------------

*   To be filed by amendment.